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Exhibit 10.6

EXECUTION COPY

RECEIVABLES FUNDING AGREEMENT

Dated as of November 6, 2002

by and among

SUPERIOR ESSEX FUNDING LLC,

as Borrower,

SUPERIOR TELECOMMUNICATIONS INC.,

as Servicer,

THE FINANCIAL INSTITUTIONS SIGNATORY HERETO FROM TIME TO TIME,

as Lenders

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as a Lender and as Administrative Agent

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ii

EXHIBITS
Exhibit 2.01(b)	Form of Revolving Note
Exhibit 2.02(a)	Form of Commitment Reduction Notice
Exhibit 2.02(b)	Form of Commitment Termination Notice
Exhibit 2.03(a)	Form of Borrowing Request
Exhibit 2.03(h)	Form of Repayment Notice
Exhibit 2.06(c)	Notice of Conversion/Continuation
Exhibit 5.02(b)	Form of Borrowing Base Certificate
Exhibit 10.03	Form of Power of Attorney
Exhibit 14.02(b)	Form of Assignment Agreement
Exhibit A	Credit and Collection Policy
Schedule 2.02	Asset Sales
Schedule 3.01(h)	Amendment No. 9 to Credit Agreement
Schedule 4.01(b)	Jurisdiction of organization/organizational number; Executive Offices; Collateral Locations; Corporate or Other Names;
Schedule 4.01(d)	Litigation
Schedule 4.01(i)	Tax Matters/Borrower
Schedule 4.01(q)	Deposit and Disbursement Accounts/Borrower
Schedule 5.01(b)	Trade Names/Borrower
Schedule 5.03(b)	Existing Liens
Schedule 7.06(c)	Servicer Litigation
Schedule 7.06(e)	Servicer Taxes
Schedule 7.07(b)	Servicer Trade Names
Annex 5.02(a)	Reporting Requirements of the Borrower (including Form of Monthly Report)
Annex W	Administrative Agent's Account/Lenders' Accounts
Annex X	Definitions
Annex Y	Schedule of Documents
Annex Z	Special Concentration Percentages

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        THIS RECEIVABLES FUNDING AGREEMENT (as amended, supplemented or otherwise modified and in effect from time to time, the "Agreement") is entered into as of November 6, 2002 by and among SUPERIOR ESSEX FUNDING LLC, a Delaware limited liability company (the "Borrower"), Superior Telecommunications Inc., a Delaware corporation, in its capacity as servicer hereunder (in such capacity, the "Servicer"), the financial institutions signatory hereto from time to time as lenders (the "Lenders"), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as a Lender and as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent").

RECITALS

        A.    The Borrower is a special purpose limited liability company the sole member of which is Essex Group, Inc., a Michigan corporation (in such capacity, the "Member").

        B.    The Borrower has been formed for the purpose of purchasing, or otherwise acquiring by capital contribution, Receivables of the Originators party to the Sale Agreement.

        C.    The Borrower intends to fund its purchases of the Receivables, in part, by borrowing Advances hereunder and pledging all of its right, title and interest in and to the Receivables as security therefor, and, subject to the terms and conditions hereof, the Lenders intend to make such Advances, from time to time, as described herein.

        D.    The Administrative Agent has been requested and is willing to act as administrative agent on behalf of each of the Lenders in connection with the making and financing of such Advances.

        E.    In order to effectuate the purposes of this Agreement, each of the Lenders desires to appoint Superior Telecommunications Inc. to service, administer and collect the Receivables securing the Advances pursuant to this Agreement and Superior Telecommunications Inc. is willing to act in such capacity as Servicer hereunder on the terms and conditions set forth herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

        Section 1.01.    Definitions.    Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Annex X.

        Section 1.02.    Rules of Construction.    For purposes of this Agreement, the rules of construction set forth in Annex X shall govern. All Appendices hereto, or expressly identified to this Agreement, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.

ARTICLE II.

AMOUNTS AND TERMS OF ADVANCES

        Section 2.01.    Advances.

        (a)  From and after the Effective Date and until the Commitment Termination Date and subject to the terms and conditions hereof, each Lender severally agrees to make its Pro Rata Share of advances (each such advance hereunder, an "Advance" and the Advance of the Lenders collectively made at any time, and as thereafter converted or continued, being a "Borrowing") to the Borrower from time to time. The Outstanding Principal Amount of any Lender shall not at any time exceed its separate Commitment. Under no circumstances shall a Lender make any Advances if, after giving effect thereto, a Funding Excess would exist. The aggregate amount of Borrowings outstanding shall not exceed at any time the Borrowing Base, as determined by the most recent Borrowing Base Certificate or Borrowing Request delivered by the Borrower hereunder. The Borrower may from time to time borrow, repay and reborrow Advances hereunder on the terms and conditions set forth herein.

        (b)  The Borrower shall execute and deliver to each Lender a note to evidence the Advances which may be made hereunder from time to time by such Lender. Each such note shall be in the principal amount of the Commitment of the applicable Lender, dated the Closing Date and substantially in the form of Exhibit 2.01(b) (each, a "Revolving Note"). Each Revolving Note shall represent the obligation of Borrower to pay the amount of each Lender's Commitment or, if less, the Lender's Pro Rata Share of the aggregate unpaid principal amount of all outstanding Advances made to the Borrower, together with interest thereon as prescribed in Section 2.06. The Outstanding Principal Amount of Advances and all other accrued and unpaid Borrower Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

        Section 2.02.    Optional Changes in Maximum Facility Amount.

        (a)  So long as no Incipient Termination Event or Termination Event shall have occurred and be continuing, the Borrower may, not more than twice during each calendar year, reduce the Aggregate Commitment permanently (provided that any such reduction resulting from the transaction described on Schedule 2.02 shall not be counted for this purpose); provided, that (i) the Borrower shall give ten Business Days' prior written notice of any such reduction to the Administrative Agent substantially in the form of Exhibit 2.02(a) (each such notice, a "Commitment Reduction Notice"), (ii) any partial reduction of the Aggregate Commitment shall be in a minimum amount of $5,000,000 or an integral multiple thereof, (iii) no such partial reduction shall reduce the Aggregate Commitment below the greater of (x) the Outstanding Principal Amount at such time and (y) $50,000,000 and (iv) the Borrower shall pay the Prepayment Premium with respect to such reduction if such reduction occurs prior to the third anniversary of the Closing Date; provided, however, that the Borrower shall not have to pay a Prepayment Premium with respect to a single reduction of the Aggregate Commitment, at the Borrower's option, to an amount not less than $110,000,000, but only if such reduction is in connection with the sale of the assets of the Originators described on Schedule 2.02 made on or before December 31, 2002. Any such reduction in the Aggregate Commitment shall result in a reduction in each Lender's Commitment in an amount equal to such Lender's Pro Rata Share of the amount by which the Aggregate Commitment is being reduced.

        (b)  The Borrower may, at any time, on at least 20 days' prior written notice, by the Borrower to the Administrative Agent irrevocably terminate the Aggregate Commitment; provided, that (i) such notice of termination shall be substantially in the form of Exhibit 2.02(b) (the "Commitment Termination Notice"), (ii) the Borrower shall reduce the Outstanding Principal Amount to zero and make all payments required by Section 2.03(h) at the time and in the manner specified therein and (iii) the Borrower shall pay the Prepayment Premium if such termination occurs prior to the third anniversary of the Closing Date. Upon such termination, the Borrower's right to request that any Lender make Advances hereunder shall simultaneously terminate and the Commitment Termination Date shall automatically occur. In addition to the foregoing, the Borrower hereby agrees to pay the Prepayment Premium if it voluntarily causes a Termination Event to occur prior to the third anniversary of the Closing Date.

        (c)  Each written notice required to be delivered pursuant to Sections 2.02(a) and (b) shall be irrevocable and shall be effective (i) on the day of receipt if received by the Administrative Agent and the Lenders not later than 4:00 p.m. (New York time) on any Business Day and (ii) on the immediately succeeding Business Day if received by the Administrative Agent and the Lenders after such time on such Business Day or if any such notice is received on a day other than a Business Day (regardless of the time of day such notice is received). Each such notice of termination or reduction shall specify, respectively, the amount of, or the amount of the proposed reduction in, the Aggregate Commitment.

        Section 2.03.    Procedures for Making Advances.

        (a)  Borrowing Requests. Each Borrowing shall be made upon notice by the Borrower to the Administrative Agent in the manner provided herein. Any such notice must be given in writing so that it is received no later than (1) 12:00 Noon (New York time) on the Business Day of the proposed Advance Date set forth therein in the case of an Index Rate Advance or (2) 12:00 Noon (New York time) on the date which is three (3) Business Days prior to the proposed Advance Date set forth therein in the case of a LIBOR Rate Advance. Each such notice (a "Borrowing Request") shall (i) be substantially in the form of Exhibit 2.03(a), (ii) be irrevocable and (iii) specify the amount of the requested Borrowing (which shall be in a minimum amount of $250,000) and the proposed Advance Date (which shall be a Business Day), and shall include such other information as may be required by the Lenders and the Administrative Agent. If the Borrower requests LIBOR Rate Advances it must comply with Section 2.06(c).

        (b)  Advances; Payments.

          (i)    Except as otherwise provided in Section 2.03(b)(ii) below, (A) the Administrative Agent shall notify the Lenders, promptly after receipt of a Borrowing Request and in any event prior to 12:00 noon (New York time) on the date such Borrowing Request is deemed received, by telecopy, telephone or other similar form of communication and (B) each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to the Administrative Agent in same day funds by wire transfer to the Administrative Agent's account as set forth in Annex W not later than 2:00 p.m. (New York time) on the requested Advance Date, in the case of an Index Rate Advance and not later than 12:00 noon (New York time) on the requested Advance Date in the case of a LIBOR Rate Advance. After receipt of such wire transfers (or, in the Administrative Agent's sole discretion, before receipt of such wire transfers), subject to the terms hereof (including, without limitation, the satisfaction of the conditions precedent set forth in Section 3.02), the Administrative Agent shall make available to the Borrower by deposit into the Borrower Account on the Advance Date therefor, the lesser of (x) the amount of the requested Borrowing and (y) the Funding Availability. All payments by each Lender under this Section 2.03(b)(i) shall be made without setoff, counterclaim or deduction of any kind.

          (ii)  On each Interest Payment Date, the Administrative Agent will advise each Lender by telephone or telecopy of the amount of such Lender's Pro Rata Share of principal, interest and Fees (to the extent payable to all Lenders) paid for the benefit of Lenders with respect to each applicable Advance. Provided that such Lender has made all payments required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Related Documents as of such Interest Payment Date, the Administrative Agent will pay to each Lender such Lender's Pro Rata Share of principal, interest and Fees (to the extent payable to all Lenders) paid by the Borrower since the previous Interest Payment Date for the benefit of that Lender. Such payments shall be made by wire transfer to such Lender's account (as specified by such Lender in Annex W or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on each Interest Payment Date.

        (c)  Availability of Lenders' Advances. The Administrative Agent may assume that each Lender will make its Pro Rata Share of each Borrowing available to the Administrative Agent on each Advance Date. If the Administrative Agent has made available to the Borrower such Lender's Pro Rata Share of a Borrowing but such Pro Rata Share is not, in fact, paid to the Administrative Agent by such Lender when due, the Administrative Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon the Administrative Agent's demand, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately repay such amount to the Administrative Agent; any such prepayment shall be without any prepayment or penalty, including any payment of Breakage Costs described in Section 2.10.Nothing in this Section 2.03(c) or elsewhere in this Agreement or the other Related Documents shall be deemed to require the Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that the Administrative Agent advances funds to the Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Advance is made, the Administrative Agent shall be entitled to retain for its account all interest accrued on such Advance from the date of such Advance to the date such Advance is reimbursed by the applicable Lender.

        (d)  Return of Payments. (i) If the Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Administrative Agent from the Borrower and such related payment is not received by the Administrative Agent, then the Administrative Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.

          (ii)  If the Administrative Agent determines at any time that any amount received by the Administrative Agent under this Agreement must be returned to the Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Related Document, the Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Administrative Agent on demand any portion of such amount that the Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as the Administrative Agent is required to pay to the Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

        (e)  Non-Funding Lenders. The failure of any Lender (such Lender, a "Non-Funding Lender") to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an "Other Lender") of its obligations to make the Advance to be made by it, but neither any Other Lender nor the Administrative Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance to be made by such Non-Funding Lender. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Related Document or constitute a "Lender" (or be included in the calculation of "Requisite Lenders" hereunder) for any voting or consent rights under or with respect to any Related Document unless and until such Non-Funding Lender shall have cured in full its failures to make Advances hereunder.

        (f)    Dissemination of Information. The Administrative Agent will use reasonable efforts to provide Lenders with (i) copies of all notices and other documents provided to the Administrative Agent pursuant to Section 5.02, (ii) any notice of an Incipient Termination Event or Termination Event received by the Administrative Agent from, or delivered by the Administrative Agent to, the Borrower, (iii) notice of any Termination Event of which the Administrative Agent has actually become aware and (iv) notice of any action taken by the Administrative Agent following any Termination Event; provided, however, that the Administrative Agent shall not be liable to any Lender for any failure to do so.

        (g)  Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Revolving Notes (including exercising any rights of set-off) without first obtaining the prior written consent of the Administrative Agent or the Requisite Lenders, it being the intent of the Lenders that any such action to protect or enforce rights under this

Agreement and the Revolving Notes shall be taken in concert and at the direction or with the consent of the Administrative Agent.

        (h)  Principal Repayments. The Borrower may at any time repay outstanding Advances hereunder; provided that (i) the Borrower shall give one Business Day's prior written notice of any such repayment to the Administrative Agent substantially in the form of Exhibit 2.03(h) (each such notice, a "Repayment Notice"), (ii) each such notice shall be irrevocable, (iii) each such notice shall specify the amount of the requested repayment and the proposed date of such repayment (which shall be a Business Day) and (iv) any such repayment must be accompanied by payment of (A) all interest accrued and unpaid on the portion of the Outstanding Principal Amount being repaid through but excluding the date of such repayment and (B) any amounts required to be paid in accordance with Section 2.10, if any. Any such notice of repayment must be received by the Administrative Agent no later than 4:00 p.m. (New York time) on the Business Day immediately preceding the date of the proposed repayment; provided, further, that the foregoing requirements shall not apply to repayment of the outstanding principal amount of Advances as a result of the application of amounts on deposit in the Collection Account pursuant to Section 2.08.

        Section 2.04.    Pledge and Release of Transferred Receivables.

        (a)  Pledge. The Borrower shall indicate in its Records that the Transferred Receivables have been pledged hereunder and that the Administrative Agent has a lien on and security interest in all such Transferred Receivables for the benefit of the Lenders. The Borrower and the Servicer shall hold all Contracts and other documents relating to such Transferred Receivables in trust for the benefit of the Administrative Agent on behalf of the Lenders in accordance with their interests hereunder. The Borrower and the Servicer hereby acknowledge that their retention and possession of such Contracts and documents shall at all times be at the sole discretion of the Administrative Agent and in a custodial capacity for the Administrative Agent's (on behalf of the Lenders) benefit only.

        (b)  Repurchases of Transferred Receivables. If an Originator is required to repurchase Transferred Receivables from the Borrower pursuant to Section 4.04 of the Sale Agreement, upon payment by such Originator to the Collection Account of the applicable repurchase price thereof (which repurchase price shall not be less than an amount equal to the Billed Amount of such Transferred Receivable minus the sum of (A) Collections received in respect thereof and (B) the amount of any Dilution Factors taken into account in the calculation of the Sale Price therefor), the Administrative Agent and the Lenders shall release their liens on and security interests in the Transferred Receivables being so repurchased.

        Section 2.05.    Commitment Termination Date.    Notwithstanding anything to the contrary set forth herein, no Lender shall have any obligation to make any Advances from and after the Commitment Termination Date.

        Section 2.06.    Interest; Charges.

        (a)  The Borrower shall pay interest to the Administrative Agent, for the ratable benefit of the Lenders, with respect to each Advance made or maintained by each Lender, in arrears on each applicable Interest Payment Date, (i) for each LIBOR Rate Advance, at the applicable LIBOR Rate for the relevant LIBOR Period then ending, and (ii) for all of the Index Rate Advances outstanding from time to time, at the applicable Index Rate as in effect from time to time during the immediately preceding calendar month, based on the aggregate outstanding amount of Index Rate Advances outstanding from time to time during such month. Interest for each LIBOR Rate Advance or Index Rate Advance shall be calculated based upon actual days elapsed during the related LIBOR Period, with respect to each LIBOR Rate Advance, or during the applicable calendar month, with respect to each Index Rate Advance, for a 360 day year based upon actual days elapsed since the last Interest Payment Date.

        (b)  So long as any Termination Event shall have occurred and be continuing, the interest rates applicable to each Advance and any other unpaid Borrower Obligation hereunder shall be increased by two percent (2.0%) per annum (such increased rate, the "Default Rate"), and all outstanding Borrowing Obligations shall bear interest at the applicable Default Rate from the date of such Termination Event until such Termination Event is waived.

        (c)  So long as no Incipient Termination Event or Termination Event shall have occurred and be continuing, and subject to the additional conditions precedent set forth in Section 3.02, the Borrower shall have the option to (i) request that any Borrowing be made as Index Rate Advances or as LIBOR Rate Advances, (ii) convert at any time all or any part of the outstanding Advances of a Borrowing from Index Rate Advances to LIBOR Rate Advances, (iii) convert all or any part of LIBOR Rate Advances of a Borrowing to Index Rate Advances, subject to payment of Breakage Costs in accordance with Section 2.10 if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of the LIBOR Rate Advances of a Borrowing upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of those continued LIBOR Rate Advances shall commence on the last day of the LIBOR Period of the LIBOR Rate Advances to be continued; provided that except as provided in Section 2.09(d), all Advances comprising a Borrowing shall be either Index Rate Advances or LIBOR Rate Advances, as the case may be. Any Advances of a Borrowing to be made or continued as, or converted into, LIBOR Rate Advances must be in an aggregate amount equal to $1,000,000 or an integral multiple of $500,000 in excess of $1,000,000. Any such election must be made by 11:00 a.m. (New York time) on (A) the third (3rd) Business Day prior to (1) the date of any proposed LIBOR Rate Advances, (2) the end of each LIBOR Period with respect to any LIBOR Rate Advances to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Advances to LIBOR Rate Advances for a LIBOR Period designated by the Borrower in such election, or (B) the Business Day of any proposed Advances which are to bear interest at the Index Rate. If no election is received with respect to any LIBOR Rate Advances by 11:00 a.m. (New York time) on the third (3rd) Business Day prior to the end of the LIBOR Period with respect thereto (or if an Incipient Termination Event or a Termination Event shall have occurred and be continuing or the additional conditions precedent set forth in Section 3.02 shall not have been satisfied), those LIBOR Rate Advances shall be converted to Index Rate Advances at the end of the applicable LIBOR Period. The Borrower must make each such election by notice to the Administrative Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a "Notice of Conversion/Continuation") in the form of Exhibit 2.06(c).

        (d)  The Administrative Agent is authorized to, and at its sole election may, charge to the Borrower as Advances and cause to be paid all Fees, expenses, charges, costs, interest and principal, other than principal of the Advances, owing by the Borrower under this Agreement or any of the other Related Documents if and to the extent the Borrower fails to pay any such amounts as and when due, and any charges so made shall constitute part of the Outstanding Principal Amount hereunder even if such charges would cause the aggregate balance of the Outstanding Principal Amount to exceed the Borrowing Base.

        Section 2.07.    Fees.

        (a)  On the Effective Date, the Borrower shall pay to the Administrative Agent, for the account of itself and the Lenders, the fees set forth in the Fee Letter that are payable on the Effective Date.

        (b)  From and after the Closing Date, as additional compensation for the Lenders, the Borrower agrees to pay to Administrative Agent, for the ratable benefit of such Lenders, monthly in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, the Unused Commitment Fee.

        (c)  On each Settlement Date, the Borrower shall pay to the Servicer or to the Successor Servicer, as applicable, the Servicing Fee or the Successor Servicing Fees and Expenses, respectively, in each case to the extent of available funds therefor.

        Section 2.08.    Application of Funds in Collection Account; Time and Method of Payments.

        (a)  Each Index Rate Advance shall mature, and be payable, on the earlier of (i) the date funds are allocated to such Index Rate Advance pursuant to clause (iii) of the following subsection (b) (and in such case only to the extent of the funds so allocated), and (ii) the Commitment Termination Date (in which case such Index Rate Advance shall be payable in full). Each LIBOR Rate Advance shall mature, and be payable in full, on the earliest of (1) the date on which funds are allocated therefor pursuant to clause (iv) of the following subsection (b), (2) the last day of the LIBOR Period with respect thereto (unless such LIBOR Rate Advance is converted or continued in compliance with the terms hereof) and (3) the Commitment Termination Date (in which case such LIBOR Rate Advance shall be payable in full).

        (b)  On each Business Day, the Administrative Agent shall allocate amounts on deposit in the Collection Account on such day as follows:

          (i)    first, to the extent then due and payable, pro rata, to the payment of all Fees accrued and unpaid through such date and all unreimbursed expenses of the Administrative Agent which are reimbursable pursuant to the terms hereof;

          (ii)  second, if such Business Day is an Interest Payment Date for any Advances, pro rata, to the payment of interest accrued through such date with respect to such Advances;

          (iii)  third, pro rata, to the payment of the outstanding principal balance of the Advances which constitute Index Rate Advances;

          (iv)  fourth, pro rata, to the payment of the outstanding principal balance of Advances which constitute LIBOR Rate Advances together with amounts payable with respect thereto under Section 2.10; and

          (v)  fifth, to the extent then due and payable, pro rata, to the payment of all other obligations of the Borrower accrued and unpaid hereunder, including, without limitation, the expenses of the Lenders reimbursable under Section 14.04.

On any such Business Day on which funds on deposit in the Collection Account are allocated pursuant to the foregoing, the Administrative Agent shall withdraw the funds so allocated and pay the same to the parties entitled thereto. To the extent that on any Business Day funds remain in the Collection Account unallocated after application of the foregoing clauses (i) through (v), such remaining funds shall be remitted to the Borrower Account.

        (c)  On each Interest Payment Date with respect to Index Rate Advances, the Administrative Agent shall withdraw funds allocated on such Interest Payment Date pursuant to clause (ii) of the foregoing subsection (b), and pay the same to the Lenders, pro rata, in payment of accrued and unpaid interest on the Index Rate Advances. On each Interest Payment Date with respect to LIBOR Rate Advances, the Administrative Agent shall withdraw funds allocated on such Interest Payment Date pursuant to clause (ii) of the foregoing subsection (b), and pay the same to the Lenders pro rata, in payment of accrued and unpaid interest on such LIBOR Rate Advances. On each Business Day on which any other amounts are payable hereunder or under any other Related Document, the Administrative Agent shall withdraw funds allocated on such Business Day pursuant to clause (i) or clause (v) of the foregoing subsection (b), and pay the same, pro rata, to such Persons as may be entitled to receive such amounts pursuant to the terms hereof or of any other Related Document. To the extent that amounts on deposit in the Collection Account on any day are insufficient to pay amounts due on such day in respect of the matured portion of any Advances or any interest, Fees or any other amounts due and payable by the Borrower hereunder, the Borrower shall pay, upon notice from the Administrative Agent, the amount of such insufficiency to the Administrative Agent in Dollars, in immediately available funds (for the account of the Administrative Agent, the applicable Lenders, Affected Parties or Indemnified Persons) not later than 11:00 a.m. (New York time) on such day. Any such payment made on such date but after such time shall be deemed to have been made on, and interest shall continue to accrue and be payable thereon at the LIBOR Rate (in the case of LIBOR Rate Advances) or the Index Rate (in all other cases), until the next succeeding Business Day.

        (d)  The Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of the Borrower, and the Borrower hereby irrevocably agrees that any and all such payments shall be applied by the Administrative Agent in accordance with this Section 2.08.

        (e)  All payments of principal of the Advances and all payments of interest, Fees and other amounts payable by the Borrower hereunder shall be made in Dollars, in immediately available funds. If any such payment becomes due on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and interest thereon at the LIBOR Rate (in the case of LIBOR Rate Advances) or Index Rate (in all other cases) shall be payable during such extension. Payments received prior to 12:00 Noon (New York time) on any Business Day shall be deemed to have been received on such Business Day. Payments received after 12:00 Noon (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

        (f)    Any and all payments by the Borrower hereunder shall be made in accordance with this Section 2.08 without setoff or counterclaim and free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, Charges or withholdings, excluding taxes imposed on or measured by the net income, gross receipts or franchise taxes of any Affected Party by the jurisdictions under the laws of which such Affected Party is organized or by any political subdivisions thereof (such non-excluded taxes, levies, imposts, deductions, Charges and withholdings being "Indemnified Taxes"). If the Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) the Affected Party entitled to receive any such payment receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within 30 days after the date of any payment of Indemnified Taxes, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof. The Borrower shall indemnify any Affected Party from and against, and, within ten days of demand therefor, pay any Affected Party for, the full amount of Indemnified Taxes (together with any taxes imposed by any jurisdiction on amounts payable under this Section 2.08) paid by such Affected Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted.

        Section 2.09.    Capital Requirements; Additional Costs.

        (a)  If any Affected Party shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by such Affected Party with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law) from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Affected Party against commitments made by it under this Agreement or any other

Related Document and thereby reducing the rate of return on such Affected Party's capital as a consequence of its commitments hereunder or thereunder, then the Borrower shall from time to time upon demand by the Administrative Agent pay to the Administrative Agent on behalf of such Affected Party additional amounts sufficient to compensate such Affected Party for such reduction together with interest thereon from the date of any such demand until payment in full at the applicable Index Rate. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by the Affected Party to the Borrower shall be final, binding and conclusive on the parties hereto (absent manifest error) for all purposes.

        (b)  If, due to any Regulatory Change, there shall be any increase in the cost to any Affected Party of agreeing to make or making, funding or maintaining any commitment hereunder or under any other Related Document, including with respect to any Advances or Outstanding Principal Amount, or any reduction in any amount receivable by such Affected Party hereunder or thereunder, including with respect to any Advances or Outstanding Principal Amount (any such increase in cost or reduction in amounts receivable are hereinafter referred to as "Additional Costs"), then the Borrower shall, from time to time upon demand by the Administrative Agent, pay to the Administrative Agent on behalf of such Affected Party additional amounts sufficient to compensate such Affected Party for such Additional Costs together with interest thereon from the date demanded until payment in full thereof at the applicable Index Rate. Each Affected Party agrees that, as promptly as practicable after it becomes aware of any circumstance referred to above that would result in any such Additional Costs, it shall, to the extent not inconsistent with its internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by the Borrower pursuant to this Section 2.09(b).

        (c)  Determinations by any Affected Party for purposes of this Section 2.09 of the effect of any Regulatory Change on its costs of making, funding or maintaining any commitments hereunder or under any other Related Document or on amounts payable to it hereunder or thereunder or of the additional amounts required to compensate such Affected Party in respect of any Additional Costs shall be set forth in a written notice to the Borrower in reasonable detail and which is calculated the same as for comparable claims with respect to similarly situated sellers or borrowers of the Affected Party and shall be final, binding and conclusive on the Borrower (absent manifest error) for all purposes.

        (d)  Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Rate Advance, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Rate Advance at another branch or office of that Lender without, in that Lender's good faith opinion, adversely affecting it or its Advances or the income obtained therefrom, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Rate Advances shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Rate Advances owing to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all such LIBOR Rate Advances into Index Rate Loans.

        Section 2.10.    Breakage Costs.    To induce the Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Rate Advances are, except by reason of the requirements in Section 2.03(c), repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any other provision of this Agreement or any other Related Document or is the result of acceleration, by operation of law or otherwise); (ii) the Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Rate Advance; (iii) the Borrower shall default in making any borrowing of, conversion into or continuation of LIBOR Rate Advances after the Borrower has given notice requesting the same in accordance herewith

(including any failure to satisfy conditions precedent to the making of, or conversion or continuation of, any LIBOR Rate Advances); or (iv) the Borrower shall fail to make any prepayment of a LIBOR Rate Advance after the Borrower has given a notice thereof in accordance herewith, then, in any such case, the Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing (any such loss, cost or expense, "Breakage Costs"). Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained (if any). Each Lender shall make a good faith effort to reinvest any repayment proceeds received from the Borrower in order to mitigate the losses which would otherwise be reimbursable under this Section 2.10. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Rate Advance through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Rate Advance and having a maturity comparable to the relevant LIBOR Period; provided, however, that each Lender may fund each of its LIBOR Rate Advances in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Revolving Notes and all other amounts payable hereunder. The determination by any Lender of the amount of any such loss or expense shall be set forth in a written notice to the Borrower in reasonable detail and shall be final, binding and conclusive on the Borrower (absent manifest error) for all purposes.

        Section 2.11.    Funding Excess.    On each Business Day during the Revolving Period, the Administrative Agent shall notify the Borrower and the Servicer of any Funding Excess on such day, and the Borrower shall deposit the amount of such Funding Excess in the Collection Account by 11:00 a.m. (New York time) on the immediately succeeding Business Day.

ARTICLE III.

CONDITIONS PRECEDENT

        Section 3.01.    Conditions to Effectiveness of Agreement.    This Agreement shall not be effective until the date on which each of the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Lenders and the Administrative Agent (such date, the "Effective Date"):

          (a)    Funding Agreement; Other Related Documents.    This Agreement and the Revolving Notes shall have been duly executed by, and delivered to, the parties hereto and the Lenders and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as each Lender and the Administrative Agent shall request in connection with the transactions contemplated by this Agreement, including all those listed in the Schedule of Documents, each in form and substance satisfactory to each Lender and the Administrative Agent.

          (b)    Governmental Approvals.    The Lenders and the Administrative Agent shall have received (i) satisfactory evidence that the Borrower and the Servicer have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Related Documents and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer's Certificate from each of the Borrower and the Servicer in form and substance satisfactory to the Lenders and the Administrative Agent affirming that no such consents or approvals are required.

          (c)    Compliance with Laws.    The Borrower and the Servicer shall be in compliance with all applicable foreign, federal, state and local laws and regulations, including those specifically referenced in Section 5.01(a), except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect.

          (d)    Payment of Fees.    The Borrower shall have paid all fees required to be paid by it on the Effective Date, including all fees required hereunder and under the Fee Letter, and shall have reimbursed the Administrative Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Related Documents, including the Administrative Agent's reasonable legal and audit expenses, and other document preparation costs.

          (e)    Representations and Warranties.    Each representation and warranty by the Borrower contained herein and in each other Related Document shall be true and correct as of the Effective Date, except to the extent that such representation or warranty expressly relates solely to an earlier date.

          (f)    No Termination Event.    No Incipient Termination Event or Termination Event hereunder or any "Event of Default" or "Default" (each as defined in the Credit Agreement) shall have occurred and be continuing or would result after giving effect to any of the transactions contemplated on the Closing Date.

          (g)    Audit.    The Administrative Agent shall have completed a prefunding audit of the Receivables as of the Closing Date, the scope and results of which are satisfactory to the Administrative Agent and each Lender in its sole discretion.

          (h)    Credit Agreement.    Amendment No. 9 to the Credit Agreement attached hereto as Schedule 3.01(h) shall have been executed and delivered by each of the parties thereto and shall have become effective in accordance with its terms, and no subsequent amendments to or waivers or modifications of the Credit Agreement shall have become effective or been signed.

          (i)    Material Adverse Change.    There will have been (i) no material adverse change, individually or in the aggregate, (x) in the business, the industry which the Parent or any Originator operates, the financial or other condition or prospects of the Parent, the Servicer, or any Originator, or (y) in the Receivables, (ii) no litigation commenced which, if successful, would have a Material Adverse Effect on the Parent, the Servicer, the Originators, their business, or which would challenge the transactions contemplated under this Agreement, the Sale Agreement and the other Related Documents, and (iii) since the Parent's last audited financial statements (other than as disclosed in the Parent's filings on Form 10-Q with the Securities and Exchange Commission for the quarters ended March 31, 2002 and June 30, 2002) and as otherwise disclosed in the financial projections provided to the Administrative Agent in the revised business plan delivered on September 9, 2002, no material increase in the liabilities, liquidated or contingent, of the Parent or the Originators, or material decrease in the assets of the Parent or the Originators.

          (j)    Existing Securitization.    Evidence satisfactory to the Administrative Agent that the Existing Securitization has been paid in full and all liens associated therewith have been released.

          (k)    Syndication.    No change shall have occurred in loan syndication, financial or capital market conditions generally that, in the reasonable judgment of GECC Capital Markets Group, Inc., would materially impair the ability to syndicate the Aggregate Commitment to financial institutions after the Closing Date.

          (l)    Waiver of Set-Off Rights.    Each Originator shall have waived its rights of set-off with respect to the Receivables.

        Section 3.02.    Conditions Precedent to All Advances.    No Lender shall be obligated to make any Advances hereunder (including the initial Advance) on any date if, as of the date thereof:

          (a)  any representation or warranty of the Borrower or the Servicer contained herein or in any of the other Related Documents shall be untrue or incorrect as of such date, either before or after giving effect to the Advances on such date and to the application of the proceeds therefrom, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement;

          (b)  any event shall have occurred, or would result from such Advances or from the application of the proceeds therefrom, that constitutes an Incipient Termination Event, a Termination Event, an Incipient Servicer Termination Event or an Event of Servicer Termination;

          (c)  the Borrower shall not be in compliance with any of its covenants or other agreements set forth herein;

          (d)  the Commitment Termination Date shall have occurred;

          (e)  either before or after giving effect to such Advance and to the application of the proceeds therefrom, a Funding Excess would exist;

          (f)    any Originator, the Borrower or the Servicer shall fail to have taken such other action, including delivery of approvals, consents, opinions, documents and instruments to the Lenders and the Administrative Agent, as any Lender or the Administrative Agent may reasonably request;

          (g)  on or prior to such date, the Borrower or the Servicer shall have failed to deliver any Monthly Report or Borrowing Base Certificate required to be delivered in accordance with Section 5.02 hereof; or

          (h)  the Administrative Agent shall have determined that any event or condition has occurred that has had, or could reasonably be expected to have or result in, a Material Adverse Effect.

Notwithstanding a failure to satisfy clause (b) above solely as a result of an Incipient Termination Event (and not a Termination Event) under Section 9.01(c) with respect to a breach of a covenant under the Credit Agreement (provided that such breach has not continued for more than 30 days and that no enforcement or remedies have been sought under the Credit Agreement), the Borrower shall be permitted to repay Borrowings and request additional Borrowings so long as the Outstanding Principal Amount does not exceed the Outstanding Principal Amount as of the Business Day immediately preceding the day such breach occurred.

The delivery by the Borrower of a Borrowing Request and the acceptance by the Borrower of the funds from the related Borrowing on any Advance Date shall be deemed to constitute, as of any such Advance Date, a representation and warranty by the Borrower that the conditions in this Section 3.02 have been satisfied.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

        Section 4.01.    Representations and Warranties of the Borrower.    To induce each Lender to make Advances from time to time and the Administrative Agent to take any action required to be performed by it hereunder, the Borrower makes the following representations and warranties to each Lender and the Administrative Agent on the Effective Date and each Advance Date, each and all of which shall survive the execution and delivery of this Agreement.

        (a)  Existence; Compliance with Law. The Borrower (i) is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation and is a "registered organization" as defined in the UCC of such jurisdiction; (ii) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (iii) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business, in each case, as now, heretofore and proposed to be conducted; (iv) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with its limited liability company agreement; and (vi) subject to specific representations set forth herein regarding ERISA, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to so comply would not have an adverse effect on (1) the business, assets, liabilities, operations, prospects or financial or other condition of the Borrower, or (2) the Borrower Collateral.

        (b)  Executive Offices; Collateral Locations; Corporate or Other Names; FEIN. The state of organization and the organization identification number of the Borrower and current location of the Borrower's chief executive office, principal place of business, other offices, the premises within which any Borrower Collateral is stored or located, and the locations of its records concerning the Borrower Collateral (including originals of the Borrower Assigned Agreements) are set forth in Schedule 4.01(b) and none of such locations has changed within the past 12 months (or such shorter time as the Borrower has been in existence). During the prior five years (or such shorter time as the Borrower has been in existence), except as set forth in Schedule 4.01(b), the Borrower has not been known as or used any fictitious or trade name. In addition, Schedule 4.01(b) lists the federal employer identification number of the Borrower.

        (c)  Power, Authorization, Enforceable Obligations. The execution, delivery and performance by the Borrower of this Agreement and the other Related Documents to which it is a party, and the creation and perfection of all Liens and ownership interests provided for herein and therein: (i) are within the Borrower's limited liability company power; (ii) have been duly authorized by all necessary or proper actions; (iii) do not contravene any provision of the Borrower's certificate of formation or limited liability company agreement; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Borrower or any Originator is a party or by which the Borrower or any Originator or any of the property of the Borrower or any Originator is bound; (vi) do not result in the creation or imposition of any Adverse Claim upon any of the property of the Borrower or any Originator; and (vii) do not require the consent or approval of any Governmental Authority or any other Person, except those which have been duly obtained, made or complied with prior to the Effective Date as provided in Section 3.01(b). The exercise by each of the Borrower, the Lenders or the Administrative Agent of any of its rights and remedies under any Related Document to which it is a party do not require the consent or approval of any Governmental Authority or any other Person (other than consents or approvals solely relating to or required to be obtained by a Lender or the Administrative Agent as to which Borrower makes no representation hereunder), except those which will have been duly obtained, made or complied with prior to the Closing Date as provided in Section 3.01(b). On or prior to the Effective Date, each of the Related Documents to which the Borrower is a party shall have been duly executed and delivered by the Borrower and each such Related Document shall then constitute a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms.

        (d)  No Litigation. No Litigation is now pending or, to the knowledge of the Borrower, threatened against the Borrower that (i) challenges the Borrower's right or power to enter into or perform any of its obligations under the Related Documents to which it is a party, or the validity or enforceability of any Related Document or any action taken thereunder, (ii) seeks to prevent the transfer, sale, pledge or contribution of any Receivable or the consummation of any of the transactions contemplated under this Agreement or the other Related Documents, or (iii) except as set forth on Schedule 4.01(d), that, if adversely determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.01(d), as of the Effective Date there is no Litigation pending or threatened that seeks damages or injunctive relief against, or alleges criminal misconduct by, the Borrower.

        (e)  Solvency. No insolvency proceedings of any nature are now pending or threatened against any of the Borrower, Superior, the Member or any Originator. After giving effect to (i) the transactions contemplated by this Agreement and the other Related Documents and (ii) the payment and accrual of all transaction costs in connection with the foregoing (1) the fair value of the property of the Borrower is greater than the total amount of its liabilities, including contingent liabilities, (2) the present fair salable value of the assets of the Borrower is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (3) the Borrower has not incurred nor intends to incur, and does not believe that it will incur, debts or liabilities beyond its ability to pay as such debts and liabilities mature, (4) the Borrower is not engaged in a business or transaction, nor is about to engage in a business or transaction, for which its property would constitute an unreasonably small capital and (5) none of the Borrower, Superior, the Member or any Originator is generally not paying its debts as they become due.

        (f)    Material Adverse Effect. Since the date of the Borrower's organization, (i) the Borrower has not incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments, other than in connection with the Related Documents, (ii) no contract, lease or other agreement or instrument has been entered into by the Borrower or has become binding upon the Borrower's assets, other than in connection with the Related Documents, and no law or regulation applicable to the Borrower has been adopted that has had or could reasonably be expected to have a Material Adverse Effect and (iii) the Borrower is not in default and no third party is in default under any material contract, lease or other agreement or instrument to which the Borrower is a party. Since the date of the Borrower's organization, no event has occurred with respect to the Borrower that alone or together with other events could reasonably be expected to have a Material Adverse Effect.

        (g)  Ownership of Property; Liens. None of the properties and assets (including the Transferred Receivables) of the Borrower are subject to any Adverse Claims other than Permitted Encumbrances not attaching to Transferred Receivables, and there are no facts, circumstances or conditions known to the Borrower that may result in (i) with respect to the Transferred Receivables, any Adverse Claims (including Adverse Claims arising under environmental laws) and (ii) with respect to its other properties and assets, any Adverse Claims (including Adverse Claims arising under environmental laws) other than Permitted Encumbrances. The Borrower has received all assignments, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower's right, title and interest in and to the Transferred Receivables and its other properties and assets. The Liens granted to the Lender pursuant to Section 8.01 will at all times be fully perfected first priority Liens in and to the Borrower Collateral.

        (h)  Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. The Borrower has no Subsidiaries, and is not engaged in any joint venture or partnership with any other Person. The Member is the sole member of the Borrower. There are no outstanding rights to purchase or options, warrants or similar rights or agreements pursuant to which the Borrower may be required to issue, sell, repurchase or redeem some or all of its membership interests. All outstanding Debt of the Borrower as of the Effective Date is described in Section 5.03(i).

        (i)    Taxes. All material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by the Borrower and each of its Affiliates included in the Parent Group have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.01(e). Proper and accurate amounts have been withheld by the Borrower or such Affiliate from its respective employees for all periods in compliance in all material respects with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities.

Schedule 4.01(i) sets forth as of the Effective Date (i) those taxable years for which the Borrower's or such Affiliates' tax returns are currently being audited by the IRS or any other applicable Governmental Authority and (ii) any assessments or threatened assessments in connection with any such audit or otherwise currently outstanding. Except as described on Schedule 4.01(i), neither the Borrower nor any such Affiliate has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. The Borrower is not liable for any Charges: (A) under any agreement (including any tax sharing agreements) or (B) to the best of the Borrower's knowledge, as a transferee.

        (j)    Full Disclosure. All information contained in this Agreement, any Borrowing Base Certificate or any of the other Related Documents, or any written statement furnished by or on behalf of the Borrower to any Lender or the Administrative Agent pursuant to the terms of this Agreement or any of the other Related Documents, in each case, taken as a whole (which shall not include any projections or pro forma information), is true and accurate in every material respect, and none of this Agreement, any Borrowing Base Certificate or any of the other Related Documents, or any written statement furnished by or on behalf of the Borrower to any Lender or the Administrative Agent pursuant to the terms of this Agreement or any of the other Related Documents, in each case, taken as a whole, is misleading as a result of the failure to include therein a material fact. All information contained in this Agreement, any Borrowing Base Certificate or any of the other Related Documents, or any written statement furnished to any Lender or the Administrative Agent has been prepared in good faith by the management of the Borrower with the exercise of reasonable diligence.

        (k)  ERISA. The Borrower is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) payable to the PBGC under ERISA.

        (l)    Brokers. No broker or finder acting on behalf of the Borrower was employed or utilized in connection with this Agreement or the other Related Documents or the transactions contemplated hereby or thereby and the Borrower has no obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

        (m)  Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin security," as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). The Borrower owns no Margin Stock, and no portion of the proceeds of the Advances made hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a "purpose credit" within the meaning of Regulations T, U or X of the Federal Reserve Board. The Borrower will not take or permit to be taken any action that might cause any Related Document to violate any regulation of the Federal Reserve Board.

        (n)  Nonapplicability of Bulk Sales Laws. No transaction contemplated by this Agreement or any of the Related Documents requires compliance with any bulk sales act or similar law.

        (o)  Government Regulation. The Borrower is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act. The making of Advances by the Lenders hereunder, the application of the proceeds thereof and the consummation of the transactions contemplated by this Agreement and the other Related Documents will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

        (p)  Nonconsolidation. The Borrower is operated in such a manner that the separate corporate existence of the Borrower, on the one hand, and any member of the Parent Group, on the other hand, would not be disregarded in the event of the bankruptcy or insolvency of any member of the Parent Group and, without limiting the generality of the foregoing:

          (i)    the Borrower is a limited purpose limited liability company whose activities are restricted in its limited liability company agreement to those activities expressly permitted hereunder and under the other Related Documents and the Borrower has not engaged, and does not presently engage, in any activity other than those activities expressly permitted hereunder and under the other Related Documents, nor has the Borrower entered into any agreement other than this Agreement, the other Related Documents to which it is a party and, with the prior written consent of the Lenders and the Administrative Agent, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;

          (ii)  the Borrower's business is managed solely by its own officers and directors, each of whom when acting for the Borrower shall be acting solely in his or her capacity as an officer or director of the Borrower and not as an officer, director, employee or agent of any member of the Parent Group;

          (iii)  Borrower shall compensate all employees, consultants and agents directly or indirectly through reimbursement of the Parent, from the Borrower's bank accounts, for services provided to the Borrower by such employees, consultants and agents and, to the extent any employee, consultant or agent of the Borrower is also an employee, consultant or agent of such member of the Parent Group on a basis which reflects the respective services rendered to the Borrower and such member of the Parent Group and in accordance with the terms of the Administrative Services Agreement;

          (iv)  Borrower shall pay its own incidental administrative costs and expenses not covered under the terms of the Administrative Services Agreement from its own funds, and shall allocate all other shared overhead expenses (including, without limitation, telephone and other utility charges, the services of shared employees, consultants and agents, and reasonable legal and auditing expenses) which are not reflected in the Servicing Fee, and other items of cost and expense shared between the Borrower and the Parent, pursuant to the terms of the Administrative Services Agreement, on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use or the value of services rendered;

          (v)  other than the purchase and acceptance through capital contribution of Transferred Receivables, the acceptance of Subordinated Loans pursuant to the Subordinated Notes, the payment of distributions and the return of capital to the Member, the payment of Servicing Fees to the Servicer under this Agreement and the transactions contemplated under the Administrative Services Agreement, the Borrower engages and has engaged in no intercorporate transactions with any member of the Parent Group;

          (vi)  the Borrower maintains records and books of account separate from that of each member of the Parent Group, holds regular meetings and otherwise observes limited liability company formalities;

          (vii) (A) the financial statements (other than consolidated financial statements) and books and records of the Borrower and each member of the Parent Group reflect the separate existence of the Borrower and (B) the consolidated financial statements of the Parent Group shall contain disclosure to the effect that the Borrower's assets are not available to the creditors of any member of the Parent Group;

          (viii) (A) the Borrower maintains its assets separately from the assets of each member of the Parent Group (including through the maintenance of separate bank accounts and except for any

  Records to the extent necessary to assist the Servicer in connection with the servicing of the Transferred Receivables), (B) except as contemplated by the Administrative Services Agreement the Borrower's funds (including all money, checks and other cash proceeds) and assets, and records relating thereto, have not been and are not commingled with those of any member of the Parent Group and (C) the separate creditors of the Borrower will be entitled to be satisfied out of the Borrower's assets prior to any value in the Borrower becoming available to the Member;

          (ix)  except as otherwise expressly permitted hereunder, under the other Related Documents and under the Borrower's organizational documents, no member of the Parent Group (A) pays the Borrower's expenses, (B) guarantees the Borrower's obligations, or (C) advances funds to the Borrower for the payment of expenses or otherwise;

          (x)  all business correspondence and other communications of the Borrower are conducted in the Borrower's own name, on its own stationery and through a separately-listed telephone number;

          (xi)  Borrower shall maintain separate office space from the offices of any member of the Parent Group and identify such office by a sign in its own name;

          (xii) Borrower shall respond to any inquiries with respect to ownership of a Transferred Receivable by stating that it is the owner of such Transferred Receivable, and that such Transferred Receivable is pledged to the Administrative Agent for the benefit of the Lenders;

          (xiii) the Borrower does not act as agent for any member of the Parent Group, but instead presents itself to the public as a legal entity separate from each such member and independently engaged in the business of purchasing and financing Receivables;

          (xiv) the Borrower maintains at least two independent directors each of whom (A) is not a Stockholder, director, officer, employee or associate, or any relative of the foregoing, of any member of the Parent Group (other than the Borrower), all as provided in its limited liability company agreement, (B) has (1) prior experience as an independent director for an entity whose organizational documents required the unanimous consent of all independent directors thereof before such corporation could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (2) at least two years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management, independent director services or placement services to issuers of securitization or structured finance instruments, agreements or securities, and (C) is otherwise acceptable to the Lenders and the Administrative Agent; and

          (xv) the limited liability company agreement of the Borrower requires (A) the affirmative vote of each independent director before a voluntary petition under Section 301 of the Bankruptcy Code may be filed by the Borrower, and (B) the Borrower to maintain (1) correct and complete books and records of account and (2) minutes of the meetings and other proceedings of its members and board of directors.

        (q)  Deposit and Disbursement Accounts. Schedule 4.01(q) lists all banks and other financial institutions at which the Borrower maintains deposit or other bank accounts as of the Closing Date, including any Lockbox Accounts and the Borrower Account, and such schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor. The Borrower Account and each Lockbox Account constitute deposit accounts within the meaning of the UCC. The Borrower (or the Servicer on its behalf) has delivered to the Administrative Agent a fully executed agreement pursuant to which the Borrower Account Bank (with respect to the Borrower Account) and each Lockbox Account Bank (with respect to each Lockbox Account) has agreed to comply with all instructions originated by the Administrative Agent directing the disposition of funds in the Borrower

Account and each Lockbox Account without further consent by the Borrower, the Servicer or any Originator. None of the Borrower Account or any Lockbox Account is in the name of any person other than the Borrower or the Administrative Agent, and the Borrower has not consented to the Borrower Account Bank or any Lockbox Account Bank following the instructions of any Person other than the Administrative Agent. Accordingly, the Administrative Agent has a first priority perfected security interest in the Borrower Account and each Lockbox Account, and all funds on deposit therein.

        (r)  Transferred Receivables.

          (i)    Transfers. Each Transferred Receivable was purchased by or contributed to the Borrower on the relevant Transfer Date pursuant to the Sale Agreement.

          (ii)  Eligibility. Each Transferred Receivable designated as an Eligible Receivable in each Borrowing Base Certificate constitutes an Eligible Receivable as of the date specified in such Borrowing Base Certificate.

          (iii)  No Material Adverse Effect. The Borrower has no actual knowledge of any fact (including any defaults by the Obligor thereunder on any other Receivable) that would cause it or should have caused it to expect that any payments on any Transferred Receivable designated as an Eligible Receivable in any Borrowing Base Certificate will not be paid in full when due or that has caused it to expect any material adverse effect on any such Transferred Receivable.

          (iv)  Nonavoidability of Transfers. The Borrower shall (A) have received each Contributed Receivable as a contribution to the capital of the Borrower by the Member and (B) (1) have purchased each Sold Receivable from the applicable Originator for cash consideration or with the proceeds of a Subordinated Loan and (2) have accepted assignment of any Eligible Receivables transferred pursuant to clause (b) of Section 4.04 of the Sale Agreement, in each case in an amount that constitutes fair consideration and reasonably equivalent value therefor. Each Sale of a Sold Receivable effected pursuant to the terms of the Sale Agreement shall not have been made for or on account of an antecedent debt owed by any Originator to the Borrower and no such Sale is or may be avoidable or subject to avoidance under any bankruptcy laws, rules or regulations.

        (s)  Assignment of Interest in Related Documents. The Borrower's interests in, to and under the Receivables Sale Agreement and the Parent Agreement have been assigned by the Borrower to the Administrative Agent (for the benefit of itself and the Lenders).

        (t)    Representations and Warranties in Other Related Documents. Each of the representations and warranties of the Borrower contained in the Related Documents (other than this Agreement) is true and correct in all respects and the Borrower hereby makes each such representation and warranty to, and for the benefit of, the Lenders and the Administrative Agent as if the same were set forth in full herein.

ARTICLE V.

GENERAL COVENANTS OF THE BORROWER

        Section 5.01.    Affirmative Covenants of the Borrower.    The Borrower covenants and agrees that from and after the Effective Date and until the Termination Date:

          (a)  Compliance with Agreements and Applicable Laws. The Borrower shall (i) perform each of its obligations under this Agreement and the other Related Documents and (ii) comply with all federal, state and local laws and regulations applicable to it and the Transferred Receivables, including those relating to truth in lending, retail installment sales, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, licensing, taxation, ERISA and labor matters and environmental laws and environmental permits, except, solely with respect to this clause (ii), where the failure to so comply would not have an adverse effect on

  (1) the business, assets, liabilities, operations, prospects or financial or other condition of the Borrower, or (2) the Borrower Collateral.

          (b)  Maintenance of Existence and Conduct of Business. The Borrower shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its limited liability company existence and its rights and franchises; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and in accordance with (1) the terms of its limited liability company agreement, (2) Section 4.01(p) and (3) the assumptions set forth in each legal opinion of Proskauer Rose LLP and Stikeman, Elliott or other counsel to the Borrower from time to time delivered pursuant to Section 3.02(d) of the Sale Agreement with respect to issues of substantive consolidation and true sale and absolute transfer; (iii) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, including all licenses, permits, charters and registrations, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (iv) transact business only in the name of Superior Essex Funding LLC or such trade names as are set forth in Schedule 5.01(b).

          (c)  Lockboxes; Deposit of Collections. The Borrower shall deposit or cause to be deposited promptly into a Lockbox Account, and in any event no later than the first Business Day after receipt thereof, all Collections it may receive with respect to any Transferred Receivable.

          (d)  Use of Proceeds. The Borrower shall utilize the proceeds of the Advances made hereunder solely for (i) the repayment of Advances made hereunder and the payment of any fees due hereunder, (ii) the purchase of Receivables from the Originators pursuant to the Sale Agreement, (iii) the payment of distributions to the Member, (iv) the repayment of Subordinated Loans, and (v) the payment of administrative fees or Servicing Fees or expenses to the Servicer or routine administrative or operating expenses, in each case only as expressly permitted by and in accordance with the terms of this Agreement and the other Related Documents.

          (e)  Payment, Performance and Discharge of Obligations.

            (i)    Subject to Section 5.01(e)(ii), the Borrower shall pay, perform and discharge or cause to be paid, performed and discharged promptly all charges and claims payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become past due.

            (ii)  The Borrower may in good faith contest, by appropriate proceedings, the validity or amount of any charges or claims described in Section 5.01(e)(i); provided, that (A) adequate reserves with respect to such contest are maintained on the books of the Borrower, in accordance with GAAP, (B) such contest is maintained and prosecuted continuously and with diligence, (C) none of the Borrower Collateral becomes subject to forfeiture or loss as a result of such contest, (D) no Lien shall be imposed to secure payment of such charges or claims other than inchoate tax liens and (E) none of the Lenders or the Administrative Agent has advised the Borrower in writing that such Affected Party reasonably believes that failure to pay or to discharge such claims or charges could have or result in a Material Adverse Effect.

          (f)    ERISA. The Borrower shall give the Administrative Agent prompt written notice of any event that (i) could reasonably be expected to result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA, or (ii) could reasonably be expected to result in the incurrence by Borrower of any liabilities under Title IV of ERISA (other than premium payments arising in the ordinary course of business).

        Section 5.02.    Reporting Requirements of the Borrower.    The Borrower hereby agrees that from and after the Effective Date until the Termination Date, it shall furnish or cause to be furnished to the Administrative Agent and the Lenders:

          (a)  The financial statements, notices and other information at the times, to the Persons and in the manner set forth in Annex 5.02(a).

          (b)  As soon as available, and in any event no later than 12:00 Noon (New York time) on the third Business Day of each week, a completed certificate in the form attached hereto as Exhibit 5.02(b) (each, a "Borrowing Base Certificate"), each of which shall be prepared by the Borrower or the Servicer as of the last day of the previous week; provided, that if (i) an Incipient Termination Event or a Termination Event shall have occurred and be continuing or (ii) the Administrative Agent, in good faith, believes that an Incipient Termination Event or a Termination Event is imminent or deems the Lender's rights or interests in the Transferred Receivables or the Borrower Collateral insecure, then such reports shall be delivered daily.

          (c)  Such other reports, statements and reconciliations with respect to the Borrowing Base or Borrower Collateral as any Lender or the Administrative Agent shall from time to time request in its reasonable discretion.

        Section 5.03.    Negative Covenants of the Borrower.    The Borrower covenants and agrees that, without the prior written consent of the Requisite Lenders and the Administrative Agent, from and after the Effective Date until the Termination Date:

          (a)  Sale of Membership Interests and Assets. The Borrower shall not sell, transfer, convey, assign or otherwise dispose of, or assign any right to receive income in respect of, any of its properties or other assets or any of its membership interests (whether in a public or a private offering or otherwise), any Transferred Receivable or Contract therefor or any of its rights with respect to any Lockbox or any Lockbox Account, the Collection Account or any other deposit account in which any Collections of any Transferred Receivable are deposited except as otherwise expressly permitted by this Agreement or any of the other Related Documents.

          (b)  Liens. The Borrower shall not create, incur, assume or permit to exist (i) any Adverse Claim on or with respect to its Transferred Receivables or (ii) any Adverse Claim on or with respect to its other properties or assets (whether now owned or hereafter acquired) except for the Liens set forth in Schedule 5.03(b) and other Permitted Encumbrances. In addition, the Borrower shall not become a party to any agreement, note, indenture or instrument or take any other action that would prohibit the creation of a Lien on any of its properties or other assets in favor of the Lenders as additional collateral for the Borrower Obligations, except as otherwise expressly permitted by this Agreement or any of the other Related Documents.

          (c)  Modifications of Receivables, Contracts or Credit and Collection Policies. The Borrower shall not, without the prior written consent of the Administrative Agent, (i) extend, amend, forgive, discharge, compromise, waive, cancel or otherwise modify the terms of any Transferred Receivable or amend, modify or waive any term or condition of any Contract related thereto, provided, that the Borrower may authorize the Servicer to take such actions as are expressly permitted by the terms of any Related Document or the Credit and Collection Policies, or (ii) amend, modify or waive any term or provision of the Credit and Collection Policies.

          (d)  Changes in Instructions to Obligors. The Borrower shall not make any change in its instructions to Obligors regarding the deposit of Collections with respect to the Transferred Receivables, except to the extent the Administrative Agent directs the Borrower to change such instructions to Obligors or the Administrative Agent consents in writing to such change.

          (e)  Capital Structure and Business. The Borrower shall not (i) make any changes in any of its business objectives, purposes or operations, (ii) make any change in its capital structure, including the issuance of any membership interests, warrants or other securities convertible into membership interests or any revision of the terms of its outstanding membership interests, (iii) amend, waive or modify any term or provision of its certificate of formation or limited liability company agreement, (iv) make any change to its name indicated on the public records of its jurisdiction of organization or (v) change its jurisdiction of organization. The Borrower shall not engage in any business other than as provided in its certificate of formation, limited liability company agreement and the Related Documents.

          (f)    Mergers, Subsidiaries, Etc. The Borrower shall not directly or indirectly, by operation of law or otherwise, (i) form or acquire any Subsidiary, or (ii) merge with, consolidate with, acquire all or substantially all of the assets or capital Stock of, or otherwise combine with or acquire, any Person.

          (g)  Sale Characterization; Receivables Sale Agreement. The Borrower shall not make statements or disclosures, prepare any financial statements or in any other respect account for or treat the transactions contemplated by the Sale Agreement (including for accounting, tax and reporting purposes) in any manner other than (i) with respect to each Sale of each Sold Receivable effected pursuant to the Sale Agreement, as a true sale and absolute assignment of the title to and sole record and beneficial ownership interest of the Transferred Receivables by the Originators to the Borrower and (ii) with respect to each contribution of Contributed Receivables thereunder, as an increase in the stated capital of the Borrower.

          (h)  Restricted Payments. Except for the Subordinated Loans, the Borrower shall not enter into any lending transaction with any other Person. The Borrower shall not at any time (i) advance credit to any Person or (ii) declare any distributions, repurchase any membership interest, return any capital, or make any other payment or distribution of cash or other property or assets in respect of the Borrower's membership interest or make a repayment with respect to any Subordinated Loans if, after giving effect to any such advance or distribution, a Funding Excess, Incipient Termination Event or Termination Event would exist or otherwise result therefrom.

          (i)    Indebtedness. The Borrower shall not create, incur, assume or permit to exist any Debt, except (i) Debt of the Borrower to any Affected Party, Indemnified Person, the Servicer or any other Person expressly permitted by this Agreement or any other Related Document, (ii) Subordinated Loans pursuant to the Subordinated Notes, (iii) deferred taxes, (iv) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, and (v) endorser liability in connection with the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

          (j)    Prohibited Transactions. The Borrower shall not enter into, or be a party to, any transaction with any Person except as expressly permitted hereunder or under any other Related Document.

          (k)  Investments. Except as otherwise expressly permitted hereunder or under the other Related Documents, the Borrower shall not make any investment in, or make or accrue loans or advances of money to, any Person, including the Member, any director, officer or employee of the Borrower, the Parent or any of the Parent's other Subsidiaries, through the direct or indirect lending of money, holding of securities or otherwise, except with respect to Transferred Receivables, Permitted Investments and investments received in connection with the bankruptcy or reorganization of any Obligor of a Transferred Receivable.

          (l)    Commingling. The Borrower shall not deposit or permit the deposit of any funds that do not constitute Collections of Transferred Receivables into any Lockbox Account. If funds that are not Collections are deposited into a Lockbox Account and the Servicer has so notified the Administrative Agent in writing, the Administrative Agent shall promptly remit (or direct the applicable Lockbox Account Bank to remit) any such amounts that are not Collections to the applicable Originator or other Person designated in such notice from the Servicer.

          (m)  ERISA. The Borrower shall not, and shall not cause or permit any of its ERISA Affiliates to, cause or permit to occur an event that (i) could reasonably be expected to result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA, or (ii) could reasonably be expected to result in the incurrence by Borrower of any liabilities under Title IV of ERISA (other than premium payments arising in the ordinary course of business).

          (n)  Related Documents. The Borrower shall not amend, modify or waive any term or provision of any Related Document without the prior written consent of the Administrative Agent.

          (o)  Board Policies. The Borrower shall not modify the terms of any policy or resolutions of its board of directors if such modification could reasonably be expected to have or result in a Material Adverse Effect.

          (p)  Additional Members of Borrower. The Borrower shall not admit any additional member without the prior written consent of the Administrative Agent and the Requisite Lenders other than a "Special Member" as such term is defined in the Borrower's limited liability company agreement as of the date hereof.

ARTICLE VI.

ACCOUNTS

        Section 6.01.    Establishment of Accounts.

        (a)  The Lockbox Accounts.

          (i)    The Borrower has established with each Lockbox Bank one or more Lockbox Accounts. The Borrower agrees that the Administrative Agent shall have exclusive dominion and control of each Lockbox Account and all monies, instruments and other property from time to time on deposit therein. The Borrower shall not make or cause to be made, or have any ability to make or cause to be made, any withdrawals from any Lockbox Account except as provided in Section 6.01(b)(ii).

          (ii)  The Borrower and the Servicer have instructed all existing Obligors of Transferred Receivables, and shall instruct all future Obligors of such Receivables, to make payments in respect thereof only (A) by check or money order mailed to one or more lockboxes or post office boxes under the control of the Administrative Agent (each a "Lockbox" and collectively the "Lockboxes") or (B) by wire transfer or moneygram directly to a Lockbox Account. Schedule 4.01(q) lists all Lockboxes and all Lockbox Banks at which the Borrower maintains Lockbox Accounts as of the Effective Date, and such schedule correctly identifies (1) with respect to each such Lockbox Bank, the name, address and telephone number thereof, (2) with respect to each Lockbox Account, the name in which such account is held and the complete account number therefor, and (3) with respect to each Lockbox, the lockbox number and address thereof. The Borrower and the Servicer shall endorse, to the extent necessary, all checks or other instruments received in any Lockbox so that the same can be deposited in the Lockbox Account, in the form so received (with all necessary endorsements), on the first Business Day after the date of receipt thereof. In addition, each of the Borrower and the Servicer shall deposit or cause to be deposited into a Lockbox Account all cash, checks, money orders or other proceeds of Transferred Receivables or Borrower Collateral received by it other than in a Lockbox or a Lockbox Account, in the form so received (with all necessary endorsements), not later than the close of business on the first Business Day following the date of receipt thereof, and until so deposited all such items or other proceeds shall be held in trust for the benefit of the Administrative Agent. Neither the Borrower nor the Servicer shall make any deposits into a Lockbox or any Lockbox Account except in accordance with the terms of this Agreement or any other Related Document.

          (iii)  If, for any reason, a Lockbox Account Agreement terminates or any Lockbox Bank fails to comply with its obligations under the Lockbox Account Agreement to which it is a party, then the Borrower shall promptly notify all Obligors of Transferred Receivables who had previously been instructed to make wire payments to a Lockbox Account maintained at any such Lockbox Bank to make all future payments to a new Lockbox Account in accordance with this Section 6.01(a)(iii). The Borrower shall not close any such Lockbox Account unless it shall have (A) received the prior written consent of the Administrative Agent, (B) established a new account with the same Lockbox Bank or with a new depositary institution satisfactory to the Administrative Agent, (C) entered into an agreement covering such new account with such Lockbox Bank or with such new depositary institution substantially in the form of such Lockbox Account Agreement or that is satisfactory in all respects to the Administrative Agent (whereupon, for all purposes of this Agreement and the other Related Documents, such new account shall become a Lockbox Account, such new agreement shall become a Lockbox Account Agreement and any new depositary institution shall become a Lockbox Bank), and (D) taken all such action as the Administrative Agent shall require to grant and perfect a first priority Lien in such new Lockbox Account to the Lender under Section 8.01 of this Agreement. Except as permitted by this Section 6.01(a), neither the Borrower nor the Servicer shall open any new Lockbox or Lockbox Account without the prior written consent of the Administrative Agent.

        (b)  Collection Account.

          (i)    The Lenders have established and shall maintain the Collection Account with Deutsche Bank Trust Company Americas (the "Depositary"). The Collection Account shall be registered in the name of the Administrative Agent and the Administrative Agent shall, subject to the terms of this Agreement, have exclusive dominion and control thereof and of all monies, instruments and other property from time to time on deposit therein.

          (ii)  The Borrower shall instruct each Lockbox Bank to transfer, and the Borrower hereby grants the Administrative Agent the authority to instruct each such Lockbox Bank to transfer, on each Business Day in same day funds, all available funds in each Lockbox Account to the Collection Account. The Lenders and the Administrative Agent may deposit into the Collection Account from time to time all monies, instruments and other property received by any of them as proceeds of the Transferred Receivables.

          (iii)  If, for any reason, the Depositary wishes to resign as depositary of the Collection Account or fails to carry out the instructions of the Administrative Agent, then the Administrative Agent shall promptly notify the Lenders. Neither the Lenders nor the Administrative Agent shall close the Collection Account unless (A) a new deposit account has been established with a new depositary institution, (B) the Lenders and the Administrative Agent have entered into an agreement covering such new account with such new depositary institution satisfactory in all respects to the Administrative Agent (whereupon such new account shall become the Collection Account and such new depositary institution shall become the Depositary for all purposes of this Agreement and the other Related Documents), and (C) the Lenders and the Administrative Agent have taken all such action as the Administrative Agent shall require to grant and perfect a first priority Lien in such new Collection Account to the Administrative Agent on behalf of the Lenders.

        (c)  Borrower Account.

          (i)    The Borrower has established the Borrower Account and agrees that the Administrative Agent shall have exclusive dominion and control of such Borrower Account and all monies, instruments and other property from time to time on deposit therein.

          (ii)  The Administrative Agent hereby agrees that until such time as it instructs the Borrower Account Bank otherwise, the Borrower shall have the right to give instruction for the withdrawal, transfer or payment of funds on deposit in the Borrower Account. The Administrative Agent further agrees that it shall not instruct the Borrower Account Bank to no longer accept instructions from the Borrower unless an Incipient Termination Event or a Termination Event shall have occurred and be continuing.

ARTICLE VII.

SERVICER PROVISIONS

        Section 7.01.    Appointment of the Servicer.    Each of the Lenders hereby appoints the Servicer as its agent, and the Borrower hereby acknowledges and agrees to such appointment, to service the Transferred Receivables and enforce the Borrower's, the Lenders' and the Administrative Agent's rights and interests in and under each Transferred Receivable and Contract therefor and to serve in such capacity until the termination of its responsibilities pursuant to Sections 9.02 or 11.01. In connection therewith, the Servicer hereby accepts such appointment and agrees to perform the duties and obligations set forth herein. The Servicer may, with the prior written consent of the Requisite Lenders and the Administrative Agent, subcontract with a Sub-Servicer for the collection, servicing or administration of the Transferred Receivables; provided, that (a) the Servicer shall remain liable for the performance of the duties and obligations of such Sub-Servicer pursuant to the terms hereof, (b) any Sub-Servicing Agreement that may be entered into and any other transactions or services relating to the Transferred Receivables involving a Sub-Servicer shall be deemed to be between the Sub-Servicer and the Servicer alone, and the Lenders and the Administrative Agent shall not be deemed parties thereto and shall have no obligations, duties or liabilities with respect to the Sub-Servicer and (c) each Sub-Servicing Agreement shall expressly provide that it shall automatically terminate upon the termination of the Servicer's responsibilities hereunder in accordance with the terms hereof.

        Section 7.02.    Duties and Responsibilities of the Servicer.    Subject to the provisions of this Agreement, the Servicer shall conduct the servicing, administration and collection of the Transferred Receivables and shall take, or cause to be taken, all actions that (i) may be necessary or advisable to service, administer and collect each Transferred Receivable from time to time, (ii) the Servicer would take if the Transferred Receivables were owned by the Servicer, and (iii) are consistent with industry practice for the servicing of such Transferred Receivables.

        Section 7.03.    Collections on Receivables.

        (a)  In the event that the Servicer is unable to determine the specific Transferred Receivables on which Collections have been received from the Obligor thereunder, the parties agree for purposes of this Agreement only that such Collections shall be deemed to have been received on such Receivables in the order in which they were originated with respect to such Obligor. In the event that the Servicer is unable to determine the specific Transferred Receivables on which discounts, offsets or other non-cash reductions have been granted or made with respect to the Obligor thereunder, the parties agree for purposes of this Agreement only that such reductions shall be deemed to have been granted or made (i) prior to a Termination Event, on such Receivables as determined by the Servicer, and (ii) from and after the occurrence of a Termination Event, in the reverse order in which they were originated with respect to such Obligor.

        (b)  If the Servicer determines that amounts unrelated to the Transferred Receivables (the "Unrelated Amounts") have been deposited in the Collection Account, then the Servicer shall provide written evidence thereof to the Lenders and the Administrative Agent no later than the first Business Day following the day on which the Servicer had actual knowledge thereof, which evidence shall be provided in writing and shall be otherwise reasonably satisfactory to each such Affected Party. Upon receipt of any such notice, the Administrative Agent shall, if such amounts have not been applied to the Borrower Obligations, segregate the Unrelated Amounts and the same shall not be deemed to constitute Collections on Transferred Receivables.

        Section 7.04.    Authorization of the Servicer.    Each of the Lenders hereby authorizes the Servicer, and the Borrower acknowledges and agrees to such authorization, to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the rights of the Administrative Agent and the Lenders hereunder, in the determination of the Servicer, to (a) collect all amounts due under any Transferred Receivable, including endorsing the applicable name on checks and other instruments representing Collections on such Receivable, and execute and deliver any and all instruments of satisfaction or cancellation or of partial or full release or discharge and all other comparable instruments with respect to any such Receivable and (b) after any Transferred Receivable becomes a Delinquent Receivable or a Defaulted Receivable and to the extent permitted under and in compliance with applicable law and regulations, commence proceedings with respect to the enforcement of payment of any such Receivable and the Contract therefor and adjust, settle or compromise any payments due thereunder, in each case to the same extent as the applicable Originator could have done if it had continued to own such Receivable. The Borrower, the Administrative Agent and each Lender shall furnish the Servicer with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder. Notwithstanding anything to the contrary contained herein, the Lenders and the Administrative Agent shall have the absolute and unlimited right to direct the Servicer (at the Servicer's expense) (i) to commence or settle any legal action to enforce collection of any Transferred Receivable or (ii) to foreclose upon, repossess or take any other action that the Administrative Agent deems necessary or advisable with respect thereto. In no event shall the Servicer be entitled to make any Affected Party a party to any Litigation without such Affected Party's express prior written consent, or to make the Borrower a party to any Litigation without the Administrative Agent's consent.

        Section 7.05.    Servicing Fees.    As compensation for its servicing activities and as reimbursement for its reasonable expenses in connection therewith, the Servicer shall be entitled to receive the Servicing Fees in accordance with Section 2.07. The Servicer shall be required to pay for all expenses incurred by it in connection with its activities hereunder (including any payments to accountants, counsel or any other Person) and shall not be entitled to any payment therefor other than the Servicing Fees.

        Section 7.06.    Representations and Warranties of the Servicer.    To induce the Lenders to make Advances from time to time and the Administrative Agent to take any action required to be performed by it hereunder, the Servicer makes the following representations and warranties to each Lender and the Administrative Agent on the Effective Date and each Advance Date, which shall survive the execution and delivery of this Agreement:

          (a)  Corporate Existence; Compliance with Law. The Servicer (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect; (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business, in each case, as now, heretofore and proposed to be conducted; (iv) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to do any of the foregoing could not reasonably be expected to result in a Material Adverse Effect; (v) is in compliance with its charter and bylaws; and (vi) subject to specific representations set forth herein regarding ERISA, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

          (b)  Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by the Servicer of this Agreement and the other Related Documents to which it is a party and, solely with respect to clause (vii) below, the exercise by each of the Borrower, the Lenders or the Administrative Agent of any of its rights and remedies under any Related Document to which it is a party (i) are within the Servicer's corporate power; (ii) have been duly authorized by all necessary or proper corporate and shareholder action; (iii) do not contravene any provision of the Servicer's certificate or articles of incorporation or bylaws; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority applicable to Servicer; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Servicer is a party or by which the Servicer or any of the property of the Servicer is bound; (vi) do not result in the creation or imposition of any Adverse Claim upon any of the property of the Servicer; and (vii) do not require the consent or approval of any Governmental Authority or any other Person, except those which have been duly obtained, made or complied with prior to the Closing Date as provided in Section 3.01(b). On or prior to the Effective Date, each of the Related Documents to which the Servicer is a party shall have been duly executed and delivered by the Servicer and each such Related Document shall then constitute a legal, valid and binding obligation of the Servicer enforceable against it in accordance with its terms.

          (c)  No Litigation. No Litigation is now pending or, to the knowledge of the Servicer, threatened against the Servicer that (i) challenges the Servicer's right or power to enter into or perform any of its obligations under the Related Documents to which it is a party, or the validity or enforceability of any Related Document or any action taken thereunder, (ii) seeks to prevent the transfer, sale, pledge or contribution of any Receivable or the consummation of any of the transactions contemplated under this Agreement or the other Related Documents, or (iii) except as set forth on Schedule 7.06(c), that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

          (d)  Solvency. (i) No insolvency proceedings of any nature are now pending or threatened against the Servicer, and (ii) the Servicer is generally paying its debts as they become due.

          (e)  Taxes. All material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by the Servicer and each of its Affiliates included in the Parent Group have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 7.07(g). Proper and accurate amounts have been withheld by the Servicer or such Affiliate from its respective employees for all periods in compliance in all material respects with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Schedule 7.06(e) sets forth as of the Closing Date (i) those taxable years for which the Servicer's or such Affiliates' tax returns are currently being audited by the IRS or any other applicable Governmental Authority and (ii) any assessments or threatened assessments in connection with any such audit or otherwise currently outstanding. Except as described on Schedule 7.06(e), neither the Servicer nor any such Affiliate has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. Except as described in Schedule 7.06(e), the Servicer is not liable for any Charges: (A) under any agreement (including any tax sharing agreements) or (B) to the best of the Servicer's knowledge, as a transferee.

          (f)    Full Disclosure. To the extent prepared by or based upon information provided by the Servicer, all information contained in this Agreement, any Borrowing Base Certificate or any of the other Related Documents, or any written statement furnished to any Lender or the Administrative Agent pursuant to the terms of this Agreement or any of the other Related Documents (which shall not include any projections or pro forma financial information), in each case, taken as a whole, is true and accurate in every material respect, and none of this Agreement, any Borrowing Base Certificate or any of the other Related Documents, or any written statement furnished to any Lender or the Administrative Agent pursuant to the terms of this Agreement or any of the other Related Documents in each case, taken as whole, is misleading as a result of the failure to include therein a material fact. All information contained in this Agreement, any Borrowing Base Certificate or any of the other Related Documents, or any written statement furnished to any Lender or the Administrative Agent has been prepared in good faith by the management of the Servicer with the exercise of reasonable diligence.

          (g)  ERISA. The Servicer is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) payable to the PBGC under ERISA.

          (h)  Brokers. No broker or finder acting on behalf of the Servicer was employed or utilized in connection with this Agreement or the other Related Documents or the transactions contemplated hereby or thereby and the Servicer has no obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

          (i)    Margin Regulations. The Servicer is not engaged in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin security," as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). The Servicer owns no Margin Stock, and no portion of the proceeds of the Advances made hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a "purpose credit" within the meaning of Regulations T, U or X of the Federal Reserve Board. The Servicer will not take or permit to be taken any action that might cause any Related Document to violate any regulation of the Federal Reserve Board.

          (j)    Government Regulation. The Servicer is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act.

          (k)  No Material Adverse Effect. The Servicer has no actual knowledge of any fact (including any defaults by the Obligor thereunder on any other Receivable) that would cause it or should have caused it to expect that any payments on any Transferred Receivable designated as an Eligible Receivable in any Borrowing Base Certificate will not be paid in full when due or that has caused it to expect any material adverse effect on any such Transferred Receivable.

          (l)    Representations and Warranties in Other Related Documents. Each of the representations and warranties of the Servicer contained in the Related Documents (other than this Agreement) is true and correct in all respects and the Servicer hereby makes each such representation and warranty to, and for the benefit of, the Lenders and the Administrative Agent as if the same were set forth in full herein.

        Section 7.07.    Covenants of the Servicer.    The Servicer covenants and agrees that from and after the Effective Date and until the Termination Date:

          (a)  Compliance with Agreements and Applicable Laws. The Servicer shall perform each of its obligations under this Agreement and the other Related Documents and comply with all federal, state and local laws and regulations applicable to it and the Transferred Receivables, including those relating to truth in lending, retail installment sales, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, licensing, taxation, ERISA and labor matters and environmental laws and environmental permits, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

          (b)  Maintenance of Existence and Conduct of Business. The Servicer shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and in accordance with the terms of its certificate or articles of incorporation and bylaws; (iii) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, including all licenses, permits, charters and registrations, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (iv) without notifying the Administrative Agent in writing at least thirty (30) days prior thereto, and subject to satisfaction of all actions requested by the Administrative Agent pursuant to Section 14.14, transact business only in such corporate and trade names as are set forth in Schedule 7.07(b).

          (c)  Deposit of Collections. The Servicer shall deposit or cause to be deposited promptly into a Lockbox Account, and in any event no later than the first Business Day after receipt thereof, all Collections it may receive with respect to any Transferred Receivable.

          (d)  ERISA. The Servicer shall give the Administrative Agent prompt written notice of any event that (i) could reasonably be expected to result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA, or (ii) could reasonably be expected to result in the incurrence by Servicer of any liabilities under Title IV of ERISA (other than premium payments arising in the ordinary course of business).

          (e)  Compliance with Credit and Collection Policies. The Servicer shall comply in all material respects with the Credit and Collection Policies with respect to each Transferred Receivable and the Contract therefor. The Servicer shall not amend, waive or modify any term or provision of the Credit and Collection Policies without the prior written consent of the Administrative Agent.

          (f)    Ownership of Transferred Receivables. The Servicer shall identify the Transferred Receivables clearly and unambiguously in its Servicing Records to reflect that a Lien on such Transferred Receivables has been granted to the Administrative Agent for the benefit of the Lenders.

          (g)  Payment, Performance and Discharge of Obligations.

            (i)    Subject to Section 7.07(g)(ii), the Servicer shall pay, perform and discharge or cause to be paid, performed and discharged promptly all charges and claims payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become past due.

            (ii)  The Servicer may in good faith contest, by appropriate proceedings, the validity or amount of any charges or claims described in Section 7.07(g)(i); provided that (A) adequate reserves with respect to such contest are maintained on the books of the Servicer, in accordance with GAAP, (B) such contest is maintained and prosecuted continuously and with diligence, (C) none of the Borrower Collateral becomes subject to forfeiture or loss as a result of such contest, (D) no Lien shall be imposed to secure payment of such charges or claims other than inchoate tax liens and (E) none of the Lenders or the Administrative Agent has advised the Servicer in writing that such Affected Party reasonably believes that failure to pay or to discharge such claims or charges could have or result in a Material Adverse Effect.

        Section 7.08.    Reporting Requirements of the Servicer.    The Servicer hereby agrees that, from and after the Effective Date and until the Termination Date, it shall deliver or cause to be delivered to the Lenders and the Administrative Agent the financial statements, notices, and other information at the times, to the Persons and in the manner set forth in Section 5.02 and Annex 5.02(a).

ARTICLE VIII

GRANT OF SECURITY INTERESTS

        Section 8.01.    Borrower's Grant of Security Interest.    To secure the prompt and complete payment, performance and observance of all Borrower Obligations, and to induce the Administrative Agent and the Lenders to enter into this Agreement and perform the obligations required to be performed by them hereunder in accordance with the terms and conditions hereof, the Borrower hereby grants, assigns, conveys, pledges, hypothecates and transfers to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, a Lien upon and security interest in all of the Borrower's right, title and interest in, to and under, but none of its obligations arising from, the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of, the Borrower (including under any trade names, styles or derivations of the Borrower), and regardless of where located (all of which being hereinafter collectively referred to as the "Borrower Collateral"):

          (a)  all Receivables;

          (b)  the Sale Agreement, all Lockbox Account Agreements and all other Related Documents now or hereafter in effect relating to the purchase, servicing or processing of Receivables (collectively, the "Borrower Assigned Agreements"), including (i) all rights of the Borrower to receive moneys due and to become due thereunder or pursuant thereto, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all claims of the Borrower for damages or breach with respect thereto or for default thereunder and (iv) the right of the Borrower to amend, waive or terminate the same and to perform and to compel performance and otherwise exercise all remedies thereunder;

          (c)  all of the following (collectively, the "Borrower Account Collateral"):

            (i)    the Lockbox Accounts, the Lockboxes, and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Lockbox Accounts, the Lockboxes or such funds,

            (ii)  the Collection Account and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Collection Account or such funds,

            (iii)  the Borrower Account and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Borrower Account or such funds,

            (iv)  all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by any Lender or any assignee or agent on behalf of any Lender in substitution for or in addition to any of the then existing Borrower Account Collateral, and

            (v)  all interest, dividends, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed with respect to or in exchange for any and all of the then existing Borrower Account Collateral;

          (d)  all other property relating to the Receivables that may from time to time hereafter be granted and pledged by the Borrower or by any Person on its behalf whether under this Agreement or otherwise, including any deposit with any Lender or the Administrative Agent of additional funds by the Borrower; and

          (e)  to the extent not otherwise included, all proceeds and products of the foregoing and all accessions to, substitutions and replacements for, and profits of, each of the foregoing Borrower Collateral (including proceeds that constitute property of the types described in Sections 8.01(a) through (d)).

        Section 8.02.    Borrower's Agreements.    The Borrower hereby (a) assigns, transfer and conveys the benefits of the representations, warranties and covenants of each Originator made to the Borrower under the Sale Agreement to the Administrative Agent for the benefit of the Lenders hereunder; (b) acknowledges and agrees that the rights of the Borrower to require a capital contribution from the Member or to require payment of a Rejected Amount from an Originator under the Sale Agreement may be enforced by the Lenders and the Administrative Agent; and (c) certifies that the Sale Agreement provides that the representations, warranties and covenants described in Sections 4.01, 4.02 and 4.03 thereof, the indemnification and payment provisions of Article V thereof and the provisions of Sections 4.03(j), 8.03 and 8.14 thereof shall survive the sale of the Transferred Receivables (and undivided percentage ownership interests therein) and the termination of the Sale Agreement and this Agreement.

        Section 8.03.    Delivery of Collateral.    All certificates or instruments representing or evidencing all or any portion of the Borrower Collateral shall be delivered to and held by or on behalf of the Administrative Agent and shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have the right (a) at any time to exchange certificates or instruments representing or evidencing Borrower Collateral for certificates or instruments of smaller or larger denominations and (b) at any time in its discretion following the occurrence and during the continuation of a Termination Event and without notice to the Borrower, to transfer to or to register in the name of the Administrative Agent or its nominee any or all of the Borrower Collateral.

        Section 8.04.    Borrower Remains Liable.    It is expressly agreed by the Borrower that, anything herein to the contrary notwithstanding, the Borrower shall remain liable under any and all of the Transferred Receivables, the Contracts therefor, the Borrower Assigned Agreements and any other agreements constituting the Borrower Collateral to which it is a party to observe and perform all the conditions and obligations to be observed and performed by it thereunder. The Lenders and the Administrative Agent shall not have any obligation or liability under any such Receivables, Contracts or agreements by reason of or arising out of this Agreement or the granting herein or therein of a Lien thereon or the receipt by the Administrative Agent or the Lenders of any payment relating thereto pursuant hereto or thereto. The exercise by any Lender or the Administrative Agent of any of its respective rights under this Agreement shall not release any Originator, the Borrower or the Servicer from any of their respective duties or obligations under any such Receivables, Contracts or agreements. None of the Lenders or the Administrative Agent shall be required or obligated in any manner to perform or fulfill any of the obligations of any Originator, the Borrower or the Servicer under or pursuant to any such Receivable, Contract or agreement, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Receivable, Contract or agreement, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

        Section 8.05.    Covenants of the Borrower and the Servicer Regarding the Borrower Collateral.

        (a)  Offices and Records. The Borrower shall maintain its principal place of business and chief executive office and the office at which it stores its Records at the respective locations specified in Schedule 4.01(b) or, upon 30 days' prior written notice to the Administrative Agent, at such other location in a jurisdiction where all action requested by the Administrative Agent pursuant to Section 14.14 shall have been taken with respect to the Borrower Collateral. Each of the Borrower and the Servicer shall, at its own cost and expense, maintain adequate and complete records of the Transferred Receivables and the Borrower Collateral, including records of any and all payments received, credits granted and merchandise returned with respect thereto and all other dealings therewith. Each of the Borrower and the Servicer shall, by no later than the Effective Date, mark conspicuously with a legend, in form and substance satisfactory to the Administrative Agent, its books and records (including computer records) and credit files pertaining to the Borrower Collateral, and its file cabinets or other storage facilities where it maintains information pertaining thereto, to evidence this Agreement and the assignment and Liens granted pursuant to this Article VIII. Upon the occurrence and during the continuance of a Termination Event, the Borrower and the Servicer shall deliver and turn over such books and records to the Administrative Agent or its representatives at any time on demand of the Administrative Agent. Prior to the occurrence of a Termination Event and upon notice from the Administrative Agent, the Borrower and the Servicer shall permit any representative of the Administrative Agent to inspect such books and records and shall provide photocopies thereof to the Administrative Agent as more specifically set forth in Section 8.05(b).

        (b)  Access. Each of the Borrower and the Servicer shall, at its own expense, during normal business hours, from time to time upon one Business Day's prior notice as frequently as the Administrative Agent determines to be appropriate: (i) provide the Lenders, the Administrative Agent and any of their respective officers, employees and agents access to its properties (including properties utilized in connection with the collection, processing or servicing of the Transferred Receivables), facilities, advisors and employees (including officers) and to the Borrower Collateral, (ii) permit the Lenders, the Administrative Agent and any of their respective officers, employees and agents to inspect, audit and make extracts from its books and records, including all Records, (iii) permit the Lenders or the Administrative Agent and their respective officers, employees and agents to inspect, review and evaluate the Transferred Receivables and the Borrower Collateral and (iv) permit the Lenders or the Administrative Agent and their respective officers, employees and agents to discuss matters relating to the Transferred Receivables or its performance under this Agreement or the other Related Documents or its affairs, finances and accounts with any of its officers, directors, employees, representatives or agents (in each case, with those persons having knowledge of such matters) and with its independent certified public accountants. If (i) the Administrative Agent in good faith deems any Lender's rights or interests in the Transferred Receivables, the Borrower Assigned Agreements or any other Borrower Collateral insecure or the Administrative Agent, in good faith believes that an Incipient Termination Event or a Termination Event is imminent or (ii) an Incipient Termination Event or a Termination Event shall have occurred and be continuing, then each of the Borrower and the Servicer shall, at its own expense, provide such access at all times without prior notice from the Administrative Agent and provide the Lenders or the Administrative Agent with access to its suppliers and customers. Each of the Borrower and the Servicer shall make available to the Administrative Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records, including Records, that the Administrative Agent may request. Each of the Borrower and the Servicer shall deliver any document or instrument necessary for the Administrative Agent, as the Administrative Agent may from time to time request, to obtain records from any service bureau or other Person that maintains records for the Borrower or the Servicer, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by the Borrower or the Servicer. For the avoidance of doubt, the Lenders and Administrative Agent and their respective officers, employees and agents shall only have the right to make environmental inspections once during any twelve (12) month period unless any Lender or the Administrative Agent has reason to believe that a condition exists or an event has occurred which could reasonably give rise to liability under environmental laws.

        (c)  Communication with Accountants. Each of the Borrower and the Servicer authorizes the Lenders and the Administrative Agent to communicate directly with its independent certified public accountants and authorizes and shall instruct those accountants and advisors to disclose and make available to the Lenders and the Administrative Agent any and all financial statements and other supporting financial documents, schedules and information relating to the Borrower or the Servicer (including copies of any issued management letters) and to discuss matters with respect to its business, financial condition and other affairs.

        (d)  Collection of Transferred Receivables. Except as otherwise provided in this Section 8.05(d), the Servicer shall continue to collect or cause to be collected, at its sole cost and expense, all amounts due or to become due to the Borrower under the Transferred Receivables, the Borrower Assigned Agreements and any other Borrower Collateral. In connection therewith, the Borrower and the Servicer shall take such action as it, and from and after the occurrence and during the continuance of a Termination Event, the Administrative Agent, may deem necessary or desirable to enforce collection of the Transferred Receivables, the Borrower Assigned Agreements and the other Borrower Collateral; provided that the Borrower or the Servicer may, rather than commencing any such action or taking any other enforcement action, at its option, elect to pay to the Administrative Agent, for deposit into the Collection Account, an amount equal to the Outstanding Balance of any such Transferred Receivable; provided, further, that if (i) an Incipient Termination Event or a Termination Event shall have occurred and be continuing or (ii) the Administrative Agent, in good faith believes that an Incipient Termination Event or a Termination Event is imminent, then the Administrative Agent may, without prior notice to the Seller or the Servicer, notify any Obligor under any Transferred Receivable or obligors under the Borrower Assigned Agreements of the pledge of such Transferred Receivables or Borrower Assigned Agreements, as the case may be, to the Administrative Agent on behalf of the Lenders hereunder and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any servicer, collection agent or lockbox or other account designated by the Administrative Agent and, upon such notification and at the sole cost and expense of the Borrower, the Administrative Agent may enforce collection of any such Transferred Receivable or the Borrower Assigned Agreements and adjust, settle or compromise the amount or payment thereof. The Administrative Agent shall provide prompt notice to the Borrower and the Servicer of any such notification of pledge or direction of payment to the Obligors under any Transferred Receivables.

        (e)  Performance of Borrower Assigned Agreements. Each of the Borrower and the Servicer shall (i) perform and observe all the terms and provisions of the Borrower Assigned Agreements to be performed or observed by it, maintain the Borrower Assigned Agreements in full force and effect, enforce the Borrower Assigned Agreements in accordance with their terms and take all action as may from time to time be requested by the Administrative Agent in order to accomplish the foregoing, and (ii) upon the request of and as directed by the Administrative Agent, make such demands and requests to any other party to the Borrower Assigned Agreements as are permitted to be made by the Borrower or the Servicer thereunder.

        (f)    License for Use of Software and Other Intellectual Property. Unless expressly prohibited by the licensor thereof or any provision of applicable law, if any, each of the Borrower and the Servicer hereby grants to the Administrative Agent on behalf of the Lenders a limited license to use, without charge, the Borrower's and the Servicer's computer programs, software, printouts and other computer materials, technical knowledge or processes, data bases, materials, trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, patent applications, trade names, rights of use of any name, labels, fictitious names, inventions, designs, trade secrets, goodwill, registrations, copyrights, copyright applications, permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials or any property of a similar nature, as it pertains to the Borrower Collateral, or any rights to any of the foregoing, only as reasonably required in connection with the advertising for sale, and selling any of the Borrower Collateral, or exercising of any other remedies hereto, and each of the Borrower and the Servicer agrees that its rights under all licenses and franchise agreements shall inure to the Administrative Agent's benefit (on behalf of the Lenders) for purposes of the license granted herein. Except upon the occurrence and during the continuation of a Termination Event, the Administrative Agent and the Lenders agree not to use any such license without giving the Borrower and the Servicer prior written notice.

ARTICLE IX.

TERMINATION EVENTS

        Section 9.01.    Termination Events.    If any of the following events (each, a "Termination Event") shall occur (regardless of the reason therefor):

          (a)  the Borrower shall fail to make any payment of any monetary Borrower Obligation when due and payable and the same shall remain unremedied for one Business Day or more; or

          (b)  the Borrower, any Originator or Superior shall fail or neglect to perform, keep or observe any covenant or other provision of this Agreement or the other Related Documents (other than any provision embodied in or covered by any other clause of this Section 9.01) and the same shall remain unremedied for two (2) Business Days or more after written notice thereof shall have been given by the Administrative Agent to the Borrower; or

          (c)  (i) an Originator, the Borrower or the Parent or any of the Parent's Subsidiaries shall fail to make any payment with respect to any of its Debts which, except with respect to the Borrower, is in an aggregate principal amount in excess of $500,000 (other than Borrower Obligations) when due, and the same shall remain unremedied after any applicable grace period with respect thereto; or (ii) a default or breach shall occur under any agreement, document or instrument to which an Originator, the Borrower or the Parent or any of the Parent's Subsidiaries is a party or by which any such Person or its property is bound (other than a Related Document), and such default or breach has not been waived or shall remain unremedied after any applicable grace period with respect thereto and involves a Debt which, except with respect to the Borrower, is in an aggregate principal amount in excess of $500,000; or

          (d)  a case or proceeding shall have been commenced against the Borrower, the Member, the Parent or any of the Parent's Subsidiaries or any Originator seeking a decree or order in respect of any such Person under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (i) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person's assets, or (ii) ordering the winding-up or liquidation of the affairs of any such Person, and such case or proceeding continues for 60 days unless dismissed or discharged; provided, however, that such 60-day period shall be deemed terminated immediately if (x) a decree or order is entered by a court of competent jurisdiction with respect to a case or proceeding described in this subsection (d) or (y) any of the events described in Section 9.01(e) shall have occurred; or

          (e)  the Borrower, the Parent, the Member, any Subsidiary of the Parent or any Originator shall (i) file a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of any proceedings under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or similar law or to the filing of any petition thereunder or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person's assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate action in furtherance of any of the foregoing; or

          (f)    (i) the fair value of the property of the Borrower or the Member is less than the total amount of its liabilities, including contingent liabilities, (ii) the present fair salable value of the assets of the Borrower or the Member is less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (iii) either the Borrower or the Member has incurred debts or liabilities beyond its ability to pay as such debts and liabilities mature, (iv) either the Borrower or the Member is engaged in a business or transaction for which its property constitutes unreasonably small capital, or (v) any of the Borrower, the Parent, the

  Member, any Originator or any other Subsidiary of the Parent is generally not paying its debts as they become due or admits in writing its inability to, or is generally unable to, pay its debts as such debts become due; or

          (g)  the Credit Agreement in effect as of the date hereof shall (i) terminate or (ii) fail to be refinanced on terms acceptable to Administrative Agent in its sole discretion, at least ninety (90) days prior to the maturity date thereunder on terms and conditions no less favorable to the Parent, and in connection with which the lenders providing such refinancing shall have entered into an intercreditor agreement on terms and conditions no less favorable to the Administrative Agent and the Lenders than the Intercreditor Agreement; or

          (h)  a final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate (net of insurance proceeds) at any time outstanding shall be rendered against any Originator, the Parent or any Subsidiary of the Parent (other than the Borrower or the Member) and either (i) enforcement proceedings shall have been commenced upon any such judgment or (ii) the same shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay; or

          (i)    a judgment or order for the payment of money shall be rendered against the Borrower or the Member; or

          (j)    (i) any information contained in any Borrowing Base Certificate or any Borrowing Request is untrue or incorrect in any respect, or (ii) any representation or warranty of any Originator or the Borrower herein or in any other Related Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate or any Borrowing Request) made or delivered by or on behalf of such Originator or the Borrower to any Affected Party hereto or thereto is untrue or incorrect in any material respect as of the date when made or deemed made; or

          (k)  any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any assets of any Originator, the Parent or any of the Parent's Subsidiaries (other than the Borrower or the Member) and the amount claimed by such Governmental Authority (other than a Lien (i) limited by its terms to assets other than Receivables and (ii) not materially adversely affecting the financial condition of such Originator, the Parent or such Subsidiary of the Parent or the ability of the Servicer to perform its duties hereunder); or

          (l)    any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any of the assets of the Borrower or the Member; or

          (m)  (1) there shall have occurred any event which in the reasonable judgment of the Administrative Agent, materially adversely impairs (i) the ability of any Originator to originate Receivables of a credit quality which are at least of the credit quality of the Receivables as of the date of the initial Advance hereunder, (ii) the financial condition or operations of any Originator, the Borrower or the Parent, or (iii) the collectibility of Receivables, or (2) the Administrative Agent shall have determined (and so notified the Borrower) that any event or condition that has had or could reasonably be expected to have or result in a Material Adverse Effect has occurred; or

          (n)  (i) a default or breach shall occur under any provision of the Sale Agreement and the same shall remain unremedied for two (2) Business Days or more after written notice thereof shall have been given by the Administrative Agent to the Borrower or (ii) the Sale Agreement shall for any reason cease to evidence the transfer to the Borrower of the legal and equitable title to, and ownership of, the Transferred Receivables; or

          (o)  except as otherwise expressly provided herein, any Lockbox Account Agreement or the Sale Agreement shall have been modified, amended or terminated without the prior written consent of the Lenders and the Administrative Agent; or

          (p)  an Event of Servicer Termination shall have occurred; or

          (q)  (A) the Borrower shall cease to hold valid and properly perfected title to and sole record and beneficial ownership in the Transferred Receivables and the other Borrower Collateral or (B) the Administrative Agent (on behalf of the Lenders) shall cease to hold a first priority, perfected Lien in the Transferred Receivables or any of the Borrower Collateral; or

          (r)  a Change of Control shall occur; or

          (s)  the Borrower shall amend its certificate of formation or limited liability company agreement without the express prior written consent of the Requisite Lenders and the Administrative Agent; or

          (t)    the Borrower shall have received an Election Notice pursuant to Section 2.01(d) of the Sale Agreement; or

          (u)  (i) the Default Ratio shall exceed 3.50%; (ii) the Delinquency Ratio shall exceed 2.00%; (iii) the Dilution Trigger Ratio shall exceed 5.50%; or (iv) the Receivables Collection Turnover shall exceed 54.0 days; or

          (v)  a default or breach shall occur of any of the financial covenants of Superior and its Subsidiaries set forth in Sections 8.08 and 8.09 of the Credit Agreement as in effect on the Closing Date, each of which is hereby incorporated by reference together with all corresponding defined terms, provided that no modification to such covenants or defined terms used in such financial covenants (or any embedded defined term used or referred to in such definitions) shall be effective to amend such covenants and defined terms for purposes of this Agreement without the prior written consent of the Administrative Agent; to the extent such written consent is not obtained with respect to an amendment, the financial covenants (and any relevant defined terms) contained in the Credit Agreement without giving effect to such amendment shall remain in effect for purposes of this Agreement; or

          (w)  any material provision of any Related Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Originator or the Borrower shall challenge the enforceability of any Related Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Related Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

          (x)  the incurrence of a liability to the PBGC under ERISA by the Parent, any Originator or the Servicer (except for premium payments arising in the ordinary course of business), in excess of $1,000,000; or

          (y)  a Funding Excess exists at any time and the Borrower has not repaid the amount of such Funding Excess within one (1) Business Day in accordance with Section 2.11 hereof; or

          (z)  at any time, the amount which can then be borrowed (in excess of all then outstanding borrowings) under the Credit Agreement shall be less than $3,000,000;

then, and in any such event, the Administrative Agent, may, with the consent of the Requisite Lenders, and shall, at the request of the Requisite Lenders, by notice to the Borrower, declare the Commitment Termination Date to have occurred without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, that the Commitment Termination Date shall automatically occur (i) upon the occurrence of any of the Termination Events described in Sections

9.01(c), (d), (f) or (t) or (ii) three days after the occurrence of the Termination Event described in Section 9.01(a) if the same shall not have been remedied by such time, in each case without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Upon the occurrence of the Commitment Termination Date, all Borrower Obligations shall automatically be and become due and payable in full, without any action to be taken on the part of any Person.

        Section 9.02.    Events of Servicer Termination.    If any of the following events (each, an "Event of Servicer Termination") shall occur (regardless of the reason therefor):

          (a)  the Servicer shall (i) fail to make any payment or deposit hereunder when due and payable, (ii) fail to deliver when due any of the reports required to be delivered pursuant to Section 5.02 and 7.08 or any other report related to the Receivables as required by the other Related Documents and the same shall remain unremedied for two (2) Business Days or more after written notice thereof shall have been given by the Lenders or the Administrative Agent to the Servicer or (iii) fail or neglect to perform, keep or observe any other provision of this Agreement or the other Related Documents (other than any provision embodied in or covered by any other clause of this Section 9.02) and the same shall remain unremedied for five (5) Business Days or more after written notice thereof shall have been given by the Administrative Agent to the Borrower; or

          (b)  (i) the Servicer shall fail to make any payment with respect to any of its Debts which is in an aggregate principal amount of $500,000 when due, and the same shall remain unremedied for any applicable grace period with respect thereto; or (ii) a default or breach shall occur under any agreement, document or instrument to which the Servicer is a party or by which the Servicer or its property is bound (other than a Related Document), and such default or breach has not been waived or shall remain unremedied after any applicable grace period with respect thereto and which involves a Debt which is in an aggregate principal amount of $500,000; or

          (c)  a case or proceeding shall have been commenced against the Servicer or any Affiliate which acts as a Sub-Servicer seeking a decree or order in respect of any such Person (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person's assets, or (iii) ordering the winding-up or liquidation of the affairs of any such Person, and such case or proceeding continues for 60 days unless dismissed or discharged; provided, however, that such 60-day period shall be deemed terminated immediately if (x) a decree or order is entered by a court of competent jurisdiction with respect to a case or proceeding described in this subsection (c), or (y) any of the events described in Section 9.02(d) shall have occurred; or

          (d)  the Servicer or any Affiliate which acts as a Sub-Servicer shall (i) file a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of any proceedings under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or similar law or to the filing of any petition thereunder or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person's assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate action in furtherance of any of the foregoing; or

          (e)  the Servicer or any Affiliate which acts as a Sub-Servicer generally does not pay its debts as such debts become due or admits in writing its inability to, or is generally unable to, pay its debts as such debts become due; or

          (f)    a final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate (net of insurance proceeds) at any time outstanding shall be rendered against the Servicer or any other Subsidiary of Superior which acts as a Sub-Servicer and either (i) enforcement proceedings shall have been commenced upon any such judgment or (ii) the same shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay; or

          (g)  (i) any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect or (ii) any representation or warranty of the Servicer herein or in any other Related Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered by the Servicer to any Affected Party hereto or thereto is untrue or incorrect in any material respect as of the date when made or deemed made and such representation and warranty, if relating to any Transferred Receivable, has not been cured by the repurchase of any such Transferred Receivable pursuant to Section 4.04 of the Sale Agreement; or

          (h)  the Administrative Agent shall have determined that any event or condition that materially adversely affects the ability of the Servicer to collect the Transferred Receivables or to otherwise perform hereunder has occurred; or

          (i)    a Termination Event shall have occurred or this Agreement shall have been terminated; or

          (j)    a deterioration has taken place in the quality of servicing of Transferred Receivables or other Receivables serviced by the Servicer that the Administrative Agent, in its sole discretion, determines to be material, and such material deterioration has not been eliminated within 30 days after written notice thereof shall have been given by the Administrative Agent to the Servicer; or

          (k)  the Servicer shall assign or purport to assign any of its obligations hereunder without the prior written consent of the Administrative Agent; or

          (l)    a Change of Control shall occur with respect to the Servicer;

then, and in any such event, the Administrative Agent may, with the consent of the Requisite Lenders, and shall, at the request of the Requisite Lenders, by delivery of a Servicer Termination Notice to the Borrower and the Servicer, terminate the servicing responsibilities of the Servicer hereunder, without demand, protest or further notice of any kind, all of which are hereby waived by the Servicer. Upon the delivery of any such notice, all authority and power of the Servicer under this Agreement and the Sale Agreement shall pass to and be vested in the Successor Servicer acting pursuant to Section 11.02; provided, that notwithstanding anything to the contrary herein, the Servicer agrees to continue to follow the procedures set forth in Section 7.02 with respect to Collections on the Transferred Receivables until a Successor Servicer has assumed the responsibilities and obligations of the Servicer in accordance with Section 11.02.

ARTICLE X.

REMEDIES

        Section 10.01.    Actions Upon Termination Event.    If any Termination Event shall have occurred and be continuing and the Administrative Agent shall have declared the Commitment Termination Date to have occurred or the Commitment Termination Date shall be deemed to have occurred pursuant to Section 9.01, then the Administrative Agent may exercise in respect of the Borrower Collateral, in addition to any and all other rights and remedies granted to it hereunder, under any other Related Document or under any other instrument or agreement securing, evidencing or relating to the Borrower Obligations or otherwise available to it, all of the rights and remedies of a secured party upon default under the UCC (such rights and remedies to be cumulative and nonexclusive), and, in addition, may take the following actions:

          (a)  The Administrative Agent may, without notice to the Borrower except as required by law and at any time or from time to time, charge, offset or otherwise apply amounts payable to the Borrower from the Collection Account, the Borrower Account or any Lockbox Account against all or any part of the Borrower Obligations.

          (b)  The Administrative Agent may, without notice except as specified below, solicit and accept bids for and sell the Borrower Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or any of the Lenders', or Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Administrative Agent shall have the right to conduct such sales on the Borrower's premises or elsewhere and shall have the right to use any of the Borrower's premises without charge for such sales at such time or times as the Administrative Agent deems necessary or advisable. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten Business Days' notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Borrower Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of the Borrower in and to the Borrower Collateral so sold, and shall be a perpetual bar, both at law and in equity, against each Originator, the Borrower, any Person claiming the Borrower Collateral sold through any Originator or the Borrower, and their respective successors or assigns. The Administrative Agent shall deposit the net proceeds of any such sale in the Collection Account and such proceeds shall be applied against all or any part of the Borrower Obligations.

          (c)  Upon the completion of any sale under Section 10.01(b), the Borrower or the Servicer shall deliver or cause to be delivered to the purchaser or purchasers at such sale on the date thereof, or within a reasonable time thereafter if it shall be impracticable to make immediate delivery, all of the Borrower Collateral sold on such date, but in any event full title and right of possession to such property shall vest in such purchaser or purchasers upon the completion of such sale. Nevertheless, if so requested by the Administrative Agent or by any such purchaser, the Borrower shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and releases as may be designated in any such request.

          (d)  At any sale under Section 10.01(b), any Lender or the Administrative Agent may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor.

          (e)  The Administrative Agent may (but in no event shall be obligated to) exercise, at the sole cost and expense of the Borrower, any and all rights and remedies of the Borrower under or in connection with the Borrower Assigned Agreements or the other Borrower Collateral, including any and all rights of the Borrower to demand or otherwise require payment of any amount under, or performance of any provisions of, the Borrower Assigned Agreements.

        Section 10.02.    Exercise of Remedies.    No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege under this Agreement and no course of dealing between any Originator, the Borrower or the Servicer, on the one hand, and the Administrative

Agent or any Lender, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies under this Agreement are cumulative, may be exercised singly or concurrently, and are not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have at law or in equity. No notice to or demand on any party hereto shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the party providing such notice or making such demand to any other or further action in any circumstances without notice or demand.

        Section 10.03.    Power of Attorney.    On the Closing Date, each of the Borrower and the Servicer shall execute and deliver a power of attorney substantially in the form attached hereto as Exhibit 10.03 (each, a "Power of Attorney"). The power of attorney granted pursuant to each Power of Attorney is a power coupled with an interest and shall be irrevocable until this Agreement has terminated in accordance with its terms and all of the Borrower Obligations are indefeasibly paid or otherwise satisfied in full. The powers conferred on the Administrative Agent under each Power of Attorney are solely to protect the Liens of the Administrative Agent and the Lenders upon and interests in the Borrower Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers. The Administrative Agent shall not be accountable for any amount other than amounts that it actually receives as a result of the exercise of such powers and none of the Administrative Agent's officers, directors, employees, agents or representatives shall be responsible to the Borrower, any Originator, the Servicer or any other Person for any act or failure to act, except to the extent of damages attributable to their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

        Section 10.04.    Continuing Security Interest.    This Agreement shall create a continuing Lien in the Borrower Collateral until the Termination Date.

ARTICLE XI.

SUCCESSOR SERVICER PROVISIONS

        Section 11.01.    Servicer Not to Resign.    The Servicer shall not resign from the obligations and duties hereby imposed on it except upon a determination that (a) the performance of its duties hereunder has become impermissible under applicable law or regulation and (b) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder become permissible under applicable law. Any such determination shall (i) with respect to clause (a) above, be evidenced by an opinion of counsel to such effect and (ii) with respect to clause (b) above, be evidenced by an Officer's Certificate to such effect, in each case delivered to the Administrative Agent. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 11.02.

        Section 11.02.    Appointment of the Successor Servicer.    In connection with the termination of the Servicer's responsibilities or the resignation by the Servicer under this Agreement pursuant to Sections 9.02 or 11.01, the Administrative Agent (a) shall succeed to and assume all of the Servicer's responsibilities, rights, duties and obligations as Servicer (but not in any other capacity, including specifically not the obligations of the Servicer set forth in Section 12.02) under this Agreement (and except that the Administrative Agent makes no representations and warranties pursuant to Section 4.02) and (b) may at any time appoint a successor servicer to the Servicer that shall be acceptable to the Administrative Agent and shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement (the Administrative Agent, in such capacity, or such successor servicer being referred to as the "Successor Servicer"); provided, that the Successor Servicer shall have no responsibility for any actions of the Servicer prior to the date of its appointment or assumption of duties as Successor Servicer. In selecting a Successor Servicer, the Administrative Agent may obtain bids from any potential Successor Servicer and may agree to any bid it deems appropriate. The Successor Servicer shall accept its appointment by executing, acknowledging and delivering to the Administrative Agent an instrument in form and substance acceptable to the Administrative Agent.

        Section 11.03.    Duties of the Servicer.    The Servicer covenants and agrees that, following the appointment of, or assumption of duties by, a Successor Servicer:

          (a)  The Servicer shall terminate its activities as Servicer hereunder in a manner that facilitates the transfer of servicing duties to the Successor Servicer and is otherwise acceptable to the Administrative Agent and, without limiting the generality of the foregoing, shall timely deliver (i) any funds to the Administrative Agent that were required to be remitted to the Administrative Agent for deposit in the Collection Account and (ii) all Servicing Records and other information with respect to the Transferred Receivables to the Successor Servicer at a place selected by the Successor Servicer. The Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may be reasonably required to vest and confirm in the Successor Servicer all rights, powers, duties, responsibilities, obligations and liabilities of the Servicer.

          (b)  The Servicer shall terminate each existing Sub-Servicing Agreement and the Successor Servicer shall not be deemed to have assumed any of the Servicer's interests therein or to have replaced the Servicer as a party thereto.

        Section 11.04.    Effect of Termination or Resignation.    Any termination of or resignation by the Servicer hereunder shall not affect any claims that the Borrower, the Lenders or the Administrative Agent may have against the Servicer for events or actions taken or not taken by the Servicer arising prior to any such termination or resignation.

ARTICLE XII.

INDEMNIFICATION

        Section 12.01.    Indemnities by the Borrower.

        (a)  Without limiting any other rights that the Lenders or the Administrative Agent or any of their respective officers, directors, employees, attorneys, agents or representatives (each, an "Indemnified Person") may have hereunder or under applicable law, the Borrower hereby agrees to indemnify and hold harmless each Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Indemnified Person in connection with or arising out of the transactions contemplated under this Agreement or under any other Related Document or any actions or failures to act in connection therewith, including any and all reasonable legal costs and reasonable expenses arising out of or incurred in connection with disputes between or among any parties to any of the Related Documents; provided, that the Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any such Indemnified Amount (x) results from such Indemnified Person's gross negligence or willful misconduct, in each case as finally determined by a court of competent jurisdiction or (y) constitutes recourse for uncollectible or uncollected Transferred Receivables as a result of the insolvency, bankruptcy or the failure (without cause or justification) or inability on the part of the related Obligor to perform its obligations thereunder. Without limiting the generality of the foregoing, the Borrower shall pay on demand to each Indemnified Person any and all Indemnified Amounts relating to or resulting from:

          (i)    reliance on any representation or warranty made or deemed made by the Borrower (or any of its officers) under or in connection with this Agreement or any other Related Document or on any other information delivered by the Borrower pursuant hereto or thereto that shall have been incorrect when made or deemed made or delivered;

          (ii)  the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement, any other Related Document or any agreement executed in connection herewith or therewith, any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation; or

          (iii)  (1) the failure to vest and maintain vested in the Borrower valid and properly perfected title to and sole record and beneficial ownership of the Receivables that constitute Transferred Receivables, together with all Collections in respect thereof and all other Borrower Collateral, free and clear of any Adverse Claim and (2) the failure to maintain or transfer to the Administrative Agent, for the benefit of itself and the Lenders, a first priority, perfected Lien in any portion of the Borrower Collateral;

          (iv)  any dispute, claim, offset or defense of any Obligor (other than its discharge in bankruptcy) to the payment of any Transferred Receivable or which would constitute recourse for uncollectible or uncollected Transferred Receivables (including a defense based on such Receivable or the Contract therefor not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services giving rise to such Receivable or the furnishing of or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by any of its Affiliates acting as Servicer), except to the extent that such dispute, claim, offset or defense results solely from any action or inaction on the part of any Indemnified Person;

          (v)  any products liability claim or other claim arising out of or in connection with merchandise, insurance or services that is the subject of any Contract with respect to any Transferred Receivable;

          (vi)  the commingling of Collections with respect to Transferred Receivables by the Borrower at any time with its other funds or the funds of any other Person;

          (vii) any failure by the Borrower to cause the filing of, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or any other applicable laws with respect to any Transferred Receivable hereunder or any other Borrower Collateral, whether at the time of the Borrower's acquisition thereof or any Advance made hereunder or at any subsequent time; or

          (viii) any failure of a Lockbox Bank to comply with the terms of the applicable Lockbox Account Agreement; or

          (ix)  any withholding, deduction or Charge imposed upon any payments with respect to any Transferred Receivable, any Borrower Assigned Agreement or any other Borrower Collateral.

  (b)
  Any Indemnified Amounts subject to the indemnification provisions of this Section 12.01 not paid in accordance with Section 2.08 shall be paid by the Borrower to the Indemnified Person entitled thereto within five Business Days following demand therefor.

        Section 12.02.    Indemnities by the Servicer.

        (a)  Without limiting any other rights that an Indemnified Person may have hereunder or under applicable law, the Servicer hereby agrees to indemnify and hold harmless each Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Indemnified Person in connection with or arising out of any breach by the Servicer of its obligations hereunder or under any other Related Document; provided, that the Servicer shall not be liable for any indemnification to an Indemnified Person to the extent that any such Indemnified Amount (x) results from such Indemnified Person's gross negligence or willful misconduct, in each case as finally determined by a court of competent jurisdiction, or (y) constitutes recourse for uncollectible or uncollected Transferred Receivables as a result of the insolvency, bankruptcy or lack of creditworthiness of any Obligor. Without limiting the generality of the foregoing, the Servicer shall pay on demand to each Indemnified Person any and all Indemnified Amounts relating to or resulting from:

          (i)    reliance on any representation or warranty made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Related Document or on any other information delivered by the Servicer pursuant hereto or thereto that shall have been incorrect when made or deemed made or delivered;

          (ii)  the failure by the Servicer to comply with any term, provision or covenant contained in this Agreement, any other Related Document or any agreement executed in connection herewith or therewith, any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation;

          (iii)  the imposition of any Adverse Claim with respect to any Transferred Receivable or the Borrower Collateral as a result of any action taken by the Servicer; or

          (iv)  the commingling of Collections with respect to Transferred Receivables by the Servicer at any time with its other funds or the funds of any other Person.

        (b)  Any Indemnified Amounts subject to the indemnification provisions of this Section 12.02 shall be paid by the Servicer to the Indemnified Person entitled thereto within five Business Days following demand therefor.

ARTICLE XIII.

ADMINISTRATIVE AGENT

        Section 13.01.    Authorization and Action.

        (a)  The Administrative Agent may take such action and carry out such functions under this Agreement as are authorized to be performed by it pursuant to the terms of this Agreement, any other Related Document or otherwise contemplated hereby or thereby or are reasonably incidental thereto; provided, that the duties of the Administrative Agent hereunder shall be determined solely by the express provisions of this Agreement, and, other than the duties set forth in Section 13.02, any permissive right of the Administrative Agent hereunder shall not be construed as a duty.

        Section 13.02.    Reliance.    None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the other Related Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the generality of the foregoing, and notwithstanding any term or provision hereof to the contrary, the Borrower, the Servicer, and each Lender hereby acknowledge and agree that the Administrative Agent as such (a) has no duties or obligations other than as set forth expressly herein, and has no fiduciary obligations to any person, (b) acts as a representative hereunder for the Lenders and has no duties or obligations to, shall incur no liabilities or obligations to, and does not act as an agent in any capacity for, the Borrower (other than, with respect to the Administrative Agent, under the Power of Attorney with respect to remedial actions) or the Originators, (c) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts, (d) makes no representation or warranty hereunder to any Affected Party and shall not be responsible to any such Person for any statements, representations or warranties made in or in connection with this Agreement or the other Related Documents, (e) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Related Documents on the part of the Borrower, the Servicer, any Originator, Superior or any Lender, or to inspect the property (including the books and records) of the Borrower, the Servicer, any Originator, Superior or any Lender, (f) shall not be responsible to the Borrower, the Servicer, any Lender or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Related Documents or any other instrument or document furnished pursuant hereto or thereto, (g) shall incur no liability under or in respect of this Agreement or the other Related Documents by acting upon any notice, consent, certificate or other instrument or writing believed by it to be genuine and signed, sent or communicated by the proper party or parties and (h) shall not be bound to make any investigation into the facts or matters stated in any notice or other communication hereunder and may conclusively rely on the accuracy of such facts or matters.

        Section 13.03.    GE Capital and Affiliates.    GE Capital and its Affiliates may generally engage in any kind of business with any Obligor, the Parent, the Originators, the Borrower, the Servicer, any Lender, any of their respective Affiliates and any Person who may do business with or own securities of such Persons or any of their respective Affiliates, all as if GE Capital were not the Administrative Agent and without the duty to account therefor to any Obligor, the Parent, any Originator, the Borrower, the Servicer, any Lender or any other Person.

        Section 13.04.    Lender Credit Decision.    Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and financial analysis of Borrower and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

        Section 13.05.    Indemnification.    Each of the Lenders severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligations of the Borrower hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Related Document or any action taken or omitted by the Administrative Agent in connection herewith or therewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Related Document, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

        Section 13.06.    Successor Administrative Agent.    The Administrative Agent may resign at any time by giving not less than thirty (30) days' prior written notice thereof to each of the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning the Administrative Agent's giving notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution which commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof which has a long-term debt rating from S&P of "A—" or better and has a combined capital and surplus of at least $300,000,000. If no successor Administrative Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Administrative Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the earlier of the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent or the effective date of the resigning Administrative Agent's resignation, the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Related Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Administrative Agent's resignation hereunder, the provisions of this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Related Documents.

        Section 13.07.    Setoff and Sharing of Payments.    In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Termination Event, each Lender and each holder of any Revolving Note is hereby authorized at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived (but subject to Section 2.03(b)(i)), to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of the Borrower (regardless of whether such balances are then due to the Borrower) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of the Borrower against and on account of any of the Borrower Obligations which are not paid when due. Any Lender or holder of any Revolving Note exercising a right to set off or otherwise receiving any payment on account of the Borrower Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Borrower Obligations as would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares. The Borrower agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Borrower Obligations and may sell participations in such amount so set off to other Lenders and holders and (b) any Lender or holders so purchasing a participation in the

Advances made or other Borrower Obligations held by other Lenders or holders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Advances and the other Borrower Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

ARTICLE XIV.

MISCELLANEOUS

        Section 14.01.    Notices.    Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by facsimile (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 14.01), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than any Lender and the Administrative Agent) designated in any written notice provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.

  Borrower:

  1403 Foulk Rd.
  Suite 106-J
  Wilmington, Delaware 19803
  Attention: Craig Badyna
  Telephone: (302) 651-8332
  Facsimile: (302) 651-8423

  Servicer:

  150 North Interstate Parkway
  Suite 300
  Atlanta, Georgia 30339
  Attention: Chief Financial Officer
  Telephone: (770) 953-8338
  Facsimile: (770) 303-8890

  Administrative Agent:

  201 High Ridge Road
  Stamford, Connecticut 06927
  Attention: Senior Vice President—Portfolio/Underwriting
  Telephone: (203) 357-4065
  Facsimile: (203) 316-7821

        Section 14.02.    Binding Effect; Assignability.

        (a)  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, each Lender and the Administrative Agent and their respective successors and permitted assigns. Neither the Borrower nor the Servicer may assign, transfer, hypothecate or otherwise convey any of their respective rights or obligations hereunder or interests herein without the express prior written consent of the Requisite Lenders and the Administrative Agent. Any such purported assignment, transfer, hypothecation or other conveyance by the Borrower or the Servicer without the prior express written consent of the Requisite Lenders and the Administrative Agent shall be void.

        (b)  The Borrower hereby consents to any Lender's assignment of, and/or sale of participations in, at any time or times after the Effective Date, the Related Documents, Advances, and any Commitment or of any portion thereof or interest therein, including any Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not, made in accordance with this Section 14.02(b). Any assignment by a Lender shall (i) require the consent of (A) the Administrative Agent and the execution of an assignment agreement (an "Assignment Agreement") substantially in the form attached hereto as Exhibit 14.02(b) and otherwise in form and substance satisfactory to, and acknowledged by, the Administrative Agent and (B) so long as no Termination Event has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld or delayed); (ii) if a partial assignment, be in an amount at least equal to $5,000,000 and, after giving effect to any such partial assignment, the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; and (iv) include a payment to the Administrative Agent by the assignor or assignee Lender of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 14.02, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. The Borrower hereby acknowledges and agrees that any assignment made in accordance with this Section 14.02(b) will give rise to a direct obligation of the Borrower to the assignee and that the assignee shall thereupon be a "Lender" for all purposes. In all instances, each Lender's liability to make Advances hereunder shall be several and not joint and shall be limited to such Lender's Pro Rata Share of the applicable Commitment. In the event any Lender assigns or otherwise transfers all or any part of a Revolving Note, such Lender shall so notify the Borrower and the Borrower shall, upon the request of such Lender, execute new Revolving Notes in exchange for the Revolving Notes being assigned. Notwithstanding the foregoing provisions of this Section 14.02(b), any Lender may at any time pledge or assign all or any portion of such Lender's rights under this Agreement and the other Related Documents to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from such Lender's obligations hereunder or under any other Related Document.

        (c)  Any participation by a Lender of all or any part of its Commitments shall be in an amount at least equal to $5,000,000, and with the understanding that all amounts payable by the Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Advance in which such holder participates, (ii) any extension of any scheduled payment of the principal amount of any Advance in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Borrower Collateral (other than in accordance with the terms of this Agreement or the other Related Documents). Solely for purposes of Sections 2.08, 2.09, 2.10, 12.01, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of the Borrower to the participant and the participant shall be considered to be a "Lender" for purposes of such sections (except that, unless the Borrower otherwise consents, no amounts shall be payable to such participant under Section 2.09 or 2.10 to the extent that such amounts would have been required to have been paid under the circumstances in existence on the effective date of such participation). Except as set forth in the preceding sentence the Borrower shall have no obligation or duty to any participant. Neither the Administrative Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

        (d)  Except as expressly provided in this Section 14.02, no Lender shall, as between the Borrower and that Lender, or between the Administrative Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Advances, the Revolving Notes or other Borrower Obligations owed to such Lender.

        (e)  The Borrower shall assist any Lender permitted to sell assignments or participations under this Section 14.02 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested and the participation of management in meetings with, potential assignees or participants. The Borrower shall, if the Administrative Agent so requests in connection with an initial syndication of the Advances hereunder, assist in the preparation of informational materials for such syndication.

        (f)    A Lender may furnish any information concerning the Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants). Each Lender shall obtain from all prospective and actual assignees or participants confidentiality covenants substantially equivalent to those contained in Section 14.05.

        Section 14.03.    Termination; Survival of Borrower Obligations Upon Commitment Termination Date.

        (a)  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date.

        (b)  Except as otherwise expressly provided herein or in any other Related Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by any Affected Party under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Borrower or the Servicer or the rights of any Affected Party relating to any unpaid portion of the Borrower Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Related Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Borrower or the Servicer, and all rights of any Affected Party hereunder, all as contained in the Related Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the rights and remedies provided for herein with respect to any breach of any representation or warranty made by the Borrower or the Servicer pursuant to Article IV, the indemnification and payment provisions of Article XII and Sections 14.04, 14.05 and 14.06 shall be continuing and shall survive the Termination Date.

        Section 14.04.    Costs, Expenses and Taxes.    (a) The Borrower shall reimburse each Lender and the Administrative Agent for all reasonable out-of-pocket expenses incurred in connection with the negotiation and preparation of this Agreement and the other Related Documents (including the reasonable fees and expenses of all of its special counsel, advisors, consultants and auditors retained in connection with the transactions contemplated thereby and advice in connection therewith). The Borrower shall reimburse each Lender and the Administrative Agent for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including management consultants and appraisers) for advice, assistance, or other representation in connection with:

          (i)    the forwarding to the Borrower or any other Person on behalf of the Borrower by any Lender of any proceeds of Advances made by such Lender hereunder;

          (ii)  any amendment, modification or waiver of, consent with respect to, or termination of this Agreement or any of the other Related Documents or advice in connection with the administration hereof or thereof or their respective rights hereunder or thereunder;

          (iii)  any Litigation, contest or dispute (whether instituted by the Borrower, any Lender, the Administrative Agent or any other Person as a party, witness, or otherwise) in any way relating to the Borrower Collateral, any of the Related Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any Litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against the Borrower, the Servicer or any other Person that may be obligated to any Lender or the Administrative Agent by virtue of the Related Documents, including any such Litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events;

          (iv)  any attempt to enforce any remedies of a Lender or the Administrative Agent against the Borrower, the Servicer or any other Person that may be obligated to them by virtue of any of the Related Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events;

          (v)  any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events; and

          (vi)  efforts to (A) monitor the Advances or any of the Borrower Obligations, (B) evaluate, observe or assess the Originators, the Parent, the Borrower, the Member or the Servicer or their respective affairs, and (C) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Borrower Collateral;

including all reasonable attorneys' and other professional and service providers' fees arising from such services, including those in connection with any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 14.04, all of which shall be payable, on demand, by the Borrower to the applicable Lender or the Administrative Agent, as applicable. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or facsimile charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

        (b)  In addition, the Borrower shall pay on demand any and all stamp, sales, excise and other taxes (excluding income taxes), gross receipts or franchise taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement or any other

Related Document, and the Borrower agrees to indemnify and save each Indemnified Person harmless from and against any and all liabilities with respect to or resulting from any delay or failure to pay such taxes and fees.

        Section 14.05.    Confidentiality.

        (a)  Except to the extent otherwise required by applicable law or as required to be filed publicly with the Securities and Exchange Commission, or unless the Administrative Agent shall otherwise consent in writing, the Borrower and the Servicer each agrees to maintain the confidentiality of this Agreement (and all drafts hereof and documents ancillary hereto), in its communications with third parties other than any Affected Party or any Indemnified Person and otherwise and not to disclose, deliver or otherwise make available to any third party (other than its directors, officers, employees, accountants or counsel) the original or any copy of all or any part of this Agreement (or any draft hereof and documents ancillary hereto) except to an Affected Party or an Indemnified Person or any financial institution party to the Credit Agreement.

        (b)  The Borrower and the Servicer each agrees that it shall not (and shall not permit any of its Subsidiaries to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the other Related Documents without the prior written consent of the Requisite Lenders and the Administrative Agent (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case the Borrower or the Servicer, as applicable, shall consult with the Lenders and the Administrative Agent prior to the issuance of such news release or public announcement. The Borrower may, however, (i) disclose the general terms of the transactions contemplated by this Agreement and the other Related Documents to trade creditors, suppliers and other similarly-situated Persons so long as such disclosure is not in the form of a news release or public announcement and (ii) give copies of this Agreement and the other Related Documents to the lenders party to the Credit Agreement.

        (c)  The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), and will not use such confidential Information for any purpose or in any matter except in connection with this Agreement, except that Information may be disclosed (1) to (i) each Affected Party and (ii) its and each Affected Party's and their respective Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and to not disclose or use such Information in violation of Regulation FD (17 C.F.R. § 243.100-243.103)), (2) any regulatory authority (it being understood that it will to the extent reasonably practicable provide the Borrower with an opportunity to request confidential treatment from such regulatory authority), (3) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (4) to any other party to this Agreement, (5) to the extent required in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Related Document or the enforcement of rights hereunder or thereunder, (6) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of (or participant in), or any prospective assignee of (or participant in), any of its rights or obligations under this Agreement, (7) with the consent of the Borrower or (8) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or any other confidentiality agreement to which it is party with the Borrower or the Parent or any subsidiary thereof or (ii) becomes available to the Administrative Agent, or any Lender on a nonconfidential basis from a source other than the Parent or any subsidiary thereof. For the purposes of this Section, "Information" means all information received from the Borrower and Servicer relating to the Borrower, the Servicer, the Parent or any subsidiary thereof or their businesses, or any Obligor, other than any such information that is available to Administrative Agent, or any Lender on a nonconfidential basis prior to disclosure by Borrower or Servicer. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        Section 14.06.    Complete Agreement; Modification of Agreement.    This Agreement and the other Related Documents constitute the complete agreement among the parties hereto with respect to the subject matter hereof and thereof, supersede all prior agreements and understandings relating to the subject matter hereof and thereof, and may not be modified, altered or amended except as set forth in Section 14.07.

        Section 14.07.    Amendments and Waivers.

        (a)  Except for actions expressly permitted to be taken by the Administrative Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any of the Revolving Notes, or any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and by the Requisite Lenders or, to the extent required under clause (b) below, by all affected Lenders, and, to the extent required under clause (b) or clause (c) below, by the Administrative Agent. Except as set forth in clause (b) below, all amendments, modifications, terminations or waivers requiring the consent of any Lenders without specifying the required percentage of Lenders shall require the written consent of the Requisite Lenders.

        (b)  No amendment, modification, termination or waiver shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (i) increase the principal amount of any Lender's Commitment; (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Advance of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Advance of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) change the percentage of the Aggregate Commitments or of the aggregate unpaid principal amount of the Advances which shall be required for Lenders or any of them to take any action hereunder; (vi) release all or substantially all of the Borrower Collateral; or (vii) amend or waive this Section 14.07 or the definition of the term "Requisite Lenders" insofar as such definition affects the substance of this Section 14.07. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of the Administrative Agent under this Agreement or any other Related Document shall be effective unless in writing and signed by the Administrative Agent. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for the Administrative Agent to take additional Borrower Collateral pursuant to any Related Document. No amendment, modification, termination or waiver of any provision of any Revolving Note shall be effective without the written concurrence of the holder of that Revolving Note. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 14.07 shall be binding upon each holder of the Revolving Notes at the time outstanding and each future holder of the Revolving Notes.

        (c)  If, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change"):

          (i)    requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described this clause (i) or in clause (ii) below being referred to as a "Non-Consenting Lender"), or

          (ii)  requiring the consent of Requisite Lenders, the consent of Lenders holding 51% or more of the Aggregate Commitments is obtained, but the consent of Requisite Lenders is not obtained,

then, so long as the Administrative Agent is not a Non-Consenting Lender, at the Borrower's request the Administrative Agent, or a Person acceptable to the Administrative Agent, shall have the right with the Administrative Agent's consent and in the Administrative Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent's request, sell and assign to the Administrative Agent or such Person, all of the Commitments of such Non-Consenting Lender for an amount equal to the principal balance of all Advances held by the Non-Consenting Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

        (d)  Upon indefeasible payment in full in cash and performance of all of the Borrower Obligations (other than indemnification Borrower Obligations under Section 12.01), termination of the Aggregate Commitment and a release of all claims against the Administrative Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, the Administrative Agent shall deliver to the Borrower termination statements and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Borrower Obligations.

        Section 14.08.    No Waiver; Remedies.    The failure by any Lender or the Administrative Agent, at any time or times, to require strict performance by the Borrower or the Servicer of any provision of this Agreement, any Receivables Assignment or any other Related Document shall not waive, affect or diminish any right of any Lender or the Administrative Agent thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Borrower or the Servicer contained in this Agreement, any Receivables Assignment or any other Related Document, and no breach or default by the Borrower or the Servicer hereunder or thereunder, shall be deemed to have been suspended or waived by any Lender or the Administrative Agent unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of the applicable Lenders and the Administrative Agent and directed to the Borrower or the Servicer, as applicable, specifying such suspension or waiver. The rights and remedies of the Lenders and the Administrative Agent under this Agreement and the other Related Documents shall be cumulative and nonexclusive of any other rights and remedies that the Lenders and the Administrative Agent may have hereunder, thereunder, under any other agreement, by operation of law or otherwise. Recourse to the Borrower Collateral shall not be required.

        Section 14.09.    GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

        (a)  THIS AGREEMENT AND EACH OTHER RELATED DOCUMENT (EXCEPT TO THE EXTENT THAT ANY RELATED DOCUMENT EXPRESSLY PROVIDES TO THE CONTRARY) AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES) EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE ADMINISTRATIVE AGENT IN THE RECEIVABLES OR REMEDIES HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF DELAWARE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

        (b)  EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF DELAWARE; PROVIDED FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY LENDER OR THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE BORROWER COLLATERAL OR ANY OTHER SECURITY FOR THE BORROWER OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE LENDERS OR THE ADMINISTRATIVE AGENT. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS PROVIDED FOR IN SECTION 14.01 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY'S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

        (c)  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

        Section 14.10.    Counterparts.    This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

        Section 14.11.    Severability.    Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        Section 14.12.    Section Titles.    The section, titles and table of contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

        Section 14.13.    Further Assurances.

        (a)  Each of the Borrower and the Servicer shall, at its sole cost and expense, upon request of any of the Lenders or the Administrative Agent, promptly and duly execute and deliver any and all further instruments and documents and take such further action that may be necessary or desirable or that any of the Lenders or the Administrative Agent may request to (i) perfect, protect, preserve, continue and maintain fully the Liens granted to the Administrative Agent for the benefit of itself and the Lenders under this Agreement, (ii) enable the Lenders or the Administrative Agent to exercise and enforce its rights under this Agreement or any of the other Related Documents or (iii) otherwise carry out more effectively the provisions and purposes of this Agreement or any other Related Document. Without limiting the generality of the foregoing, the Borrower shall, upon request of any of the Lenders or the Administrative Agent, (A) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices that may be necessary or desirable or that any of the Lenders or the Administrative Agent may request to perfect, protect and preserve the Liens granted pursuant to this Agreement, free and clear of all Adverse Claims, (B) mark, or cause the Servicer to mark, each Contract (other than invoices) evidencing each Transferred Receivable with a legend, acceptable to each Lender and the Administrative Agent evidencing that the Borrower has purchased such Transferred Receivables and that the Administrative Agent, for the benefit of the Lenders, has a security interest in and lien thereon, (C) mark, or cause the Servicer to mark, its master data processing records evidencing such Transferred Receivables with such a legend and (D) from and after the occurrence of a Termination Event, notify or cause the Servicer to notify Obligors of the Liens on the Transferred Receivables granted hereunder.

        (b)  Without limiting the generality of the foregoing, the Borrower hereby authorizes the Lenders and the Administrative Agent, and each of the Lenders hereby authorizes the Administrative Agent, to file one or more financing or continuation statements, or amendments thereto or assignments thereof, relating to all or any part of the Transferred Receivables, including Collections with respect thereto, or the Borrower Collateral without the signature of the Borrower or, as applicable, the Lenders, as applicable, to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the Transferred Receivables, the Borrower Collateral or any part thereof shall be sufficient as a notice or financing statement where permitted by law.

        IN WITNESS WHEREOF, the parties have caused this Receivables Funding Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SUPERIOR ESSEX FUNDING LLC, as the Borrower
By

Name

Title

SUPERIOR TELECOMMUNICATIONS INC., as the Servicer By Name Title
By

Name

Title

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender
By

Name

Duly Authorized Signatory
GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent
By

Name

Duly Authorized Signatory

Exhibit 2.01(b) to Funding Agreement

FORM OF REVOLVING NOTE

$	[ , 20 ]

        FOR VALUE RECEIVED, the undersigned, SUPERIOR ESSEX FUNDING LLC, a Delaware limited liability company (the "Borrower"), HEREBY PROMISES TO PAY to the order of [                        ] (the "Lender"), at the offices of GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as agent for the Lender (the "Administrative Agent"), at its address at 201 High Ridge Road, Stamford, CT 06927, or at such other place as the Administrative Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of                          DOLLARS AND              CENTS ($                        ) or, if less, the aggregate unpaid amount of all Advances made to the undersigned under the "Funding Agreement" (as hereinafter defined). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Funding Agreement or in Annex X thereto.

        This Revolving Note is one of the Revolving Notes issued pursuant to that certain Receivables Funding Agreement dated as of November 6, 2002 by and among the Borrower, the Lender (and any other "Lender" party thereto), Superior Telecommunications Inc., as servicer, and the Administrative Agent (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the "Funding Agreement"), and is entitled to the benefit and security of the Funding Agreement and all of the other Related Documents referred to therein. Reference is hereby made to the Funding Agreement for a statement of all of the terms and conditions under which the Advances evidenced hereby are made and are to be repaid. The date and amount of each Advance made by the Lender to the Borrower, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by the Administrative Agent on its books; provided that the failure of the Administrative Agent to make any such recordation shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Funding Agreement or this Revolving Note in respect of the Advances actually made by the Lender to the Borrower.

        The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Funding Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Funding Agreement.

        If any payment on this Revolving Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

        Upon and after the occurrence of any Termination Event, this Revolving Note may, as provided in the Funding Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

        Time is of the essence of this Revolving Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

        Except as provided in the Funding Agreement, this Revolving Note may not be assigned by the Lender to any Person.

        THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

SUPERIOR ESSEX FUNDING LLC
By:

Name:
Title:

1

Exhibit 2.02(a) to Funding Agreement

FORM OF COMMITMENT REDUCTION NOTICE

[Insert Date]

General Electric Capital Corporation,
        as Administrative Agent
201 High Ridge Road
Stamford, Connecticut 06927
Attention: Vice President—Portfolio/Underwriting

  Re:
  Receivables Funding Agreement
   dated as of November 6, 2002

Ladies and Gentlemen:

This notice is given pursuant to Section 2.02(a) of that certain Receivables Funding Agreement dated as of November 6, 2002 (the "Funding Agreement"), by and among Superior Essex Funding LLC (the "Borrower"), Superior Telecommunications Inc. (the "Servicer"), the financial institutions party thereto as lenders (the "Lenders") and General Electric Capital Corporation, as Lender and as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.

        Pursuant to Section 2.02(a) of the Funding Agreement, the Borrower hereby irrevocably notifies the Lenders and the Administrative Agent of its election to permanently reduce the Maximum Facility Amount to [$            ], effective as of [                 ], [        ] (which is a Business Day). [[This reduction is the [first/second] reduction [for the current calendar year] permitted by Section 2.02(a) of the Funding Agreement.]] After such reduction, the Maximum Facility Amount will not be less than the Outstanding Principal Amount.

Very truly yours,
SUPERIOR ESSEX FUNDING LLC
By:

Name:

Title:

2

Exhibit 2.02(b) to Funding Agreement

FORM OF COMMITMENT TERMINATION NOTICE

[Insert Date]

General Electric Capital Corporation,
        as Administrative Agent
201 High Ridge Road
Stamford, Connecticut 06927
Attention: Vice President—Portfolio/Underwriting

  Re:
  Receivables Funding Agreement
   dated as of November 6, 2002

Ladies and Gentlemen:

        This notice is given pursuant to Section 2.02(b) of that certain Receivables Funding Agreement dated as of November 6, 2002 (the "Funding Agreement"), by and among Superior Essex Funding LLC (the "Borrower"), Superior Telecommunications Inc. (the "Servicer"), the financial institutions party thereto as lenders (the "Lenders") and General Electric Capital Corporation, as a Lender and as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.

        Pursuant to Section 2.02(b) of the Funding Agreement, the Borrower hereby irrevocably notifies the Lenders and the Administrative Agent of its election to terminate the Maximum Facility Amount effective as of [                             ], [        ]1. In connection therewith, the Borrower shall reduce Outstanding Principal Amount to zero on or prior to such date and make all other payments required by Section 2.03(h) and pay any other fees that are due and payable pursuant to the Fee Letter at the time and in the manner specified therein.

Very truly yours,
SUPERIOR ESSEX FUNDING LLC
By:

Name:

Title:

1
Which day shall be a Business Day at least 20 days after the date this notice is given

3

  Exhibit 2.03(a) to Funding Agreement

  FORM OF BORROWING REQUEST

  [Insert Date]

General Electric Capital Corporation,
        as Administrative Agent
201 High Ridge Road
Stamford, Connecticut 06927
Attention: Vice President—Portfolio/Underwriting

  Re:
  Receivables Funding Agreement
   dated as of November 6, 2002

Ladies and Gentlemen:

        This notice is given pursuant to Section 2.03(a) of that certain Receivables Funding Agreement dated as of November 6, 2002 (the "Funding Agreement"), by and among Superior Essex Funding LLC (the "Borrower"), Superior Telecommunications Inc. (the "Servicer"), the financial institutions party thereto as lenders (the "Lender") and General Electric Capital Corporation, as a lender and as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.

        Pursuant to Section 2.01 of the Funding Agreement, the Borrower hereby requests that a Borrowing be made to the Borrower on [                 ], [            ], in the amount of [$            ] which shall consist of [Index Rate Advances] [LIBOR Rate Advances with a LIBOR Period of [1][2][3] months], to be disbursed to the Borrower in accordance with Section 2.04(a) of the Funding Agreement. The Borrower hereby represents and warrants that the conditions set forth in Section 3.02 of the Funding Agreement have been satisfied. Attached hereto is a certificate setting forth a pro forma calculation of the Borrowing Base after giving effect to the acquisition by the Borrower of new Transferred Receivables and the receipt of Collections since the date of the most recent Borrowing Base Certificate, and the making of such Borrowing.

Very truly yours,
SUPERIOR ESSEX FUNDING LLC
By:

Name:

Title:

4

Exhibit 2.03(h) to Funding Agreement

FORM OF REPAYMENT NOTICE

[Insert Date]

General Electric Capital Corporation,
        as Administrative Agent
201 High Ridge Road
Stamford, Connecticut 06927
Attention: Vice President—Portfolio/Underwriting

  Re:
  Receivables Funding Agreement
   dated as of November 6, 2002

Ladies and Gentlemen:

        This notice is given pursuant to Section 2.03(h) of that certain Receivables Funding Agreement dated as of November 6, 2002 (the "Funding Agreement"), by and among Superior Essex Funding LLC (the "Borrower"), Superior Telecommunications Inc. (the "Servicer"), the financial institutions party thereto as lenders (the "Lenders"), and General Electric Capital Corporation, as a lender (in such capacity, the "Lender") and as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.

        Pursuant to Section 2.03(h) of the Funding Agreement, the Borrower hereby notifies the Lenders and the Administrative Agent of its request to repay the principal amount of outstanding Advances in an amount equal to [$            ] on [                 ], [        ] (which is a Business Day), from [Collections/other sources]. In connection therewith, the Borrower will pay to the Administrative Agent (1) all interest accrued on the outstanding principal balance of Advances being repaid through but excluding the date of such repayment and (2) any and all Breakage Costs payable under Section 2.10 of the Funding Agreement by virtue thereof.

Very truly yours,
SUPERIOR ESSEX FUNDING LLC
By:

Name:

Title:

5

Exhibit 2.06(c) to Funding Agreement

FORM OF CONVERSION/CONTINUATION NOTICE

TO:
General Electric Capital Corporation, in its capacity as administrative agent for the Lenders (the "Administrative Agent") under that certain Receivables Funding Agreement dated as of November 6, 2002 (the "Funding Agreement") by and among Superior Essex Funding LLC (the "Borrower"), Superior Telecommunications Inc., as Servicer, the financial institutions from time to time parties thereto and the Agent (such Funding Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Funding Agreement")

        The Borrower hereby gives to the Administrative Agent a notice of Conversion/Continuation pursuant to Section 2.06(c) of the Funding Agreement, and the Borrower hereby requests to [convert] [continue] on                         ,          (the "[Conversion][Continuation] Date") from the Lenders on a pro rata basis an aggregate principal amount of:

          $                         in Advances [identify as necessary] as a(n)

                         Index Rate Advances

LIBOR Rate Advances	(which Advances shall be (a) in an aggregate amount equal to $1,000,000 or an integral multiple of $500,000 in excess thereof, and (b) for a LIBOR Period equal to [1][2]][3] months

        The undersigned hereby certifies that (i) the representations and warranties of the undersigned contained in Article IV of the Funding Agreement are and shall be true and correct in all respects on and as of the date hereof and on and as of the [Conversion][Continuation] Date; (ii) no Termination Event or Incipient Termination event has occurred and is continuing on the date hereof or on the [Conversion][Continuation] Date or will result from the [conversion] [continuation] of the Advances; and (iii) the conditions set forth in Section 3.02 of the Funding Agreement have been satisfied.

        Unless otherwise defined herein, terms defined in Annex X to the Funding Agreement shall have the same meanings in this [Conversion][Continuation] Notice.

        Dated:                              , 20

Very truly yours,
SUPERIOR ESSEX FUNDING LLC
By:

Name:

Title:

6

Exhibit 5.02(b) to Funding Agreement

Form of

BORROWING BASE CERTIFICATE

Attached

7

Exhibit 10.03 to Funding Agreement

Form of

POWER OF ATTORNEY

        This Power of Attorney is executed and delivered by [Superior Essex Funding LLC, as Borrower] [Superior Telecommunications Inc., as Servicer] ("Grantor") under the Funding Agreement (as defined below), to General Electric Capital Corporation, as Administrative Agent under the Funding Agreement (hereinafter referred to as "Attorney"), pursuant to that certain Receivables Funding Agreement dated as of November 6, 2002 (the "Funding Agreement"), by and among Grantor, the other parties thereto and Attorney and the other Related Documents. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Funding Agreement. No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from Grantor as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Grantor irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or cancelled by Grantor until all Borrower Obligations under the Related Documents have been indefeasibly paid in full and Attorney has provided its written consent thereto.

        Grantor hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in its place and stead and in its name or in Attorney's own name, from time to time in Attorney's discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Funding Agreement, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, upon the occurrence and during the continuance of any Termination Event, to do the following: (a) open mail for it, and ask, demand, collect, give acquittances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due in respect of Transferred Receivables, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices in connection with any Borrower Collateral; (b) effect any repairs to any Borrower Collateral, or continue or obtain any insurance in respect of any Borrower Collateral and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, and make all determinations and decisions with respect to such policies; (c) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against any Borrower Collateral; (d) defend any suit, action or proceeding brought against it or any Borrower Collateral if the Grantor does not defend such suit, action or proceeding or if Attorney believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (e) file or prosecute any claim, Litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due with respect to any Borrower Collateral or otherwise with respect to the Related Documents whenever payable and to enforce any other right in respect of its property; (f) sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any Borrower Collateral, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; and (g) cause the certified public accountants then engaged by it to prepare

8

and deliver to Attorney at any time and from time to time, promptly upon Attorney's request, any and all financial statements or other reports required to be delivered by or on behalf of Grantor under the Related Documents, all as though Attorney were the absolute owner of its property for all purposes, and to do, at Attorney's option and its expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon the Borrower Collateral and the Lenders' Liens thereon, all as fully and effectively as it might do. Grantor hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, this Power of Attorney is executed by Grantor, and Grantor has caused its seal to be affixed pursuant to the authority of its board of directors this    day of November, 2002.

Grantor
ATTEST:

By:	(SEAL)

Title:

[Notarization in appropriate form for the state of execution is required.]

9

Exhibit 14.02(b) to Funding Agreement

FORM OF ASSIGNMENT AGREEMENT

        This Assignment Agreement (this "Agreement") is made as of                              ,              by and between                                                   ("Assignor Lender") and                                                   ("Assignee Lender") and acknowledged and consented to by GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent ("Administrative Agent"). All capitalized terms used in this Agreement and not otherwise defined herein will have the respective meanings set forth in the Funding Agreement as hereinafter defined.

RECITALS:

        WHEREAS, Superior Essex Funding LLC, a Delaware limited liability company (the "Borrower"), Superior Telecommunications Inc., a Delaware corporation (the "Servicer"), the financial institutions signatory thereto from time to time as lenders (the "Lenders"), and the Administrative Agent have entered into that certain Receivables Funding Agreement dated as of November 6, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the "Funding Agreement") pursuant to which the Lenders (including the Assignor Lender) have agreed to make certain Advances to Borrower;

        WHEREAS, Assignor Lender desires to assign to Assignee Lender [all/a portion] of its interest in the Advances (as described below) and the Borrower Collateral and to delegate to Assignee Lender [all/a portion] of its Commitment and other duties with respect to such Advances and Borrower Collateral;

        WHEREAS, Assignee Lender desires to become a Lender under the Funding Agreement and to accept such assignment and delegation from Assignor Lender; and

        WHEREAS, Assignee Lender desires to appoint the Administrative Agent to serve as agent for Assignee Lender under the Funding Agreement;

        NOW, THEREFORE, in consideration of the premises and the agreements, provisions, and covenants herein contained, Assignor Lender and Assignee Lender agree as follows:

1. ASSIGNMENT, DELEGATION, AND ACCEPTANCE

        1.1    Assignment.    Assignor Lender hereby transfers and assigns to Assignee Lender, without recourse and without representations or warranties of any kind (except as set forth in Section 3.2 below), [all/such percentage] of Assignor Lender's right, title, and interest in the Advances, Related Documents and Borrower Collateral as will result in Assignee Lender having as of the Effective Date (as hereinafter defined) a Pro Rata Share thereof, as follows:

Assignee Lender's Loans		Principal Amount	Pro Rata Share
Advances	$		%

        1.2    Delegation.    Assignor Lender hereby irrevocably assigns and delegates to Assignee Lender [all/a portion]of its Commitments and its other duties and obligations as a Lender under the Related Documents equivalent to [100%/        %] of Assignor Lender's Commitment (such percentage representing a commitment of $                        ).

        1.3    Acceptance by Assignee Lender.    By its execution of this Agreement, Assignee Lender irrevocably purchases, assumes and accepts such assignment and delegation and agrees to be a Lender with respect to the delegated interest under the Related Documents and to be bound by the terms and conditions thereof. By its execution of this Agreement, Assignor Lender agrees, to the extent provided herein, to relinquish its rights and be released from its obligations and duties under the Funding Agreement.

        1.4    Effective Date.    Such assignment and delegation by Assignor Lender and acceptance by Assignee Lender will be effective and Assignee Lender will become a Lender under the Related Documents as of the date of this Agreement ("Effective Date") and upon payment of the Assigned Amount and the Assignment Fee (as each term is defined below).

2. INITIAL PAYMENT AND DELIVERY OF NOTES

        2.1    Payment of the Assigned Amount.    Assignee Lender will pay to Assignor Lender, in immediately available funds, not later than 12:00 noon (New York City time) on the Effective Date, an amount equal to its Pro Rata Share of the then outstanding principal amount of the Advances as set forth above in Section 1.1 together with accrued interest, fees and other amounts as set forth on Schedule 2.1 (the "Assigned Amount").

        2.2    Payment of Assignment Fee.    [Assignor Lender] [Assignee Lender] will pay to the Administrative Agent, for its own account in immediately available funds, not later than 12:00 noon (New York City time) on the Effective Date, an assignment fee in the amount of $3,500 (the "Assignment Fee") as required pursuant to Section 14.02(b) of the Funding Agreement.

2.3
Execution and Delivery of Notes. Following payment of the Assigned Amount and the Assignment Fee, Assignor Lender will deliver to the Administrative Agent the Revolving Notes previously delivered to Assignor Lender for redelivery to Borrower and the Administrative Agent will obtain from Borrower for delivery to [Assignor Lender and] Assignee Lender, new executed Revolving Notes evidencing Assignee Lender's [and Assignor Lender's respective] Pro Rata Share[s] in the Advances after giving effect to the assignment described in Section 1. Each new Revolving Note will be issued in the aggregate maximum principal amount of the Commitment of [the Assignee Lender] [and the Assignor Lender].

3. REPRESENTATIONS, WARRANTIES AND COVENANTS

        3.1    Assignee Lender's Representations, Warranties and Covenants.    Assignee Lender hereby represents, warrants, and covenants the following to Assignor Lender and the Administrative Agent:

          (a)  This Agreement is a legal, valid, and binding agreement of Assignee Lender, enforceable according to its terms;

          (b)  The execution and performance by Assignee Lender of its duties and obligations under this Agreement and the Related Documents will not require any registration with, notice to, or consent or approval by any Governmental Authority;

          (c)  Assignee Lender is familiar with transactions of the kind and scope reflected in the Related Documents and in this Agreement;

          (d)  Assignee Lender has made its own independent investigation and appraisal of the financial condition and affairs of the Borrower and its Affiliates, has conducted its own evaluation of the Advances, the Related Documents and the Borrower's and its Affiliate's creditworthiness, has made its decision to become a Lender to Borrower under the Funding Agreement independently and without reliance upon Assignor Lender, any other Lender or the Administrative Agent, and will continue to do so;

          (e)  Assignee Lender is entering into this Agreement in the ordinary course of its business, and is acquiring its interest in the Advances for its own account and not with a view to or for sale in connection with any subsequent distribution; provided, however, that at all times the distribution of Assignee Lender's property shall, subject to the terms of the Funding Agreement, be and remain within its control;

          (f)    No future assignment or participation granted by Assignee Lender pursuant to Section 14.02 of the Funding Agreement will require Assignor Lender, the Administrative Agent, or Borrower to file any registration statement with the Securities and Exchange Commission or to apply to qualify under the blue sky laws of any state;

          (g)  Assignee Lender will not enter into any written or oral agreement with, or acquire any equity or other ownership interest in, the Borrower or any of its Affiliates without the prior written consent of the Administrative Agent; and

          (h)  As of the Effective Date, Assignee Lender is entitled to receive payments of principal and interest under the Funding Agreement without deduction for or on account of any taxes imposed by the United States of America or any political subdivision thereof and Assignee Lender will indemnify the Administrative Agent from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, or expenses that are not paid by the Borrower pursuant to the terms of the Funding Agreement.

        3.2    Assignor Lender's Representations, Warranties and Covenants.    Assignor Lender hereby represents, warrants and covenants the following to Assignee Lender:

          (a)  Assignor Lender is the legal and beneficial owner of the Assigned Amount;

          (b)  This Agreement is a legal, valid and binding agreement of Assignor Lender, enforceable according to its terms;

          (c)  The execution and performance by Assignor Lender of its duties and obligations under this Agreement will not require any registration with, notice to or consent or approval by any Governmental Authority;

          (d)  Assignor Lender has full power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill the obligations hereunder and to consummate the transactions contemplated hereby;

          (e)  Assignor Lender is the legal and beneficial owner of the interests being assigned hereby, free and clear of any adverse claim, lien, encumbrance, security interest, restriction on transfer, purchase option, call or similar right of a third party; and

          (f)    This Agreement complies, in all material respects, with the terms of the Related Documents.

4. LIMITATIONS OF LIABILITY

        Neither Assignor Lender (except as provided in Section 3.2) nor the Administrative Agent makes any representations or warranties of any kind, nor assumes any responsibility or liability whatsoever, with regard to (a) the Related Documents or any other document or instrument furnished pursuant thereto or the Advances or other Borrower Obligations, (b) the creation, validity, genuineness, enforceability, sufficiency, value or collectibility of any of them, (c) the amount, value or existence of the Borrower Collateral, (d) the perfection or priority of any Lien upon the Borrower Collateral, or (e) the financial condition of Borrower or any of its Affiliates or other obligor or the performance or observance by Borrower or any of its Affiliates of its obligations under any of the Related Documents. Neither Assignor Lender nor the Administrative Agent has or will have any duty, either initially or on a continuing basis, to make any investigation, evaluation, appraisal of, or any responsibility or liability with respect to the accuracy or completeness of, any information provided to Assignee Lender which has been provided to Assignor Lender or the Administrative Agent by Borrower or any of its Affiliates. Nothing in this Agreement or in the Related Documents shall impose upon the Assignor Lender or the Administrative Agent any fiduciary relationship in respect of the Assignee Lender.

5. FAILURE TO ENFORCE

        No failure or delay on the part of the Administrative Agent or Assignor Lender in the exercise of any power, right, or privilege hereunder or under any Related Document will impair such power, right, or privilege or be construed to be a waiver of any default or acquiescence therein. No single or partial exercise of any such power, right, or privilege will preclude further exercise thereof or of any other right, power, or privilege. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.

6. NOTICES

        Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given will be in writing and addressed to the respective party as set forth below its signature hereunder, or to such other address as the party may designate in writing to the other.

7. AMENDMENTS AND WAIVERS

        No amendment, modification, termination, or waiver of any provision of this Agreement will be effective without the written concurrence of Assignor Lender, the Administrative Agent and Assignee Lender.

8. SEVERABILITY

        Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. In the event any provision of this Agreement is or is held to be invalid, illegal, or unenforceable under applicable law, such provision will be ineffective only to the extent of such invalidity, illegality, or unenforceability, without invalidating the remainder of such provision or the remaining provisions of the Agreement. In addition, in the event any provision of or obligation under this Agreement is or is held to be invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions or obligations in any other jurisdictions will not in any way be affected or impaired thereby.

9. SECTION TITLES

        Section and Subsection titles in this Agreement are included for convenience of reference only, do not constitute a part of this Agreement for any other purpose, and have no substantive effect.

10. SUCCESSORS AND ASSIGNS

        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11. APPLICABLE LAW

        THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

12. COUNTERPARTS

        This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, will be deemed an original and all of which shall together constitute one and the same instrument.

        IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

Assignee Lender	Assignor Lender

By:	By:

Title:	Title:

Notice Address	Notice Address

Account Information:	Account Information

Acknowledged and Consented to:

GENERAL ELECTRIC CAPITAL CORPORATION

By:

Its Duly Authorized Signatory

SUPERIOR ESSEX FUNDING LLC

By:

Name: Title:

SCHEDULE 2.1

Assignor Lender's Loans

Principal Amount
Revolving Loans	$
Accrued Interest	$
Unused Line Fee	$
Other + or-	$
Total $

All determined as of the Effective Date

ANNEX 5.02(a)
to
FUNDING AGREEMENT

REPORTING REQUIREMENTS OF THE BORROWER

        The Borrower shall furnish, or cause to be furnished, to each Lender and the Administrative Agent:

          (a)  Monthly Report. As soon as available, and in any event no later than 11:00 a.m. (New York time) on the fifteenth day of each fiscal month, a Monthly Report in the form attached hereto prepared by the Borrower as of the last day of the previous fiscal month, together with an unaudited monthly balance sheet of the Borrower certified by an officer of the Borrower.

          (b)  Annual Audited Financials. As soon as available, and in any event within 90 days after the end of each fiscal year, a copy of (1) the audited consolidated financial statements for such year for each of the Borrower and the Parent and its Subsidiaries, certified in each case without qualification in a manner satisfactory to the Administrative Agent by Deloitte & Touche (or its successor) or other nationally recognized independent public accountants reasonably acceptable to the Administrative Agent, with such financial statements being prepared in accordance with GAAP applied consistently throughout the period involved (except as approved by such accountants and disclosed therein) and (2) the unaudited consolidating financial statements for the Parent and its Subsidiaries.

          (c)  Quarterly Financials. As soon as available, and in any event within 45 days after the end of each fiscal quarter (other than the last quarter of such fiscal year), financial information regarding the Parent and its Subsidiaries, certified by the Chief Financial Officer of the Parent, consisting of consolidated unaudited balance sheets as of the close of such fiscal quarter and the related statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes. Such financial information shall be accompanied by the certification of the Chief Financial Officer of the Parent that (A) such financial information presents fairly in accordance with GAAP the financial position and results of operations of the Parent and its Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such quarter and for the period then ended and (B) any other information presented is true, correct and complete in all material respects and that there was no Incipient Termination Event or Termination Event in existence as of such time or, if an Incipient Termination Event or Termination Event shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Incipient Termination Event or Termination Event. In addition, the Borrower shall furnish, or cause to be furnished, to the Administrative Agent and the Lenders, within 50 days after the end of each fiscal quarter, (y) a statement in reasonable detail (each, a "Compliance Certificate") showing the calculations used in determining compliance with each financial covenant described in Sections 9.01(v) and (x) of the Funding Agreement and (z) a management discussion and analysis that includes a comparison of performance for the fiscal year to date as of the end of that fiscal quarter to the corresponding period in the prior year, as set forth in the quarterly filings made by the Parent with the Securities and Exchange Commission.

          (d)  Monthly Financials. As soon as available, and in any event within 30 days after the end of each fiscal month (unless such month is also the end of a calendar quarter), financial information regarding the Borrower and the Parent and its Subsidiaries, certified by the Chief Financial Officer of the Parent, consisting of consolidated unaudited balance sheets as of the close of such fiscal month and the related statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal month, all prepared in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes. Such financial information shall be accompanied by the certification of the Chief Financial Officer of the Parent that (A) such financial information presents fairly in accordance with GAAP the financial position and results of operations of the Borrower, the Parent and its Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such month and for the period then ended and (B) any other information presented is true, correct and complete in all material respects and that there was no Incipient Termination Event or Termination Event in existence as of such time or, if an Incipient Termination Event or Termination Event shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Incipient Termination Event or Termination Event.

          (e)  Operating Plan. As soon as available, but not later than 30 days after the end of each fiscal year, an annual operating plan for such fiscal year for the Parent, which will (i) include a statement of the material assumptions on which such plan is based, (ii) include monthly balance sheets and monthly projections for such year and (iii) integrate sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Base projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management's good faith estimates of future financial performance based on historical performance), and including plans for personnel, capital expenditures and facilities.

          (f)    Management Letters. Within 10 Business Days after receipt thereof by the Borrower, copies of all management letters, exception reports or similar letters or reports received by the Borrower from its independent certified public accountants.

          (g)  Default Notices. As soon as practicable, and in any event within five Business Days after an Authorized Officer of the Borrower has actual knowledge of the existence thereof, telephonic or telecopied notice of each of the following events, in each case specifying the nature and anticipated effect thereof and what action, if any, the Borrower proposes to take with respect thereto, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day:

            (i)    any Incipient Termination Event or Termination Event;

            (ii)  any Adverse Claim made or asserted against any of the Borrower Collateral of which it becomes aware;

            (iii)  the occurrence of any event that would have a material adverse effect on the aggregate value of the Borrower Collateral or on the assignments and Liens granted by the Borrower pursuant to the Funding Agreement;

            (iv)  the occurrence of any event of the type described in Sections 4.02(h)(i), (ii) or (iii) of the Sale Agreement involving any Obligor obligated under Transferred Receivables with an aggregate Outstanding Balance at such time of $500,000 or more;

            (v)  the commencement of a case or proceeding by or against the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor seeking a decree or order in respect of the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor (A) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor or for any substantial part of its respective assets, or (C) ordering the winding-up or liquidation of the affairs of the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor;

            (vi)  the receipt of notice that (A) the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor is being placed under regulatory supervision, (B) any license, permit, charter, registration or approval necessary for the conduct of the business of the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor is to be, or may be, suspended or revoked, or (C) the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor is to cease and desist any practice, procedure or policy employed by it in the conduct of its business if such cessation could reasonably be expected to have a Material Adverse Effect;

            (vii) the commencement of litigation against the Parent or any Subsidiary of the Parent alleging infringement or interference with any intellectual property of another Person; or

            (viii) any other event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect.

          (h)  SEC Filings and Press Releases. Promptly upon their becoming available, copies of: (i) all financial statements, reports, notices and proxy statements made publicly available by the Borrower, the Parent or any Originator to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower, the Parent or any Originator with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by the Borrower, the Parent or any Originator to the public concerning material adverse changes or developments in the business of any such Person.

          (i)    Litigation. Promptly upon learning thereof, written notice of any Litigation affecting the Borrower, the Transferred Receivables or the Borrower Collateral, whether or not fully covered by insurance, and regardless of the subject matter thereof that (i) seeks damages in excess of $250,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries (in their capacity as a fiduciary of any such Plan) or its assets or against the Borrower or any ERISA Affiliate of the Borrower in connection with any Plan, (iv) alleges criminal misconduct by the Borrower or (v) would, if determined adversely, have a Material Adverse Effect.

          (j)    Other Documents. Such other financial and other information respecting the Transferred Receivables, the Contracts therefor or the condition or operations, financial or otherwise, of the Borrower, any Originator, the Parent or any of its other Subsidiaries as any Lender or Administrative Agent shall, from time to time, reasonably request.

          (k)  Credit Agreement Reports. As soon as available, and in any event when the same shall be required to be delivered in accordance with the terms of the Credit Agreement, copies of each of the reports described in Section 7.01 of the Credit Agreement.

          (l)    Miscellaneous Certifications. As soon as available, and in any event within 90 days after the end of each fiscal year, (i) a Bringdown Certificate in the form attached hereto, (ii) a Servicer's Certificate in the form attached hereto, and (iii) if requested, an opinion or opinions of counsel, in form and substance satisfactory to the Lenders and the Administrative Agent, reaffirming as of the date of such opinion the opinions of counsel with respect to the Borrower and the Originators delivered to the Lenders and the Administrative Agent on the Closing Date.

  Form of Monthly Report

  [See attached]

  ANNEX W
  ADMINISTRATIVE AGENT'S ACCOUNT/
  LENDERS' ACCOUNTS

Deutsche Bank Trust Company Americas
130 Liberty Street
New York, New York 10006

ABA# 021-001-033
Account Name: GECC CAF Depository
Account # 50-232-854
Reference: Superior Essex Funding LLC

ANNEX X

to

RECEIVABLES SALE AGREEMENT

and

RECEIVABLES FUNDING AGREEMENT

each dated as of

November 6, 2002

Definitions and Interpretation

        SECTION 1.    Definitions and Conventions.    Capitalized terms used in the Sale Agreement and the Funding Agreement shall have (unless otherwise provided elsewhere therein) the following respective meanings:

          "Accounting Changes" shall mean, with respect to any Person, (a)changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions); (b)changes in accounting principles concurred in by such Person's certified public accountants; (c)purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d)the reversal of any reserves established as a result of purchase accounting adjustments.

          "Additional Amounts" shall mean any amounts payable to any Affected Party under Sections 2.09 or 2.10 of the Funding Agreement.

          "Additional Costs" shall have the meaning assigned to it in Section 2.09(b) of the Funding Agreement.

          "Administrative Agent" shall have the meaning set forth in the Preamble of the Funding Agreement.

          "Administrative Services Agreement" shall mean that certain Administrative Services Agreement dated as of the date hereof between the Borrower and the Parent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

          "Advance" shall have the meaning assigned to it in Section 2.01 of the Funding Agreement.

          "Advance Date" shall mean each day on which any Advance is made.

          "Adverse Claim" shall mean any claim of ownership or any Lien, other than any ownership interest or Lien created under the Sale Agreement or the Funding Agreement.

          "Affected Party" shall mean each of the following Persons: each Lender, the Administrative Agent, the Depositary and each Affiliate of the foregoing Persons.

          "Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, or (c) each of such Person's officers, directors, joint venturers and partners. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

          "Aggregate Commitment" shall mean as to all Lenders, the aggregate commitment of all Lenders to make Advances, which aggregate commitment shall be One Hundred Sixty Million Dollars ($160,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Funding Agreement.

          "ANICOM" shall mean ANICOM, Inc.

          "Appendices" shall mean, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.

          "Assignment Agreement" shall mean an assignment agreement in the form of Exhibit 14.02 attached to the Funding Agreement.

          "Authorized Officer" shall mean, with respect to any corporation or limited liability company, the Chairman or Vice-Chairman of the Board, the President, any Vice President, the General

  Counsel, the Secretary, the Treasurer, the Controller any Assistant Secretary, any Assistant Treasurer, any manager or managing member and each other officer of such corporation or limited liability company specifically authorized to sign agreements, instruments or other documents on behalf of such corporation or limited liability company in connection with the transactions contemplated by the Sale Agreement, the Funding Agreement and the other Related Documents.

          "Availability Block" shall mean $5,000,000.

          "Bankruptcy Code" shall mean the provisions of title 11 of the United States Code, 11 U.S.C. § § 101 et seq.

          "Billed Amount" shall mean, with respect to any Receivable, the amount billed on the Billing Date to the Obligor thereunder.

          "Billing Date" shall mean, with respect to any Receivable, the date on which the invoice with respect thereto was generated.

          "Borrower" shall mean Superior Essex Funding LLC, a Delaware limited liability company, in its capacity as Borrower under the Funding Agreement.

          "Borrower Account" shall mean account number 00-424-794 maintained by the Borrower at the Borrower Account Bank, which account shall be subject to a blocked account agreement pursuant to which the Administrative Agent shall have control of such account.

          "Borrower Account Bank" shall mean the bank or other financial institution at which the Borrower Account is maintained.

          "Borrower Account Collateral" shall have the meaning assigned to it in Section 8.01(c) of the Funding Agreement.

          "Borrower Assigned Agreements" shall have the meaning assigned to it in Section 8.01(b) of the Funding Agreement.

          "Borrower Collateral" shall have the meaning assigned to it in Section 8.01 of the Funding Agreement.

          "Borrower Obligations" shall mean all loans, advances, debts, liabilities, indemnities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Borrower to any Affected Party under the Funding Agreement and any document or instrument delivered pursuant thereto, and all amendments, extensions or renewals thereof, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising thereunder, including the Outstanding Principal Amount, interest, Unused Facility Fees, amounts in reduction of Funding Excess, Successor Servicing Fees and Expenses, Additional Amounts and Indemnified Amounts. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against the Borrower in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, reasonable attorneys' fees and any other sum chargeable to the Borrower under any of the foregoing, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations that are paid to the extent all or any portion of such payment is avoided or recovered directly or indirectly from any Lender or the Administrative Agent or any assignee of any Lender or the Administrative Agent as a preference, fraudulent transfer or otherwise.

          "Borrowing" shall have the meaning assigned to it in Section 2.01(a) of the Funding Agreement.

          "Borrowing Base" means, as of any date of determination, the amount equal to the lesser of:

          (a) the Maximum Facility Amount,

          and

          (b) an amount equal to the positive difference, if any, of:

    (i) the product of (1) the Dynamic Advance Rate multiplied by (2) the Net Receivables Balance,

    minus

    (ii) the sum of (W) an amount equal to the Availability Block, plus (X) the Interest Reserve, plus (Y) $250,000, plus (Z) such other reserves as the Administrative Agent may determine from time to time based upon its reasonable credit judgment;

          in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).

          "Borrowing Base Certificate" shall have the meaning assigned to it in Section 5.02(b) of the Funding Agreement.

          "Borrowing Request" shall have the meaning assigned to it in Section 2.03(a) of the Funding Agreement.

          "Breakage Costs" shall have the meaning assigned to it in Section 2.10 of the Funding Agreement.

          "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York, the State of Georgia or, with respect to any remittances to be made by a Lockbox Account Bank or to any related Lockbox Account, in the jurisdiction(s) in which the Lockbox Account(s) maintained by such Lockbox Account Bank is located.

          "Buyer" shall mean Superior Essex Funding LLC a Delaware limited liability company, in its capacity as Buyer under the Sale Agreement.

          "Buyer Indemnified Person" shall have the meaning assigned to it in Section 5.01 of the Sale Agreement.

          "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

          "Capital Lease Obligation" shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

          "Change of Control" shall mean any event, transaction or occurrence as a result of which (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934, as amended) of 20% or more of the issued and outstanding shares of capital Stock of the Parent having the right to vote for the election of directors of the respective entity under ordinary circumstances; (b) during any twelve (12) consecutive calendar months ending after the Closing Date, individuals who at the beginning of such twelve-month period constituted the board of directors of the Parent (together with any new directors whose election by such board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the board of directors of the Parent then in office; (c) the Parent shall cease to own and control all of the economic and voting rights associated with all of the outstanding Stock of any Originator (other than as a result of the sale of the capital Stock of any Originator in accordance with the terms of the Funding Agreement) or, directly or indirectly, of the Borrower; (d) the Member shall cease to own directly or indirectly and control all of the economic and voting rights associated with the outstanding Stock of the Borrower; (e) the Parent has sold, transferred, conveyed, assigned or otherwise disposed of all or substantially all of the assets of the Parent; or (f) any Person or group acquires direct or indirect control of the Parent.

          "Charges" shall mean (i) all federal, state, provincial, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable); (ii) all levies, assessments, charges, or claims of any governmental entity or any claims of statutory lienholders, the nonpayment of which could give rise by operation of law to a Lien on Borrower Collateral or any other property of the Borrower or any Originator and (iii) any such taxes, levies, assessment, charges or claims which constitute a lien or encumbrance on any property of the Borrower or any Originator.

          "Closing Date" shall mean November 6, 2002.

          "Collection Account" shall mean account number 50-232-854 with the Depositary in the name of the Administrative Agent.

          "Collections" shall mean, with respect to any Receivable, all cash collections and other proceeds of such Receivable (including late charges, fees and interest arising thereon, and all recoveries with respect thereto that have been written off as uncollectible).

          "Commitment" shall mean as to any Lender, the aggregate commitment of such Lender to make Advances as set forth in the signature page to the Funding Agreement or in the most recent Assignment Agreement executed by such Lender, as such amount may be adjusted, if at all, from time to time in accordance with the Funding Agreement.

          "Commitment Reduction Notice" shall have the meaning assigned to it in Section 2.02(a) of the Funding Agreement.

          "Commitment Termination Date" shall mean the earliest of (a) the date so designated pursuant to Section 9.01 of the Funding Agreement, (b) the Final Advance Date, and (c) the date of termination of the Maximum Facility Amount specified in a notice from the Borrower to the Lenders delivered pursuant to and in accordance with Section 2.02(b) of the Funding Agreement.

          "Commitment Termination Notice" shall have the meaning assigned to it in Section 2.02(b) of the Funding Agreement.

          "Concentration Percentage" shall mean, with respect to an Obligor as of any date of determination, the General Concentration Percentage or, if applicable, the Special Concentration Percentage for such Obligor at such date of determination.

          "Contract" shall mean any agreement or invoice pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.

          "Contributed Receivables" shall have the meaning assigned to it in Section 2.01(d) of the Sale Agreement.

          "Credit Agreement" shall mean that certain Credit Agreement, dated as of November 27, 1998, among Superior/Essex Corp., Essex Group, Inc., the guarantors named therein, the lending institutions party thereto, Merrill Lynch & Co, as documentation agent, Fleet National Bank, as syndication agent and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, and as in effect on Closing Date together with, subject to Section 4.03(m) of the

  Sale Agreement, such amendments, restatements, supplements or modifications thereto, or any refinancings, replacements or refundings thereof.

          "Credit and Collection Policies" shall mean the written credit, collection, customer relations and service policies of the Originators in effect on the Closing Date and attached as Exhibit A to the Funding Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified with the written consent of the Administrative Agent.

          "Debt" of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services payment for which is deferred 90 days or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than 90 days unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Guaranteed Indebtedness of such Person, (i) all indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; provided, however, that in the event that the liability of such Person is non-recourse to such Person and is recourse only to specific assets of such Person and so long as no other Person has guaranteed such debt or otherwise provided support for such debt, for purposes of this definition, the amount of such debt shall not exceed the greater of the market value of such assets and the book value of such assets, (j) all "Indebtedness" as such term is defined in the Credit Agreement, (k) all "Loans" and other obligations of the Parent under the Credit Agreement, and (l) the Borrower Obligations.

          "Defaulted Receivable" shall mean any Receivable (a) with respect to which any payment, or part thereof, remains unpaid for more than 90 days after its Maturity Date, (b) with respect to which the Obligor thereunder has taken any action, or suffered any event to occur, of the type described in Sections 9.01(d) or 9.01(e) of the Funding Agreement or (c) that otherwise has been or should be written off in accordance with the Credit and Collection Policies.

          "Default Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

            (a)  the aggregate Outstanding Balance of all Defaulted Receivables (other than the Receivables owing by Grand Eagle and ANICOM as of the Closing Date) as of the last day of the three Settlement Periods immediately preceding such date;

            to

            (b)  the aggregate Outstanding Balance of all Transferred Receivables (other than the Receivables owing by Grand Eagle and ANICOM as of the Closing Date) as of the last day of the three Settlement Periods immediately preceding such date.

          "Delinquency Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

            (a)  the aggregate Outstanding Balance of all Receivables with respect to which any payment, or part thereof, is between 61 and 90 days past due as of the last day of the three Settlement Periods immediately preceding such date to

            (b)  the aggregate Outstanding Balance of all Transferred Receivables as of the last day of the three Settlement Periods immediately preceding such date.

          "Depositary" has the meaning given such term in Section 6.01(b)(i) of the Funding Agreement.

          "Dilution Factors" shall mean, with respect to any Receivable (other than Receivables owing by Grand Eagle and ANICOM as of the Closing Date), any portion of which (a) was reduced, canceled or written-off as a result of (i) any credits, rebates, freight charges, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (either express or implied), allowances for early payment, warehouse and other allowances, defective, rejected, returned or repossessed merchandise or services, or any failure by any Originator to deliver any merchandise or services or otherwise perform under the underlying Contract or invoice, or (ii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) is subject to any specific dispute, offset, counterclaim or defense whatsoever (except discharge in bankruptcy of the Obligor thereof); provided, that, in respect of any Receivable the full amount of which is credited and then rebilled for a lesser amount but otherwise on the same terms, including the original invoice date, the "Dilution Factors" for such Receivable in connection for such "credit-rebills" shall be, if such credit and rebill occurs within one Business Day, zero, and otherwise the difference, if positive, between the original balance of such Receivable minus the balance of the re-billed Receivable.

          "Dilution Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

            (a)  the aggregate Dilution Factors for all Transferred Receivables during the Settlement Period immediately preceding such date to

            (b)  the aggregate Billed Amount of all Transferred Receivables (other than the Receivables owing by Grand Eagle and ANICOM as of the Closing Date) originated during the Settlement Period immediately preceding such date.

          "Dilution Reserve Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) equal to the sum of (i) two times the average of the Dilution Ratios as of the last day of each of the three Settlement Periods immediately preceding such date, plus (ii) 5%.

          "Dilution Trigger Ratio" shall mean, as of any date of determination, the average of the Dilution Ratios for the three most recently ended Settlement Periods.

          "Dollars" or "$" shall mean lawful currency of the United States of America.

          "Dynamic Advance Rate" shall mean, as of any date of determination, the lesser of (i) 85% and (ii) a percentage equal to 100% minus the Dilution Reserve Ratio as of such date.

          "Effective Date" shall have the meaning given to such term in Section 3.01 of the Funding Agreement.

          "Election Notice" shall have the meaning assigned to it in Section 2.01(d) of the Sale Agreement.

          "Eligible Receivable" shall mean, as of any date of determination, a Transferred Receivable:

            F. (i) that is due and payable within 120 days of the Billing Date thereof and does not have cash on delivery or C.O.D. payment terms and (ii) with respect to which no payment or part thereof remains unpaid for more than 60 days after its Maturity Date or more than 121 days after its Billing Date;

            G. that is not a liability of an Excluded Obligor or an Obligor with respect to which more than 50% of the aggregate Outstanding Balance of all Receivables owing by such Obligor are more than 60 days past due from the Maturity Date thereof or more than 121 days past due from the Billing Date thereof;

            H. that is not a liability of an Obligor organized under the laws of any jurisdiction outside of the United States of America (including the District of Columbia but otherwise excluding its territories and possessions), Canada or Mexico; provided, however, that if it is organized under the laws of Mexico, such Obligor's parent must be organized under the laws of a State in the United States of America;

            I. that is denominated and payable in Dollars in the United States of America or Canadian dollars and is not represented by a note or other negotiable instrument or by chattel paper;

            J. that is not subject to any right of rescission, dispute, offset (including, without limitation, as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim (with only the portion of any such Receivable subject to any such right of rescission, dispute, offset (including, without limitation, as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim being considered an Ineligible Receivable by virtue of this clause (e)), whether arising out of transactions concerning the Contract therefor or otherwise;

            K. with respect to which the Obligor thereunder is not: (i) bankrupt or insolvent, (ii) unable to make payment of its obligations when due, (iii) a debtor in a voluntary or involuntary bankruptcy proceeding, or (iv) the subject of a comparable receivership or insolvency proceeding; provided, however, that if a Receivable is not eligible as a result of this clause (f) but would otherwise constitute an Eligible Receivable hereunder, such Receivable shall be an Eligible Receivable so long as it arose post-petition and the Obligor thereof has designated the applicable Originator as a "critical vendor" and obtained the requisite court approval to pay the post-petition claims of such Originator on an administrative priority basis;

            L. that is not an Unapproved Receivable;

            M. that does not represent "billed but not yet shipped" goods or merchandise, partially performed or unperformed services, consigned goods or "sale or return" goods and does not arise from a transaction for which any additional performance by the Originator thereof, or acceptance by or other act of the Obligor thereunder, including any required submission of documentation, remains to be performed as a condition to any payments on such Receivable or the enforceability of such Receivable under applicable law;

            N. as to which the representations and warranties of Sections 4.01(v)(ii) through (iv) of the Sale Agreement are true and correct in all respects as of the Transfer Date therefor;

            O. that is not the liability of an Obligor that has any claim of a material nature against or affecting the Originator thereof or the property of such Originator (with only that portion of Receivables owing by such Obligor equal to the amount of such claim being an Ineligible Receivable);

            P. that was originated in accordance with and satisfies in all material respects all applicable requirements of the Credit and Collection Policies;

            Q. that represents the genuine, legal, valid and binding obligation of the Obligor thereunder enforceable by the holder thereof in accordance with its terms;

            R. that is entitled to be paid pursuant to the terms of the Contract therefor, has not been paid in full or been compromised, adjusted, extended, satisfied, subordinated, rescinded or modified (except for adjustments to the Outstanding Balance thereof to reflect Dilution Factors made in accordance with the Credit and Collection Policies);

            S. that does not contravene in any material respect any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract therefor is in violation of any such law, rule or regulation that could reasonably be expected to have a material adverse effect on the collectibility, value or payment terms of such Receivable;

            T. with respect to which no proceedings or investigations are pending or threatened before any Governmental Authority (i) asserting the invalidity of such Receivable or the Contract therefor, (ii) asserting the bankruptcy or insolvency of the Obligor thereunder; provided, however, that if a Receivable is not eligible as a result of this clause (ii) but would otherwise constitute an Eligible Receivable hereunder, such Receivable shall be an Eligible Receivable so long as it arose post-petition and the Obligor thereof has designated the applicable Originator as a "critical vendor" and obtained the requisite court approval to pay the post-petition claims of such Originator on an administrative priority basis, (iii) seeking payment of such Receivable or payment and performance of such Contract or (iv) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the validity or enforceability of such Receivable or such Contract;

            U. (i) that is an "account" within the meaning of the UCC (or any other applicable legislation) of the jurisdictions in which the each of the Originators, the Parent and the Borrower are organized and in which chief executive offices of each of the Originators, the Parent and the Borrower are located and (ii) under the terms of the related Contract, the right to payment thereof may be freely assigned (or with respect to which, the prohibition on the assignment of rights to payment are made fully ineffective under applicable law);

            V. that is payable solely and directly to an Originator and not to any other Person (including any shipper of the merchandise or goods that gave rise to such Receivable), except to the extent that payment thereof may be made to a Lockbox or otherwise as directed pursuant to Article VI of the Funding Agreement;

            W. with respect to which all material consents, licenses, approvals or authorizations of, or registrations with, any Governmental Authority required to be obtained, effected or given in connection with the creation of such Receivable or the Contract therefor have been duly obtained, effected or given and are in full force and effect;

            X. that is created through the provision of merchandise, goods or services by the Originator thereof in the ordinary course of its business in a current transaction;

            Y. that is not the liability of an Obligor that, under the terms of the Credit and Collection Policies, is receiving or should receive merchandise, goods or services on a "cash on delivery" basis;

            Z. that does not constitute a rebilled amount arising from a deduction taken by an Obligor with respect to a previously arising Receivable;

            AA. that is not subject to any Lien, right, claim, security interest or other interest of any other Person, other than Liens in favor of the Administrative Agent for the benefit of the Lenders;

            A. to the extent such Transferred Receivable represents sales tax such portion of such Receivable shall not be an Eligible Receivable;

            BB. that does not represent the balance owed by an Obligor on a Receivable in respect of which the Obligor has made partial payment;

            B. with respect to which no check, draft or other item of payment was previously received that was returned unpaid or otherwise; and

            CC. that complies with such other criteria and requirements as the Administrative Agent, using its good faith and commercially reasonable credit judgment following a detailed analysis of the Transferred Receivables (or upon receipt of additional information with respect thereto), may from time to time specify to the Borrower or the Originator thereof upon not less than three (3) Business Days prior written notice; provided that, as long as no Termination Event has occurred, the Administrative Agent shall give advance written notice to the Seller with respect to such modification.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder.

          "ERISA Affiliate" shall mean, with respect to any Originator, any trade or business (whether or not incorporated) that, together with such Originator, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

          "ERISA Event" shall mean, with respect to any Originator or any ERISA Affiliate, the occurrence of one or more of the following events: (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan unless the 30-day notice requirement with respect therto has been waived pursuant to the regulations under Section 4043 of ERISA; (b) the withdrawal of any Originator or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a "substantial employer," as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Originator or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Originator or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status.

          "ESOP" shall mean a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

          "Event of Servicer Termination" shall have the meaning assigned to it in Section 9.02 of the Funding Agreement.

          "Excess Concentration Amount" shall mean, with respect to any Obligor of a Receivable and as of any date of determination after giving effect to all Eligible Receivables to be transferred on such date, the amount by which the Outstanding Balance of Eligible Receivables owing by such Obligor exceeds (i) the Concentration Percentage for such Obligor multiplied by (ii) the Outstanding Balance of all Eligible Receivables on such date.

          "Excluded Obligor" shall mean any Obligor (a) that is an Affiliate of any Originator, the Parent or the Borrower, (b) that is a Governmental Authority (unless approved by the Administrative Agent as a result of satisfactory compliance with all assignment of claims statutes and regulations applicable to such Governmental Authority's Receivables or such other agreements have been entered into which are satisfactory to the Administrative Agent in its absolute discretion), or (c) that is designated as an Excluded Obligor upon ten (10) Business Days' prior written notice from the Administrative Agent to the Borrower, the Servicer and the Parent.

          "Existing Securitization" shall mean that certain Loan and Security Agreement dated as of April 29, 1998, as amended, between Essex Funding, Inc. and Three Rivers Funding Corporation.

          "Federal Funds Rate" means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by the Administrative Agent.

          "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

          "Fees" shall mean any and all fees payable to the Administrative Agent or any Lender pursuant to the Funding Agreement or any other Related Document.

          "Fee Letter" shall mean that certain letter agreement dated the November 6, 2002 between the Parent and the Administrative Agent.

          "Final Advance Date" shall mean February 27, 2004.

          "Funding Agreement" shall mean that certain Receivables Funding Agreement dated as of November 6, 2002, among the Borrower, the Lenders, the Servicer and the Administrative Agent as amended, supplemented, restated or otherwise modified from time to time.

          "Funding Availability" shall mean, as of any date of determination, the amount, if any, by which the Borrowing Base exceeds the Outstanding Principal Amount, in each case as of the end of the immediately preceding day.

          "Funding Excess" shall mean, as of any date of determination, the extent to which the Outstanding Principal Amount exceeds the Borrowing Base, in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied as such term is further defined in Section 2(a) of this Annex X.

          "GE Capital" shall mean General Electric Capital Corporation, a Delaware corporation, and its successors and assigns.

          "General Concentration Percentage" shall mean at any time of determination with respect to any Obligor, the percentage corresponding to such Obligor based upon the Obligor Rating of such Obligor by S&P and Moody's at the time of such determination, as set forth below; provided, that, (i) in the case of any split Obligor Rating between S&P and Moody's, the General Concentration Percentage for the lower Obligor Rating shall be used to determine the applicable General Concentration Percentage, and (ii) an Obligor may be deemed to have the long term unsecured debt rating of its parent so long as the Administrative Agent has received evidence that the debts of such Obligor are guaranteed by its parent:

Obligor Rating of Such Obligor	General Concentration Percentage
AA- and Aa3 or higher	10%
At least A and A2 but less than AA- and Aa3	8%
At least BBB and Baa2 but less than A and A2	6%
Less than BBB or Baa2 (or Obligors without an Obligor Rating from S&P or Moody's)	5%

          "General Trial Balance" shall mean, with respect to any Originator and as of any date of determination, such Originator's accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) as of such date, listing Obligors and the Receivables owing by such Obligors as of such date together with the aged Outstanding Balances of such Receivables, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.

          "Governmental Authority" shall mean any nation or government, any state, province or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Grand Eagle" shall mean Grand Eagle Corporation.

          "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be the amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

          "Incipient Servicer Termination Event" shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Servicer Termination.

          "Incipient Termination Event" shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become a Termination Event.

          "Indemnified Amounts" shall mean, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and reasonable expenses (including, but not limited to, reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

          "Indemnified Person" shall have the meaning assigned to it in Section 12.01(a) of the Funding Agreement.

          "Indemnified Taxes" shall have the meaning assigned to it in Section 2.08(b) of the Funding Agreement.

          "Index Rate" shall mean, for any day, a floating rate equal to the sum of (a) the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans at large U.S. money center commercial banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus fifty (50) basis points per annum, plus (b) 0.75% per annum. Each change in any interest rate provided for in the Funding Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

          "Index Rate Advance" shall mean an Advance or portion thereof bearing interest by reference to the Index Rate.

          "Ineligible Receivable" shall mean any Receivable (or portion thereof) which fails to satisfy all of the requirements of an "Eligible Receivable" set forth in the definition thereof.

          "Interest Payment Date" shall mean (a) as to any Index Rate Advance, the first Business Day of each month to occur while such Index Rate Advance is outstanding, (b) as to any LIBOR Rate Advance, the last day of the applicable LIBOR Period; provided, further, that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the aggregate Outstanding Principal Amount has been paid in full and (y) the Commitment Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest which is then accrued under the Funding Agreement.

          "Interest Reserve" shall mean, as of any date of determination, the greater of (1) the product of (a) the Index Rate as of such date, (b) the Outstanding Principal Amount as of such date and (c) a fraction, the numerator of which is equal to the higher of (i) 30 and (ii) the Receivable Collection Turnover as of such date, and the denominator of which is 360, and (2) $1,000,000.

          "Investment Company Act" shall mean the provisions of the Investment Company Act of 1940, 15 U.S.C. § § 80a et seq., and any regulations promulgated thereunder.

          "Investments" shall mean, with respect to any Borrower Account Collateral, the certificates, instruments, investment property or other investments in which amounts constituting such collateral are invested from time to time.

          "IRC" shall mean the Internal Revenue Code of 1986 and any regulations promulgated thereunder.

          "IRS" shall mean the Internal Revenue Service.

          "Lender" shall mean each financial institution party to the Funding Agreement in the capacity as a lender together with the successors and assigns of any of the foregoing.

          "LIBOR Business Day" shall mean a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

          "LIBOR Period" shall mean, with respect to any LIBOR Rate Advance, each period commencing on a LIBOR Business Day selected by the Borrower pursuant to the Funding Agreement and ending one, two or three months thereafter, as selected by Borrower's irrevocable notice to the Administrative Agent in a Borrowing Request as set forth in Section 2.03(a) of the Funding Agreement or a Notice of Continuation/Conversion as set forth in Section 2.06(c) of the

  Funding Agreement; provided that the foregoing provision relating to LIBOR Periods is subject to the following:

  (a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

  (b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

  (c) any LIBOR Period pertaining to a LIBOR Rate Advance that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such LIBOR Period would otherwise end) shall end on the last LIBOR Business Day of the calendar month during which such LIBOR Period would otherwise end;

  (d) Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Rate Advance during a LIBOR Period for such Revolving Advance; and

  (e) Borrower shall select LIBOR Periods so that there shall be no more than ten (10) Borrowings consisting of LIBOR Rate Advances in existence at any one time.

          "LIBOR Rate" shall mean for each LIBOR Period, a rate of interest determined by the Administrative Agent equal to the sum of 2.50% plus:

            (a)  the offered rate for deposits in United States Dollars for the applicable LIBOR Period which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the second full LIBOR Business Day next preceding the first day of each LIBOR Period (unless the first day of such Settlement Period is not a Business Day, in which event the next succeeding Business Day will be used); divided by

            (b)  a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve system or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System;

  provided, that if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for a Lender to agree to make or to make or to continue to fund or maintain any Advances at the LIBOR Rate, then, unless that Lender is able to make or to continue to fund or to maintain such Advances at another branch or office of such Lender without, in such Lender's good faith opinion, adversely affecting it or its Outstanding Principal Amount or the income obtained therefrom, the LIBOR Rate shall in all such cases be equal to the Index Rate.

          If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Administrative Agent and the Borrower.

          "LIBOR Rate Advance" shall mean an Advance or portion thereof bearing interest by reference to the LIBOR Rate.

          "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever

  (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

          "Litigation" shall mean, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

          "Lockbox" shall have the meaning assigned to it in Section 6.01(a)(ii) of the Funding Agreement.

          "Lockbox Account" shall mean any deposit account established by or assigned to the Borrower for the deposit of Collections pursuant to and in accordance with Section 6.01(a) of the Funding Agreement.

          "Lockbox Account Agreement" shall mean any agreement among an Originator, the Borrower, GE Capital, as Administrative Agent, and a Lockbox Account Bank with respect to a Lockbox and Lockbox Account that provides, among other things, that (a) all items of payment deposited in such Lockbox and Lockbox Account are held by such Lockbox Account Bank as custodian for GE Capital, as Administrative Agent, (b) such Lockbox Account Bank has no rights of setoff or recoupment or any other claim against such Lockbox Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such Lockbox Account and for returned checks or other items of payment and (c) such Lockbox Account Bank agrees to forward all Collections received in such Lockbox Account to the Collection Account within one Business Day of receipt (other than with respect to Lockbox Accounts maintained in Canada, with respect to which Collections received therein must be forwarded to the Collection Account within two Business Days of receipt), and is otherwise in form and substance acceptable to the Administrative Agent.

          "Lockbox Account Bank" shall mean any bank or other financial institution at which one or more Lockbox Accounts are maintained.

          "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, liabilities, operations, prospects or financial or other condition of (i) any Originator or the Originators considered as a whole, (ii) the Borrower, (iii) the Servicer or (iv) the Parent and its Subsidiaries considered as a whole, (b) the ability of any Originator, the Borrower, the Parent or the Servicer to perform any of its obligations under the Related Documents in accordance with the terms thereof, (c) the validity or enforceability of any Related Document or the rights and remedies of the Borrower, the Lenders or the Administrative Agent under any Related Document, (d) the federal income tax attributes of the sale, contribution or pledge of the Transferred Receivables pursuant to any Related Document or (e) the Transferred Receivables, the Contracts therefor, the Borrower Collateral or the ownership interests or Liens of the Borrower or the Lenders or the Administrative Agent thereon or the priority of such interests or Liens.

          "Maturity Date" shall mean, with respect to any Receivable, the due date for payment therefor specified in the Contract therefor, or, if no date is so specified, 30 days from the Billing Date.

          "Maximum Facility Amount" shall mean $160,000,000, as such amount may be reduced in accordance with Section 2.02(a) of the Funding Agreement.

          "Member" shall have the meaning given to such term in the Recitals to the Funding Agreement.

          "Monthly Report" shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Funding Agreement.

          "Moody's" shall mean Moody's Investors Service, Inc. or any successor thereto.

          "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA with respect to which any Originator or ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

          "Net Receivables Balance" means, as of any date of determination, the amount equal to:

          (a) the Outstanding Balance of Eligible Receivables,

          minus

          (b) the sum of (i) the Excess Concentration Amount, plus (ii) the Specified Reserves;

          in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).

          "Notice of Continuation/Conversion" shall have the meaning assigned to such term in Section 2.06(c) of the Funding Agreement.

          "Obligor" shall mean, with respect to any Receivable, the Person primarily obligated to make payments in respect thereof.

          "Obligor Rating" shall mean, with respect to any Rating Agency for an Obligor, if available, the long term unsecured and unguaranteed debt rating of such Obligor by such Rating Agency.

          "Officer's Certificate" shall mean, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

          "Originator" shall mean each of the Subsidiaries of Parent which is a party to the Sale Agreement and any other Person approved by the Administrative Agent in writing.

          "Outstanding Balance" shall mean, with respect to any Receivable, as of any date of determination, the amount (which amount shall not be less than zero) equal to (a) the Billed Amount thereof, minus (b) all Collections received from the Obligor thereunder, minus (c) all discounts to, or any other modifications by, the Originator, the Borrower or the Servicer that reduce such Billed Amount; provided, that if the Administrative Agent or the Servicer makes a good faith determination that all payments by such Obligor with respect to such Billed Amount have been made, the Outstanding Balance shall be zero.

          "Outstanding Principal Amount" shall mean, as of any date of determination, the amount equal to (a) the aggregate Advances made by the Lenders under the Funding Agreement on or before such date, minus (b) the aggregate amounts disbursed to any Lender in reduction of the principal of such Advances pursuant to the Funding Agreement on or before such date; provided, that references to the Outstanding Principal Amount of any Lender shall mean an amount equal to (x) the aggregate Advances made by such Lender pursuant to the Funding Agreement on or before such date, minus (b) the aggregate amounts disbursed to such Lender in reduction of the principal of such Advances pursuant to the Funding Agreement on or before such date.

          "Parent" shall mean Superior Telecom Inc., a Delaware corporation.

          "Parent Agreement" shall mean certain Parent Agreement dated as of November 6, 2002 between the Parent and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

          "Parent Group" shall mean the Parent and each of its Affiliates other than The Alpine Group, Inc. and the Borrower.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation.

          "Pension Plan" shall mean a Plan described in Section 3(2) of ERISA.

          "Permitted Encumbrances" shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental charges or levies not yet due and payable; (b) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, government contracts, contracts (other than contracts for the payment of money) or leases to which any Originator, the Borrower or the Servicer is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of any Originator, the Borrower or the Servicer; (e) inchoate and unperfected workers', mechanics', suppliers' or similar Liens arising in the ordinary course of business; (f) carriers', warehousemen's or other similar possessory Liens arising in the ordinary course of business; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Originator, the Borrower or the Servicer is a party; (h) any attachment or judgment Lien not constituting a Termination Event under Section 9.01(f) of the Funding Agreement; (i) licenses, leases or subleases granted to third Persons not interfering in any material respect with the business of Superior Telecom, the Parent, the Borrower, any Originator or any other Subsidiary of the Parent, (j) easements, zoning restrictions, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Superior Telecom, the Parent, the Borrower, any Originator or any other Subsidiary of the Parent, (k) Liens arising as a result of the filing of precautionary UCC financing statements in connection with operating leases, (l) any interest or title of a licensor, lessor or sublessor under any license or lease, (m) Liens created in connection with Capital Leases to the extent such Capital Leases are permitted pursuant to the terms of the Funding Agreement, (n) Liens arising pursuant to purchase money mortgages or security interests securing Debt representing the purchase price (or financing of the purchase price within 90 days after the applicable purchase) of assets acquired after the Closing Date; provided that (i) any such Liens attach only to the assets so purchased, (ii) the Debt secured by such Lien (including refinancings thereof) does not exceed 100% of the lesser of fair market value of such assets and the purchase price of such assets, in each case, at the time of the incurrence of such Debt and (iii) the Debt secured thereby is permitted pursuant to the terms of the Funding Agreement, (o) Liens arising as a result of the filing of precautionary UCC financing statements in connection with consigned goods, (p) Liens arising as a result of the pre-filing of UCC financing statements against DNE Systems, Inc. and its Subsidiaries by the lender or lenders financing the transaction described on Schedule 2.02 to the Funding Agreement so long as such Liens do not cover any Borrower Collateral, (q) Liens existing on the Closing Date and listed on Schedule 4.03(b) of the Sale Agreement or Schedule 5.03(b) of the Funding Agreement; and (r) presently existing or hereinafter created Liens in favor of the Buyer, the Borrower, the Lenders or the Administrative Agent or the Collateral Agent.

          "Permitted Investments" shall mean any of the following:

            (a)  obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States of America or obligations of any agency or instrumentality thereof if such obligations are backed by the full faith and credit of the United States of America, in each case with maturities of not more than 90 days from the date acquired;

            (b)  repurchase agreements on obligations of the type specified in clause (a) of this definition; provided, that the short-term debt obligations of the party agreeing to repurchase are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody's;

            (c)  federal funds, certificates of deposit, time deposits and bankers' acceptances of any depository institution or trust company incorporated under the laws of the United States of America or any state, in each case with original maturities of not more than 90 days or, in the case of bankers' acceptances, original maturities of not more than 365 days; provided, that the short-term obligations of such depository institution or trust company are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody's;

            (d)  commercial paper of any corporation incorporated under the laws of the United States of America or any state thereof with original maturities of not more than 30 days that on the date of acquisition are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody's; and

            (e)  securities of money market funds rated at least Aam or the equivalent by S&P and P-1 or the equivalent by Moody's.

          "Person" shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.

          "Plan" shall mean, at any time during the preceding five years, an "employee benefit plan," as defined in Section 3(3) of ERISA, that any Originator or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Originator or ERISA Affiliate.

          "Prepayment Premium" shall mean (I) with respect to any reduction of the Aggregate Commitment by the Borrower pursuant to Section 2.02(a) of the Funding Agreement, an amount equal to the product of (x) the amount by which the Borrower elects to reduce the Aggregate Commitment and (y) (i) 2%, if such reduction of the Aggregate Commitment occurs during the first year following the Closing Date, (ii) 1% if such reduction of the Aggregate Commitment occurs during the second year following the Closing Date, and (iii) 1/2%, if such reduction in the Aggregate Commitment occurs during the third year following the Closing Date, and (II) in the event the Borrower terminates the Aggregate Commitment pursuant to Section 2.02(b) of the Funding Agreement or voluntarily causes a Termination Event to occur, an amount equal to the product of (a) the Maximum Facility Amount as of the date the Borrower delivers a Commitment Termination Notice in accordance with Section 2.02(b) of the Funding Agreement or as of the date such Termination Event occurs, as the case may be, and (b) (i) 2%, if the Aggregate Commitment is so terminated during the first year following the Closing Date; provided that the percentage set forth in this clause (i) shall be 1% if the Aggregate Commitment is terminated in connection with a debtor-in-possession financing, (ii) 1% if the Aggregate Commitment is so terminated or such Termination Event occurs during the second year following the Closing Date, and (iii) 1/2%, if the Aggregate Commitment is so terminated or such Termination Event occurs during the third year following the Closing Date.

          "Pro Rata Share" shall mean with respect to all matters relating to any Lender, the percentage obtained by dividing (i) the Commitment of that Lender by (ii) the Aggregate Commitment, as such percentage may be adjusted by assignments permitted pursuant to Section 14.02 of the Funding Agreement.

          "Projections" shall mean the Parent's forecasted consolidated: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary-by-Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical financial statements of the Parent, together with appropriate supporting details and a statement of underlying assumptions.

          "Qualified Plan" shall mean a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

          "Rating Agency" shall mean Moody's or S&P.

          "Ratios" shall mean, collectively, the Default Ratio, the Delinquency Ratio, the Dilution Ratio, the Receivables Collection Turnover and the Dilution Reserve Ratio.

          "Receivable" shall mean, with respect to any Obligor:

            (a)  indebtedness of such Obligor (whether constituting an account, chattel paper, document, instrument or general intangible (under which the Obligor's principal obligation is a monetary obligation)) arising from the provision of merchandise, goods or services by an Originator, or other Person approved by the Administrative Agent in its sole discretion, to such Obligor, including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto;

            (b)  all Liens and property subject thereto from time to time securing or purporting to secure any such indebtedness of such Obligor;

            (c)  all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

            (d)  all right, title and interest of any Originator, the Parent or the Borrower in and to any goods (including returned, repossessed or foreclosed goods) the sale of which gave rise to a Receivable; provided, that "Receivable" will not include returned goods to the extent that all amounts required to be paid pursuant to the Sale Agreement in respect of such returned goods have been paid;

            (e)  all Collections with respect to any of the foregoing;

            (f)    all Records with respect to any of the foregoing; and

            (g)  all proceeds with respect to any of the foregoing.

          "Receivables Assignment" shall have the meaning assigned to such term in Section 2.01(a) of the Sale Agreement.

          "Receivables Collection Turnover" shall mean, as of any date of determination, the amount (expressed in days) equal to:

            (a) a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of Transferred Receivables on the first day of the three (3) Settlement Periods immediately preceding such date and (ii) the denominator of which is equal to aggregate Collections received during such three (3) Settlement Periods with respect to all Transferred Receivables, multiplied by

            (b) the average number of days contained in such three (3) Settlement Periods.

          "Records" shall mean all Contracts and other documents, books, records and other information (including customer lists, credit files, computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any Originator, the Servicer, any Sub-Servicer or the Borrower with respect to the Receivables and the Obligors thereunder and the Borrower Collateral.

          "Regulatory Change" shall mean any change after the Closing Date in any federal, state or foreign law or regulation (including Regulation D of the Federal Reserve Board) or the adoption or making after such date of any interpretation, directive or request under any federal, state or foreign law or regulation (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof that, in each case, is applicable to any Affected Party.

          "Rejected Amount" shall have the meaning assigned to it in Section 4.04 of the Sale Agreement.

          "Related Documents" shall mean each Lockbox Account Agreement, the Sale Agreement, the Funding Agreement, each Receivables Assignment, the Subordinated Notes, the Parent Agreement and all other agreements, instruments, documents and certificates identified in the Schedule of

  Documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with the Sale Agreement, the Funding Agreement or the transactions contemplated thereby. Any reference in the Sale Agreement, the Funding Agreement or any other Related Document to a Related Document shall include all Appendices thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

          "Repayment Notice" shall have the meaning assigned to it in Section 2.03(h) of the Funding Agreement.

          "Reportable Event" shall mean any of the events set forth in Section 4043(c) of ERISA.

          "Requisite Lenders" shall mean (a) Lenders having more than sixty-six and two-thirds percent (66 2/3%) of the Aggregate Commitment, or (b) if the Commitments have been terminated, Lenders having more than sixty-six and two-thirds percent (66 2/3%) aggregate Outstanding Principal Amount.

          "Retiree Welfare Plan" shall mean, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

          "Revolving Note" shall have the meaning assigned to such term in Section 2.01(b) of the Funding Agreement.

          "Revolving Period" shall mean the period from and including the Closing Date through and including the day immediately preceding the Commitment Termination Date.

          "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

          "Sale" shall mean with respect to a sale of receivables under the Sale Agreement, a sale of Receivables by an Originator to the Borrower in accordance with the terms of the Sale Agreement.

          "Sale Agreement" shall mean that certain Receivables Sale Agreement dated as of November 6, 2002, among each Originator, the Parent and the Borrower, as the Buyer thereunder, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

          "Sale Price" shall mean, with respect to any Sale of Sold Receivables, a price calculated by the Borrower and approved from time to time by the Administrative Agent equal to:

            (a)  the Outstanding Balance of such Sold Receivables, minus

            (b)  the expected costs to be incurred by the Borrower in financing the purchase of such Sold Receivables until the Outstanding Balance of such Sold Receivables is paid in full, minus

            (c)  the portion of such Sold Receivables that are reasonably expected by such Originator on the Transfer Date to become Defaulted Receivables by reason of clause (b) of the definition thereof, minus

            (d)  the portion of such Sold Receivables that are reasonably expected by such Originator on the Transfer Date to be reduced by means other than the receipt of Collections thereon or pursuant to clause (c) above, minus

            (e)  amounts expected to be paid to the Servicer with respect to the servicing, administration and collection of such Sold Receivables;

  provided, that such calculations shall be determined based on the historical experience of (y) such Originator, with respect to the calculations required in each of clauses (c) and (d) above, and (z) the Borrower, with respect to the calculations required in clauses (b) and (e) above.

          "Schedule of Documents" shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Sale Agreement, the Funding Agreement and the other Related Documents and the transactions contemplated thereunder, substantially in the form attached as Annex Y to the Funding Agreement and the Sale Agreement.

          "Securities Act" shall mean the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., and any regulations promulgated thereunder.

          "Securities Exchange Act" shall mean the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., and any regulations promulgated thereunder.

          "Servicer" shall mean Superior Telecommunications Inc., a Delaware corporation, in its capacity as the Servicer under the Funding Agreement, or any other Person designated as a Successor Servicer in accordance with the terms of the Funding Agreement.

          "Servicer Termination Notice" shall mean any notice by the Administrative Agent to the Servicer that (a) an Event of Servicer Termination has occurred and (b) the Servicer's appointment under the Funding Agreement has been terminated.

          "Servicing Fee" shall mean, for any day within a Settlement Period, the amount equal to (a) (i) the Servicing Fee Rate divided by (ii) 360, multiplied by (b) the Outstanding Principal Amount on such day.

          "Servicing Fee Rate" shall mean 1.00%.

          "Servicing Officer" shall mean any officer of the Servicer involved in, or responsible for, the administration and servicing of the Transferred Receivables and whose name appears on any Officer's Certificate listing servicing officers furnished to the Administrative Agent by the Servicer, as such certificate may be amended from time to time.

          "Servicing Records" shall mean all Records prepared and maintained by the Servicer with respect to the Transferred Receivables and the Obligors thereunder.

          "Settlement Date" shall mean the tenth Business Day following the end of each Settlement Period.

          "Settlement Period" shall mean (a) solely for purposes of determining the Ratios, (i) with respect to all Settlement Periods other than the final Settlement Period, each calendar month, whether occurring before or after the Closing Date, and (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (b) for all other purposes, (i) with respect to the initial Settlement Period, the period from and including the Closing Date through and including the last day of the calendar month in which the Closing Date occurs, (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (iii) with respect to all other Settlement Periods, each calendar month.

          "Sold Receivable" shall have the meaning assigned to it in Section 2.01(b) of the Sale Agreement.

          "Special Concentration Percentage" shall mean, with respect to any Obligor, that percentage, if any, designated by the Administrative Agent in its sole discretion with respect to such Obligor in Annex Z to the Funding Agreement or otherwise in a written notification to the Borrower (provided that the Administrative Agent retains the discretion to change or eliminate any such Special Concentration Percentage at any time).

          "Specified Reserves" shall mean, at any time, the sum of (a) the excess, if any, of the aggregate Outstanding Balance of Eligible Receivables which are due and payable more than 90 days (but less than 121 days) after the Billing Date therefor, over fifteen percent (15%) of the aggregate

  Outstanding Balance of all Eligible Receivables, plus (b) the excess, if any, of the aggregate Outstanding Balance of Eligible Receivables the Obligor with respect thereto is organized under the laws of Canada or any province thereof, over five percent (5%) of the aggregate Outstanding Balance of all Eligible Receivables, plus (c) the excess, if any, of the aggregate Outstanding Balance of Eligible Receivables which are payable in Canadian dollars, over five percent (5%) of the aggregate Outstanding Balance of all Eligible Receivables, plus (d) the excess, if any, of the aggregate Outstanding Balance of Eligible Receivables the Obligor with respect thereto is organized under the laws of Mexico, over $1,000,000.

          "Stock" shall mean all shares, options, warrants, member interests, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

          "Stockholder" shall mean, with respect to any Person, each holder of Stock of such Person.

          "Subordinated Loan" shall have the meaning given such term in Section 2.01(c) of Sale Agreement.

          "Subordinated Note" shall have the meaning given such term in Section 2.01(c) of Sale Agreement.

          "Sub-Servicer" shall mean any Person with whom the Servicer enters into a Sub-Servicing Agreement.

          "Sub-Servicing Agreement" shall mean any written contract entered into between the Servicer and any Sub-Servicer pursuant to and in accordance with Section 7.01 of the Funding Agreement relating to the servicing, administration or collection of the Transferred Receivables.

          "Subsidiary" shall mean, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.

          "Successor Servicer" shall have the meaning assigned to it in Section 11.02 of the Funding Agreement.

          "Successor Servicing Fees and Expenses" shall mean the fees and expenses payable to the Successor Servicer as agreed to by the Borrower, the Lenders and the Administrative Agent.

          "Superior" shall mean Superior Telecommunications Inc., a Delaware corporation.

          "Termination Date" shall mean the date on which (a) the Outstanding Principal Amount has been permanently reduced to zero, (b) all other Borrower Obligations under the Funding Agreement and the other Related Documents have been indefeasibly repaid in full and completely discharged and (c) the Aggregate Commitment has been irrevocably terminated in accordance with the provisions of Section 2.02(b) of the Funding Agreement.

          "Termination Event" shall have the meaning assigned to it in Section 9.01 of the Funding Agreement.

          "Title IV Plan" shall mean a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA and that any Originator or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

          "Transfer" shall mean any Sale or contribution of Transferred Receivables by any Originator to the Borrower pursuant to the terms of the Sale Agreement.

          "Transfer Date" shall have the meaning assigned to it in Section 2.01(a) of the Sale Agreement.

          "Transferred Receivable" shall mean any Sold Receivable or Contributed Receivable; provided, that any Receivable repurchased by an Originator thereof pursuant to Section 4.04 of the Sale Agreement shall not be deemed to be a Transferred Receivable from and after the date of such repurchase unless such Receivable has subsequently been repurchased by or contributed to the Borrower.

          "UCC" shall mean, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

          "Unapproved Receivable" shall mean any receivable (a) with respect to which the obligor thereunder is not an Obligor on any Transferred Receivable and whose customer relationship with an Originator arises as a result of the acquisition by such Originator of another Person or (b) that was originated in accordance with standards established by another Person acquired by an Originator, in each case, solely with respect to any such acquisitions that have not been approved in writing by the Administrative Agent and then only for the period prior to any such approval.

          "Underfunded Plan" shall mean any Plan that has an Underfunding.

          "Underfunding" shall mean, with respect to any Title IV Plan, the excess, if any, of (a) the present value of all benefits under the Title IV Plan (based on the assumptions used to fund the Title IV Plan pursuant to Section 412 of the IRC) as of the most recent valuation date over (b) the fair market value of the assets of such Title IV Plan as of such valuation date.

          "Unfunded Pension Liability" shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five years following a transaction that might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Originator or any ERISA Affiliate as a result of such transaction.

          "Unused Commitment Fee" shall mean a fee equal to the product of (i) the amount by which the Maximum Facility Amount exceeds the Outstanding Principal Amount (in each case, as of any date of determination) and (ii) 0.50%.

          "Welfare Plan" shall mean a Plan described in Section 3(1) of ERISA.

        SECTION 2.    Other Terms and Rules of Construction.

        (a)  Accounting Terms. Unless otherwise specifically provided therein, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

        (b)  Other Terms. All other undefined terms contained in any of the Related Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of New York to the extent the same are used or defined therein.

        (c)  Rules of Construction. Unless otherwise specified, references in any Related Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Related Document. The words "herein," "hereof" and "hereunder" and other words of similar import used in any Related Document refer to such Related Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Related Document or any such annex, exhibit or schedule. Any reference to or definition of any document, instrument or agreement shall, unless expressly noted otherwise, include the same as amended, restated, supplemented or otherwise modified from time to time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Related Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

        (d)  Rules of Construction for Determination of Ratios. The Ratios as of the last day of the Settlement Period immediately preceding the Closing Date shall be established by the Administrative Agent on or prior to the Closing Date and the underlying calculations for periods immediately preceding the Closing Date to be used in future calculations of the Ratios shall be established by the Administrative Agent on or prior to the Closing Date in accordance with the form of Monthly Report. For purposes of calculating the Ratios, (i) averages shall be computed by rounding to the second decimal place and (ii) the Settlement Period in which the date of determination thereof occurs shall not be included in the computation thereof and the first Settlement Period immediately preceding such date of determination shall be deemed to be the Settlement Period immediately preceding the Settlement Period in which such date of determination occurs.

ANNEX Y

SCHEDULE OF DOCUMENTS

Attached

ANNEX Z

SPECIAL CONCENTRATION PERCENTAGES

OBLIGOR PERCENTAGE

Obligor	Special Concentration Percentage

Graybar Electric Company	8.0%

A. O. Smith	8.0%

Sprint North Supply Inc. Sprint Products Group Inc.	8.0% in the aggregate, so long as Sprint Corporation's long-term unsecured debt is rated at least BBB- by S&P and Baa3 by Moody's

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  Exhibit 10.6
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